AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 3, 1996


                                                       REGISTRATION NO. 333-2906
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------


                             FINE HOST CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                            5812                           06-1156070
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)     Classification Code Number)           Identification No.)

                              -------------------

                            3 GREENWICH OFFICE PARK
                          GREENWICH, CONNECTICUT 06831
                                 (203) 629-4320
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              -------------------

                               RICHARD E. KERLEY
                                   PRESIDENT
                             FINE HOST CORPORATION
                            3 GREENWICH OFFICE PARK
                          GREENWICH, CONNECTICUT 06831
                                 (203) 629-4320
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              -------------------

                                   Copies to:

             STEVEN J. GARTNER, ESQ.                               MARK G. BORDEN, ESQ.
             WILLKIE FARR & GALLAGHER                              BRENT B. SILER, ESQ.
               ONE CITICORP CENTER                                    HALE AND DORR
               153 EAST 53RD STREET                                  60 STATE STREET
             NEW YORK, NEW YORK 10022                          BOSTON, MASSACHUSETTS 02109
                  (212) 821-8000                                      (617) 526-6000

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / _______________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / _______________________


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /



                       CALCULATION OF REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------------
                                                  Proposed Maximum   Proposed Maximum
Title of Each Class of          Amount to be      Offering Price     Aggregate Offering  Amount of
Securities to be Registered    Registered (1)     Per Share(2)       Price(2)            Registration Fee
- ---------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value   4,634,500 Shares   $14.00             64,883,000          $22,374(3)
- ---------------------------------------------------------------------------------------------------------
(1) Includes 604,500 shares issuable upon exercise of the Underwriters' over-allotment option.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.
(3) Fee in the amount of $22,754 was previously paid.
- ---------------------------------------------------------------------------------------------------------


                              -------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             FINE HOST CORPORATION

    Cross-reference sheet furnished pursuant to Item 501(b) of Regulation S-K showing location in the Prospectus of information required by Items of Form S-1.

           FORM S-1 ITEM NUMBER AND CAPTION                  LOCATION IN PROSPECTUS
      -------------------------------------------  -------------------------------------------
  1.  Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus.....  Outside Front Cover Page of Prospectus
  2.  Inside Front and Outside Back Cover Pages
      of Prospectus..............................  Inside Front and Outside Back Cover Pages
                                                    of Prospectus
  3.  Summary Information, Risk Factors and Ratio
      of Earnings to Fixed Charges...............  Prospectus Summary; Risk Factors
  4.  Use of Proceeds............................  Use of Proceeds
  5.  Determination of Offering Price............  Outside Front Cover Page of Prospectus;
                                                    Underwriting
  6.  Dilution...................................  Dilution
  7.  Selling Security Holders...................  Principal and Selling Stockholders; Certain
                                                    Transactions
  8.  Plan of Distribution.......................  Outside Front Cover Page of Prospectus;
                                                    Underwriting
  9.  Description of Securities to be
      Registered.................................  Description of Capital Stock
 10.  Interests of Named Experts and Counsel.....  Legal Matters
 11.  Information with Respect to the              Prospectus Summary; Risk Factors; Dividend
      Registrant.................................   Policy; Capitalization; Selected
                                                    Consolidated Financial Data; Unaudited Pro
                                                    Forma Consolidated Financial Data;
                                                    Management's Discussion and Analysis of
                                                    Financial Condition and Results of
                                                    Operations; Business; Management; Certain
                                                    Transactions; Principal and Selling
                                                    Stockholders; Description of Capital
                                                    Stock; Additional Information; Financial
                                                    Statements
 12.  Disclosure of Commission Position
       on Indemnification for Securities
       Act Liabilities...........................  Not Applicable

                   SUBJECT TO COMPLETION, DATED JUNE 3, 1996


                                4,030,000 SHARES

                                     [LOGO]

                             FINE HOST CORPORATION
                                  COMMON STOCK


    Of the 4,030,000 shares of Common Stock being offered hereby, 2,890,218 shares are being sold by Fine Host Corporation and 1,139,782 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.



    Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $12.00 and $14.00 per share. See "Underwriting" for a discussion of factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "FINE."


    SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                              -------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   Price         Underwriting       Proceeds to     Proceeds to Selling
                                 to Public       Discount (1)       Company (2)         Stockholders
Per Share..................          $                 $                 $                   $
Total (3)..................          $                 $                 $                   $

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting expenses payable by the Company estimated at $1,050,000.


(3) The Company has granted to the Underwriters a 30-day option to purchase up to 604,500 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full,
    the Price to Public will total $          , the Underwriting Discount will
    total $          and the Proceeds to Company will total $          . See
    "Underwriting."


    The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at
the office of Montgomery Securities on or about       , 1996.

                              -------------------
MONTGOMERY SECURITIES          OPPENHEIMER & CO., INC.

                                     , 1996

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                     [LOGO]

                                   [Graphics]

    The Company intends to distribute to its stockholders annual reports containing audited financial statements and quarterly reports containing unaudited interim financial information for the first three quarters of each fiscal year of the Company.

                              -------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by reference to the more detailed information and Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context indicates or requires otherwise, references in this Prospectus to the "Company" or "Fine Host" are to Fine Host Corporation and its subsidiaries. Unless otherwise indicated, all information in this Prospectus (a) assumes that the Underwriters' over-allotment option is not exercised and (b) has been adjusted to give effect to (i) a 7-for-1 stock split effected in the form of a stock dividend prior to the closing of the offering made by this Prospectus (the "Offering"), (ii) the automatic conversion upon the closing of the Offering of all outstanding shares of Series A Convertible Preferred Stock into an aggregate of 939,197 shares of Common Stock (the "Preferred Stock Conversion"), (iii) the exercise immediately prior to the closing of the Offering of warrants to purchase 123,585 shares of Common Stock which will be sold by certain Selling Stockholders in the Offering (the "Warrant Exercise"), (iv) the repurchase by the Company upon the closing of the Offering of warrants to purchase 593,453 shares of Common Stock and (v) the amendment of the Company's Restated Certificate of Incorporation upon the closing of the Offering.

                                  THE COMPANY

    Fine Host Corporation is a leading contract food service management company, providing food and beverage concession and catering services at more than 190 facilities located in 32 states, primarily through multi-year contracts. Fine Host targets four distinct markets within the contract food service industry: the recreation and leisure market (arenas, stadiums, amphitheaters, civic centers and other recreational facilities); the convention center market; the education market (colleges, universities and public and private schools); and the corporate dining market (corporate cafeterias, office complexes and manufacturing plants). The Company is the exclusive provider of food and beverage services at substantially all of the facilities it serves.

    The Company estimates that the United States contract food service industry had annual revenues of approximately $96 billion in 1995, of which approximately $60 billion was in markets in which the Company presently competes. In this industry, the facility owner, rather than the food service provider, is primarily responsible for attracting patrons. As a result, the Company does not incur the expense of marketing to the broader public and is able to focus on operations, client satisfaction, account retention and new account development.

    Fine Host was founded as a start-up Company in 1985 by experienced contract food service industry executives and has grown to a business with net sales of $95.5 million in fiscal 1995. Throughout its history, the Company has focused its efforts exclusively on the contract food service industry, unlike most of its national competitors. The Company achieved early success in the industry by focusing on facilities generating $1 million to $4 million in annual food and beverage sales. The Company believes that these "middle-market" facilities generally provide greater profit margins and require less capital investment than larger facilities. Middle-market facilities serviced by the Company include the Albuquerque Convention Center in Albuquerque, New Mexico; the Bayside Exposition Center in Dorchester, Massachusetts; the Pyramid Arena in Memphis, Tennessee; and Xavier University in New Orleans, Louisiana. This middle-market focus has been supplemented by several contracts at larger facilities such as Joe Robbie Stadium (home of the Miami Dolphins and the Florida Marlins and the site of two Super Bowls) and the Orange County Convention Center in Orlando, Florida (one of the largest convention centers in the world). Servicing these larger facilities gives the Company high visibility in the industry and strengthens its credibility when bidding on new contracts or pursuing acquisitions.

    Fine Host has developed and implemented various operating strategies and systems, including labor and product cost management, quality control programs, facility-design and customized menu design capabilities and extensive on-site marketing support. The Company believes that these operating techniques have led to significant increases in sales at many of the facilities it serves. The Company's operating strategies and systems are implemented by localized management teams that are given the freedom and authority to make operational decisions. The Company emphasizes flexibility and responsiveness in consistently providing high quality and client satisfaction while tightly controlling labor and overhead costs at the local level. As the Company has grown, it has been able to achieve economies of scale and develop a strong corporate image and national reputation.



    The Company has increased its net sales and profits by successfully bidding on new targeted accounts, by renewing existing contracts and by making acquisitions. The Company believes its ability to obtain new contracts is enhanced by the experience of its management team, its geographic diversity and market penetration, its recent expansion into the education and corporate dining markets and its establishment of an international presence. The Company believes that its strong operating performance and focus on client satisfaction have enabled it to retain and renew contracts. Fine Host has retained the food and beverage business at each of the 24 public convention centers at which it has been awarded a contract without the loss of any such contract, and has renewed each of the 12 convention center contracts that have come up for renewal. Since 1993, the Company has completed four acquisitions of companies in the contract food service industry, which have accounted for a significant part of the Company's growth. Fine Host believes there are other opportunities to expand its business through acquisition, particularly in the education and corporate dining markets, as well as in markets where the Company does not primarily operate, such as hospitals, healthcare facilities and correctional facilities. The Company believes that it can integrate acquired companies successfully without a significant increase in general and administrative expenses. See "Risk Factors--Risk of Inability to Operate or Integrate Acquired Businesses; Expenses Associated with Acquisition Strategy" and "Business--Growth Opportunities."


    The Company was incorporated in Delaware in November 1985 and its principal executive offices are located at 3 Greenwich Office Park, Greenwich, Connecticut 06831. Its telephone number is (203) 629-4320.

                                  THE OFFERING


Common Stock offered by the Company...............  2,890,218 shares

Common Stock offered by the Selling
Stockholders......................................  1,139,782 shares

Common Stock to be outstanding after the
Offering..........................................  6,034,018 shares(1)

                                                    To repay outstanding indebtedness, to
                                                    repurchase outstanding warrants, for
                                                    potential acquisitions and for working
                                                    capital and general corporate purposes.
Use of Proceeds...................................  See "Use of Proceeds."

Proposed Nasdaq National Market symbol............  FINE


- ------------


(1) Includes 6,918 shares of Common Stock issuable to certain directors of the Company upon the closing of the Offering (assuming an initial public offering price of $13.00 per share). Does not include 143,444 shares of Common Stock issuable upon the exercise of outstanding stock options, 133,756 shares of Common Stock issuable upon the exercise of outstanding warrants and 276,750 shares of Common Stock subject to stock options to be granted to employees of the Company upon the closing of the Offering. An aggregate of 219,832 additional shares of Common Stock has been reserved for future grants under the Company's stock plans. See "Management--Compensation Pursuant to Plans" and "Description of Capital Stock--Warrants."

                      SUMMARY CONSOLIDATED FINANCIAL DATA


                                                                                                    THREE MONTHS ENDED
                                                FISCAL YEARS (1)                           ------------------------------------
                         ---------------------------------------------------------------                            PRO FORMA
                                                                              PRO FORMA    MARCH 29    MARCH 27,    MARCH 27,
                          1991      1992      1993       1994       1995     1995 (2)(3)     1995        1996      1996 (3)(4)
                         -------   -------   -------   --------   --------   -----------   ---------   ---------   ------------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AND CONTRACT DATA)
STATEMENT OF INCOME
 DATA:
Net sales..............  $35,471   $39,429   $61,212   $ 82,119   $ 95,462    $ 117,718    $ 23,429    $ 24,160      $ 28,201
Gross profit...........    3,176     4,031     5,396      8,286      9,886       11,639       2,134       2,530         2,819
Income from
operations.............      795       949     2,747      4,880      6,260        5,933       1,044       1,194         1,090
Net income.............  $   215   $   340   $ 1,084   $  1,866   $  2,196    $   1,414    $    208    $    259      $     70
Net income (loss) per
 share assuming full
dilution (5)...........  $  0.10   $  0.17   $  0.28   $   0.49   $   0.39    $    0.15    $   0.04    $  (0.22)     $  (0.28)
Average number of
 shares of Common Stock
 outstanding assuming
full dilution..........    2,048     2,048     3,087      3,287      3,330        3,356       3,158       3,510         3,523
Supplemental pro forma
 net income (loss) per
 share assuming full
dilution (6)...........                                                       $    0.39                              $  (0.12)

SELECTED OPERATING
 DATA:
EBITDA (7).............  $ 1,932   $ 2,154   $ 4,631   $  7,563   $ 10,416    $  10,536    $  2,004    $  2,199      $  2,247
Net cash provided by
 (used in) operating
activities.............  $ 1,099   $ 1,676   $ 3,765   $  2,570   $  2,971                 $   (264)   $  1,630
Net cash used in
 investing
activities.............  $(2,371)  $(2,295)  $(7,669)  $ (9,046)  $ (8,124)                $    (10)   $ (6,725)
Net cash provided by
 financing
activities.............  $ 1,852   $   463   $ 2,737   $  7,632   $  4,255                 $    525    $  5,823
Total contracts (at end
 of period) (8)........       21        28        42         81         95          156          81         156           156



                                                                                MARCH 27, 1996
                                                                         ----------------------------
                                                                         ACTUAL       AS ADJUSTED (9)
                                                                         -------      ---------------
BALANCE SHEET DATA:
Working capital (deficit)...........................................     $(6,595)        $ (6,295)
Total assets........................................................      73,757            74,057
Total debt..........................................................      36,599             5,697
Stockholders' equity................................................      10,971            44,635


- ------------

(1) The Company's fiscal year ends on the last Wednesday of December. The 1992 fiscal year was a 53-week period.

(2) Gives effect to the following transactions and events as if they had occurred as of the beginning of the fiscal year ended December 27, 1995: (i) the acquisition of Northwest Food Service, Inc. ("Northwest"), acquired in June 1995, and Sun West Services, Inc. ("Sun West"), acquired in March 1996;
    (ii) the adjustment to reflect interest expense as if borrowings to purchase Northwest and Sun West had taken place at the beginning of the fiscal year; and (iii) the related tax effects of the foregoing.


(3) Subsequent to the acquisition of Northwest, the Company terminated certain of Northwest's unprofitable food service contracts. The Company also eliminated certain redundant operations through closings of offices and termination of excess personnel in connection with the integration of Northwest and is in the process of doing so with respect to Sun West. Pro forma amounts do not give effect to these actions.


(4) Gives effect to the following transactions and events as if they had occurred as of the beginning of the period ended March 27, 1996: (i) the acquisition of Sun West; (ii) the adjustment to reflect interest expense as if borrowings to purchase Sun West had taken place at the beginning of the period; and (iii) the related tax effects of the foregoing.

(5) Net income (loss) per share assuming full dilution is calculated based upon net income less accretion to the redemption value of warrants issued in fiscal 1993. Accretion to redemption value of warrants was $230 ($0.07 per share), $250 ($0.08 per share), $900 ($0.27 per share) and $900 ($0.27 per share) for fiscal 1993, 1994, 1995 and pro forma 1995 and $72 ($0.02 per share), $1,040 ($0.30 per share) and $1,040 ($0.30 per share) for the three months ended March 29, 1995, March 27, 1996 and pro forma March 27, 1996, respectively.


(6) Supplemental pro forma net income (loss) per share assuming full dilution is calculated based upon (i) net income adjusted for the reduction in interest expense resulting from the application of the net proceeds of the Offering to reduce indebtedness of the Company and for the accretion to the redemption value of warrants issued in fiscal 1993 and (ii) the average number of shares of Common Stock outstanding assuming full dilution, as adjusted to reflect the sale by the Company of a number of shares in the Offering resulting in net proceeds sufficient to pay such indebtedness (at an assumed initial public offering price of $13.00 per share). See "Use of Proceeds."



(7) Represents earnings before interest expense, income tax expense and depreciation and amortization ("EBITDA"). EBITDA is not a measurement in accordance with generally accepted accounting principles ("GAAP") and should not be considered an alternative to, or more meaningful than, income from operations, net income or cash flows as defined by GAAP or as a measure of the Company's profitability or liquidity. The Company has included information concerning EBITDA herein because management believes EBITDA provides useful information regarding the cash flow of the Company and its ability to service debt.


(8) Represents total contracts other than contracts for one-time or special events.


(9) Gives effect to the Preferred Stock Conversion, the Warrant Exercise, the sale of 2,890,218 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $13.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

    In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating an investment in the Company and its business before purchasing any shares of Common Stock offered hereby.

SIGNIFICANT VARIABILITY OF QUARTERLY RESULTS

    The Company's revenues and operating results have varied, and are expected to continue to vary, significantly from quarter to quarter as a result of seasonal patterns, the unpredictability in the number, timing and type of new contracts, the timing of contract expirations and special one-time events at facilities served by the Company. The Company's business is seasonal in nature, with many recreation and leisure facilities experiencing slack periods in March, April and May and convention centers generally hosting a lower number of conventions from May through September. Results of operations for any particular quarter may not be indicative of results of operations for future periods. There can be no assurance that future seasonal and quarterly fluctuations will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."


RISK OF INABILITY TO OPERATE OR INTEGRATE ACQUIRED BUSINESSES; EXPENSES ASSOCIATED WITH ACQUISITION STRATEGY


    A significant portion of the Company's growth to date has been achieved through acquisitions. The Company acquired Fanfare, Inc. ("Fanfare") in 1993, Creative Food Management, Inc. ("Creative") in 1994, Northwest Food Service, Inc. ("Northwest") in 1995 and Sun West Services, Inc. ("Sun West") on March 25, 1996. A key component of the Company's strategy is to continue to pursue acquisitions. There can be no assurance, however, that the Company will be able to identify, negotiate and consummate acquisitions or that acquired businesses can be operated profitably or integrated successfully into the Company's operations. In addition, acquisitions by the Company are subject to various risks generally associated with the acquisition of businesses, including the financial impact of expenses associated with the integration of acquired businesses. There can be no assurance that the Company's historic or future acquisitions will not have an adverse impact on the Company's business, financial condition or results of operations. If suitable opportunities arise, the Company anticipates that it would finance future acquisitions through available cash, bank lines of credit or through additional debt or equity financing. There can be no assurance that such debt or equity financing would be available to the Company on acceptable terms when, and if, suitable strategic opportunities arise. If the Company were to consummate one or more significant acquisitions in which part or all of the consideration consisted of equity, stockholders of the Company could suffer a significant dilution of their interests in the Company. In addition, many of the acquisitions the Company is likely to pursue, if accounted for as a purchase, would result in substantial amortization charges to the Company. To the extent the Company expands internationally, the Company will be subject to additional risks of doing business abroad, including fluctuations in currency exchange rates, difficulties in obtaining licenses and sourcing products and labor, and economic and political uncertainties. See "Business--Growth Opportunities."


ADVERSE EFFECTS OF AN INABILITY TO RETAIN EXISTING CONTRACTS AND OBTAIN NEW CONTRACTS


    The Company's success will depend on its ability to retain and renew existing client contracts and to obtain and successfully negotiate new client contracts. Certain of the Company's corporate dining contracts, representing approximately 3.6% of the Company's fiscal 1995 historical net sales, are terminable after a short notice period. Excluding such contracts terminable on short notice, contracts representing approximately 6.3% and 7.2% of the Company's fiscal 1995 historical net sales are scheduled to expire in fiscal 1996 and fiscal 1997, respectively. There can be no assurance that the Company will be able to retain and renew existing client contracts or obtain new contracts or that such contracts will be profitable. The Company's failure to retain and renew existing contracts or obtain new contracts could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Growth Opportunities."


ADVERSE EFFECTS OF AN INABILITY TO MANAGE GROWTH


    Fine Host has experienced rapid growth and expansion, which has resulted in an increase in the level of responsibility for existing management personnel. Future growth and expansion could place a significant strain on its personnel and resources. The Company seeks to manage its current and anticipated growth through the recruitment of additional management personnel and the implementation of internal systems and controls. The failure to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Growth Opportunities."

DEPENDENCE ON CLIENTS; INVESTMENT IN CLIENT CONTRACTS AND ADVANCES TO CLIENTS

    The Company depends on municipalities, corporations, educational institutions and facility owners to attract and retain tenants and users of their facilities and to operate their facilities on a sound financial and business basis. The failure of these parties to attract and retain tenants and users of their facilities could have a material adverse effect on the Company's business, financial condition and results of operations. In connection with certain contracts, the Company is required to make an investment in the client's facilities or make advances to its clients. While these contracts typically require the client to repay any advance and to reimburse the Company for any unamortized invested capital in the event the contract terminates or expires, there can be no assurance that the client will repay such advance or reimburse the Company for any unamortized invested capital. See "Business--Contracts."

DEPENDENCE ON KEY PERSONNEL

    The Company's future success depends to a significant extent on the efforts and abilities of its executive officers. The loss of the services of certain of these individuals could have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that its future success also will depend significantly upon its ability to attract, motivate and retain additional highly skilled managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting, assimilating and retaining the personnel it requires to grow and operate profitably. See "Business-- Employees" and "Management-- Executive Officers and Directors."


CONSTRAINTS AND EXPENSES ASSOCIATED WITH AN UNAVAILABILITY OF LABOR



    From time to time, the Company must hire a large number of qualified, temporary workers to provide food service at a particular event or events. The Company may encounter difficulty in hiring sufficient numbers of qualified, temporary workers to staff these events, which could result in lower sales at these events, constraints to growth and significant expense or otherwise could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Growth Opportunities."



ADVERSE EFFECTS OF COMPETITION


    The Company encounters significant competition in each area of the contract food service market in which it operates. Certain of the Company's competitors compete with the Company on both a national and international basis and have significantly greater financial and other resources than the

Company. Competition may result in price reductions, decreased gross margins and loss of market share. In addition, existing or potential clients may elect to "self operate" their food service, eliminating the opportunity for the Company to compete for the account. There can be no assurance that the Company will be able to compete successfully in the future or that competition will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Business-- Competition."

GOVERNMENT REGULATION

    The Company's business is subject to various governmental regulations incidental to its operations, such as environmental, employment and health and safety regulations. The Company also holds liquor licenses at many facilities at which it provides services, and is subject to the liquor license requirements of the states in which it holds liquor licenses, including "dram-shop" statutes. "Dram-shop" statutes generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. While the Company maintains insurance for such liability, there can be no assurance that such insurance will be adequate to cover any potential liability or that such insurance will continue to be available on commercially acceptable terms. The loss of one or more liquor licenses could have a material adverse effect on the Company's business, financial condition or results of operations. There can be no assurance that additional federal or state regulation would not limit the activities of the Company in the future or significantly increase the cost of regulatory compliance. See "Business--Government Regulation."

RISKS ASSOCIATED WITH GENERAL ECONOMIC CONDITIONS

    Although most of the Company's contracts provide for minimum annual price increases for products and services provided by the Company, the Company could be adversely impacted during inflationary periods if the rate of contractual increases are lower than the inflation rate. In addition, a significant recession could cause users of, and persons attending events held at, facilities at which the Company operates to cancel, reduce or postpone their use of the facilities or cause patrons to reduce their spending on food and beverages while at such facilities.

CONCENTRATION OF STOCK OWNERSHIP


    Following the Offering, the officers and directors of the Company will beneficially own approximately 26% of the outstanding shares of Common Stock (approximately 24% of the outstanding shares of Common Stock if the Underwriters' over-allotment option is exercised in full). See "Principal and Selling Stockholders." Because of such share ownership, these stockholders, acting in concert, may continue to be able to exercise significant influence over the election of members of the Company's Board of Directors and other corporate actions requiring stockholder approval.


SHARES ELIGIBLE FOR FUTURE SALE; POTENTIAL FOR ADVERSE EFFECT ON STOCK PRICE; REGISTRATION RIGHTS


    Sales of a substantial number of shares of Common Stock in the public market or the prospect of such sales could adversely affect prevailing market prices for the Common Stock. Of the 6,034,018 shares of Common Stock to be outstanding after the Offering, the 4,030,000 shares of Common Stock to be sold in the Offering will be freely tradable without restriction. Of the remaining 2,004,018 outstanding shares of Common Stock, at least 1,906,018 shares will be subject to lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of Montgomery Securities. In its sole discretion and at any time without notice, Montgomery Securities may release all or any portion of the shares subject to the lock-up agreements. Of the shares not subject to the lock-up agreements, 98,000 will be available for sale in the public markets immediately after the

Offering. Upon the expiration of the lock-up agreements, an additional 1,635,200 shares of Common Stock will become eligible for sale in the public market, subject to the provisions of Rules 144(k) and 144 under the Securities Act. Promptly after the closing of the Offering, the Company intends to file a registration statement under the Securities Act covering the sale of 619,000 shares of Common Stock reserved for issuance under the Company's existing stock plans. Upon completion of the Offering, there will be outstanding options to purchase a total of 420,194 shares of Common Stock. See "Management--Compensation Pursuant to Plans." The Company has granted certain stockholders registration rights with respect to approximately 1,309,756 shares of Common Stock and has agreed to file a shelf registration statement after the one-year anniversary of the closing of the Offering with respect to 238,000 shares of Common Stock. See "Description of Common Stock--Registration Rights." The sale of such shares could have a material adverse effect on the Company's ability to raise capital in the public markets. See "Shares Eligible for Future Sale."


ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BY-LAW PROVISIONS

    Effective upon the closing of the Offering, the Company will amend its Restated Certificate of Incorporation to provide for a classified Board of Directors and to authorize the issuance of Preferred Stock without stockholder approval and upon such terms as the Board of Directors may determine. These provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or making a proposal to acquire, a majority of the outstanding stock of the Company and could adversely affect the prevailing market price of the Common Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of Preferred Stock that may be issued in the future. The Company has no present plans to issue any shares of Preferred Stock. See "Description of Capital Stock--Preferred Stock."

IMMEDIATE AND SUBSTANTIAL DILUTION TO NEW INVESTORS

    Investors purchasing shares of Common Stock in the Offering will incur substantial and immediate dilution in the pro forma net tangible book value of the Common Stock from the initial public offering price and will incur additional dilution upon the exercise of outstanding stock options. See "Dilution."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to the Offering, there has been no public market for the Common Stock. There can be no assurance that an active trading market for the Common Stock will develop or be sustained following the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiation between the Company and the Representatives of the Underwriters based upon several factors and may not be indicative of future market prices. The price at which the Common Stock will trade will depend upon a number of factors, including, but not limited to, the Company's historical and anticipated operating results and general market and economic conditions, some of which factors are beyond the Company's control. Factors such as quarterly fluctuations in the Company's financial and operating results, announcements by the Company or others and developments affecting the Company, its clients or the industry generally, could also cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market has from time to time experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price of the Common Stock. See "Underwriting."

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 2,890,218 shares of Common Stock offered by it hereby, based upon an assumed initial public offering price of $13.00 per share, are estimated to be approximately $33.9 million (approximately $41.2 million if the Underwriters' over-allotment option is exercised in full). The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.



    The net proceeds of the Offering to be received by the Company (including the net proceeds to be received by the Company upon the Warrant Exercise) will be used to repay indebtedness of the Company of approximately $31.2 million at May 1, 1996, to repurchase outstanding warrants for an aggregate purchase price of approximately $3.0 million (assuming an initial public offering price of $13.00 per share), for potential acquisitions and for working capital and general corporate purposes. If the over-allotment option is exercised, up to $1.6 million of net proceeds may be used to finance the proposed acquisition of a contract food service provider operating primarily at educational facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company has no agreement, understanding or arrangement to acquire or effect any material acquisition. Of the Company's aggregate indebtedness to be repaid, approximately $24.1 million is senior indebtedness bearing interest at the prime rate plus 1.25% to 1.50% per annum, payable to the Company's senior bank lending group and maturing from 1997 to 2002, and $6.5 million consists of subordinated notes with interest at a fixed rate of 12.79% per annum, maturing from 1998 to 2001 and required to be prepaid upon the closing of the Offering.



    Upon the closing of the Offering, holders of warrants to acquire 296,726.5 shares of Common Stock will be obligated to sell such warrants to the Company at a price equal to the difference between the assumed initial public offering price of $13.00 per share and the exercise price for such warrants ($4.93 with respect to 280,003.5 shares and $.01 with respect to 16,723 shares), multiplied by the number of shares of Common Stock issuable upon exercise of such warrants. In addition, the Company will have the right, upon the closing of the Offering, to repurchase warrants to acquire an additional 296,726.5 shares of Common Stock on or before June 30, 1996 for an aggregate repurchase price of $500,000. The Company will repurchase these warrants upon the closing of the Offering.


    Pending application of the proceeds as described above, the Company intends to invest such proceeds in government securities and other short-term interest-bearing securities.

                                DIVIDEND POLICY

    The Company has never paid cash dividends on its Common Stock and presently does not intend to declare any cash dividends on the Common Stock in the foreseeable future. It is the current policy of the Company's Board of Directors to retain earnings to finance the operations and expansion of the Company's business. In addition, certain of the Company's financing agreements restrict the Company's ability to pay dividends to its stockholders and it is anticipated that future financing agreements will have similar restrictions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company as of March 27, 1996 on an actual basis and as adjusted to give effect to the Preferred Stock Conversion, the Warrant Exercise, the sale by the Company of the 2,890,218 shares of Common Stock offered by it hereby at an assumed initial public offering price of $13.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the consolidated financial statements of the Company and notes thereto appearing elsewhere in this Prospectus.



                                                                             MARCH 27, 1996
                                                                      ----------------------------
                                                                         ACTUAL       AS ADJUSTED
                                                                      ------------    ------------
Short-term obligations:
  Current portion of long-term debt................................     $  4,003        $     --
  Current portion of subordinated debt.............................        2,026           2,026
                                                                      ------------    ------------
      Total........................................................     $  6,029        $  2,026
                                                                      ------------    ------------
                                                                      ------------    ------------
Long-term obligations:
  Long-term debt...................................................     $ 20,399        $     --
  Subordinated debt................................................       10,171           3,671
                                                                      ------------    ------------
      Total........................................................       30,570           3,671

Stock warrants.....................................................        2,420              --

Stockholders' equity:
  Preferred Stock, $.01 par value, 1,000,000 shares authorized(1);
    134,171 issued and outstanding actual, none issued and
    outstanding as adjusted........................................            1              --
  Common Stock, $.01 par value, 25,000,000 shares authorized(1);
    2,074,100 issued and outstanding actual and 6,034,018 issued
    and outstanding as adjusted(2).................................           21              60
  Additional paid-in capital.......................................        9,302          42,928
  Retained earnings................................................        1,836           1,836
  Receivables from stockholders for purchase of
    Common Stock...................................................         (189)           (189)
                                                                      ------------    ------------
      Total stockholders' equity...................................       10,971          44,635
                                                                      ------------    ------------
        Total capitalization.......................................     $ 43,961        $ 48,306
                                                                      ------------    ------------
                                                                      ------------    ------------


- ------------

(1) Gives effect to an amendment to the Company's Restated Certificate of Incorporation to be filed upon the closing of the Offering.


(2) Includes 6,918 shares of Common Stock issuable to certain directors of the Company upon the closing of the Offering (assuming an initial public offering price of $13.00 per share). Does not include 143,444 shares of Common Stock issuable upon the exercise of outstanding stock options, 133,756 shares of Common Stock issuable upon the exercise of outstanding warrants and 276,750 shares of Common Stock subject to stock options to be granted to employees of the Company upon the closing of the Offering. An aggregate of 219,832 additional shares of Common Stock has been reserved for future grants under the Company's stock plans. See "Management--Compensation Pursuant to Plans" and "Description of Capital Stock--Warrants."

                                    DILUTION


    The pro forma net tangible book deficit of the Company at March 27, 1996 was $(4,111,000) or approximately $(1.31) per share. Pro forma net tangible book deficit per share represents the amount of total assets, excluding intangibles (excess of cost over fair value of net assets acquired), less total liabilities, divided by the number of shares of Common Stock outstanding as of March 27, 1996, on a pro forma basis after giving effect to the Preferred Stock Conversion and the Warrant Exercise. After giving effect to the receipt of the net proceeds from the sale of the 2,890,218 shares of Common Stock offered by the Company hereby, assuming an initial public offering price of $13.00 per share and after deducting the estimated underwriting discount and offering expenses to be paid by the Company, the pro forma net tangible book value of the Company at March 27, 1996 would have been $27,133,000, or $4.50 per share. This represents an immediate increase in net tangible book value of $5.81 per share of Common Stock to existing stockholders and an immediate dilution of approximately $8.50 per share to new investors purchasing shares in the Offering. The following table illustrates the per share dilution:



Assumed initial public offering price per share............................             $13.00
  Pro forma net tangible book deficit per share before the Offering........   $(1.31)
  Increase per share attributable to new investors.........................     5.81
                                                                              ------
Pro forma net tangible book value per share after the Offering.............               4.50
                                                                                        ------
Dilution per share to new investors........................................             $ 8.50
                                                                                        ------
                                                                                        ------


    The following table sets forth, on a pro forma basis as of March 27, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by the new investors purchasing shares of Common Stock from the Company in the Offering (before deducting estimated underwriting discount and offering expenses):


                                           SHARES PURCHASED         TOTAL CONSIDERATION         AVERAGE
                                         --------------------      ----------------------      PRICE PER
                                          NUMBER      PERCENT        AMOUNT       PERCENT        SHARE
                                         ---------    -------      -----------    -------      ---------
Existing stockholders.................   3,143,800      52.1%      $ 9,824,000      20.7%       $  3.12
New investors.........................   2,890,218      47.9        37,579,230      79.3          13.00
                                         ---------    -------      -----------    -------
  Total...............................   6,034,018     100.0%      $47,403,230     100.0%
                                         ---------    -------      -----------    -------
                                         ---------    -------      -----------    -------


    The foregoing tables assume no exercise of the Underwriters' over-allotment option and exclude shares that were issuable upon exercise of options and warrants outstanding at March 27, 1996, except for shares to be issued upon the Warrant Exercise. As of March 27, 1996, there were options and warrants outstanding to purchase an aggregate of 277,200 shares at a weighted average exercise price of $3.20 per share. See "Management--Compensation Pursuant to Plans" and "Description of Capital Stock--Warrants." To the extent that outstanding options and warrants are exercised in the future, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The following selected consolidated financial data of the Company as of December 28, 1994 and December 27, 1995 and for each of the three years in the period ended December 27, 1995 were derived from the consolidated financial statements of the Company and the notes thereto, included elsewhere in this Prospectus, which have been audited by Deloitte & Touche LLP, independent auditors. The following selected consolidated financial data of the Company as of March 29, 1995 and March 27, 1996 and for each of the three-month periods then ended were derived from the unaudited consolidated financial statements of the Company and the notes thereto, included elsewhere in this Prospectus. The following selected consolidated financial data of the Company should be read in conjunction with the consolidated financial statements of the Company and the notes thereto, the pro forma consolidated financial data and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.




                                                FISCAL YEARS (1)                           THREE MONTHS ENDED
                             ------------------------------------------------------  -------------------------------
                                                                                                           PRO FORMA
                                                                          PRO FORMA                        MARCH 27,
                                                                            1995     MARCH 29,  MARCH 27,    1996
                              1991     1992     1993     1994     1995     (2)(3)      1995       1996      (3)(4)
                             -------  -------  -------  -------  -------  ---------  ---------  ---------  ---------
                                               (IN THOUSANDS, EXCEPT PER SHARE AND CONTRACT DATA)
STATEMENT OF INCOME DATA:
Net sales................... $35,471  $39,429  $61,212  $82,119  $95,462  $117,718    $23,429    $24,160    $28,201
Cost of sales...............  32,295   35,398   55,816   73,833   85,576   106,079     21,295     21,630     25,382
                             -------  -------  -------  -------  -------  ---------  ---------  ---------  ---------
Gross profit................   3,176    4,031    5,396    8,286    9,886    11,639      2,134      2,530      2,819
General and administrative
expenses....................   2,381    3,082    2,649    3,406    3,626     5,706      1,090      1,336      1,729
                             -------  -------  -------  -------  -------  ---------  ---------  ---------  ---------
Income from operations......     795      949    2,747    4,880    6,260     5,933      1,044      1,194      1,090
Interest expense, net.......     442      393      834    1,629    2,479     3,172        696        767        902
                             -------  -------  -------  -------  -------  ---------  ---------  ---------  ---------
Income before tax provision
 and extraordinary item.....     353      556    1,913    3,251    3,781     2,761        348        427        188
Tax provision...............     138      216      829    1,385    1,585     1,347        140        168        118
                             -------  -------  -------  -------  -------  ---------  ---------  ---------  ---------
Income before extraordinary
item........................     215      340    1,084    1,866    2,196     1,414        208        259         70
Extraordinary item..........   --       --         112    --       --        --         --         --         --
                             -------  -------  -------  -------  -------  ---------  ---------  ---------  ---------
Net income..................     215      340      972    1,866    2,196     1,414        208        259         70
Accretion to redemption
 value of warrants..........   --       --        (230)    (250)    (900)     (900)       (72)    (1,040)    (1,040)
                             -------  -------  -------  -------  -------  ---------  ---------  ---------  ---------
Net income available to
 Common Stockholders........ $   215  $   340  $   742  $ 1,616  $ 1,296  $    514    $   136    $  (781)   $  (970)
                             -------  -------  -------  -------  -------  ---------  ---------  ---------  ---------
                             -------  -------  -------  -------  -------  ---------  ---------  ---------  ---------
Net income (loss) per share
assuming full dilution(5)... $  0.10  $  0.17  $  0.24  $  0.49  $  0.39  $   0.15    $  0.04    $ (0.22)   $ (0.28)
                             -------  -------  -------  -------  -------  ---------  ---------  ---------  ---------
                             -------  -------  -------  -------  -------  ---------  ---------  ---------  ---------
Average number of shares of
 Common Stock outstanding
assuming full dilution......   2,048    2,048    3,087    3,287    3,330     3,356      3,158      3,510      3,523
                             -------  -------  -------  -------  -------  ---------  ---------  ---------  ---------
                             -------  -------  -------  -------  -------  ---------  ---------  ---------  ---------
Supplemental pro forma net
 income (loss) per share
assuming full dilution(6)...                                              $   0.39                          $ (0.12)
                                                                          ---------                        ---------
                                                                          ---------                        ---------

                                                FISCAL YEARS (1)                           THREE MONTHS ENDED
                             ------------------------------------------------------  -------------------------------
                                                                                                           PRO FORMA
                                                                          PRO FORMA                        MARCH 27,
                                                                            1995     MARCH 29,  MARCH 27,    1996
                              1991     1992     1993     1994     1995     (2)(3)      1995       1996      (3)(4)
                             -------  -------  -------  -------  -------  ---------  ---------  ---------  ---------
                                               (IN THOUSANDS, EXCEPT PER SHARE AND CONTRACT DATA)
SELECTED OPERATING DATA:
EBITDA(7)................... $ 1,932  $ 2,154  $ 4,631  $ 7,563  $10,416   $10,536    $ 2,004    $ 2,199    $ 2,247
Net cash provided by (used
 in) operating activities... $ 1,099  $ 1,676  $ 3,765  $ 2,570  $ 2,971              $  (264)   $ 1,630
Net cash used in investing
activities.................. $(2,371) $(2,295) $(7,669) $(9,046) $(8,124)             $   (10)   $(6,725)
Net cash provided by
 financing activities....... $ 1,852  $   463  $ 2,737  $ 7,632  $ 4,255              $   525    $ 5,823
Total contracts (at end of
period)(8)..................      21       28       42       81       95       156         81        156        156

BALANCE SHEET DATA (AT END
 OF PERIOD):
Working capital (deficit)... $ 1,772  $   843  $   (33) $(4,056) $(4,499)  $(5,005)   $(3,119)   $(6,595)
Total assets................  17,868   19,938   29,174   53,153   60,581    70,473     52,137     73,757
Total debt..................  10,296   10,759   13,358   25,518   28,931    34,583     26,153     36,599
Stockholders' equity........   2,618    2,726    6,970    8,586   11,382    11,752      8,722     10,971


- ------------
(1) The Company's fiscal year ends on the last Wednesday of December. The 1992 fiscal year was a 53-week period.

(2) The pro forma statement of income data give effect to the following transactions and events as if they had occurred as of the beginning of the fiscal year ended December 27, 1995: (i) the acquisition of Northwest, acquired in June 1995, and Sun West, acquired in March 1996; (ii) the adjustment to reflect interest expense as if borrowings to purchase Northwest and Sun West had taken place at the beginning of the fiscal year; and (iii) the related tax effects of the foregoing. The pro forma balance sheet data give effect to the acquisition of Sun West as if it had occurred on December 27, 1995 and the Preferred Stock Conversion.


(3) Subsequent to the acquisition of Northwest, the Company terminated certain of Northwest's unprofitable food service contracts. The Company also eliminated certain redundant operations through closings of offices and termination of excess personnel in connection with the integration of Northwest and is in the process of doing so with respect to Sun West. Pro forma amounts do not give effect to these actions.


(4) Gives effect to the following transactions and events as if they had occurred as of the beginning of the period ended March 27, 1996: (i) the acquisition of Sun West; (ii) the adjustment to reflect interest expense as if borrowings to purchase Sun West had taken place at the beginning of the period; and (iii) the related tax effects of the foregoing.

(5) Net income (loss) per share assuming full dilution is calculated based upon net income less accretion to the redemption value of warrants issued in fiscal 1993. Accretion to redemption value of warrants was $230 ($0.07 per share), $250 ($0.08 per share), $900 ($0.27 per share) and $900 ($0.27 per share) for fiscal 1993, 1994, 1995 and pro forma 1995 and $72 ($0.02 per share), $1,040 ($0.30 per share) and $1,040 ($0.30 per share) for the three months ended March 29, 1995, March 27, 1996 and pro forma March 27, 1996, respectively.


(6) Supplemental pro forma net income (loss) per share assuming full dilution is calculated based upon (i) net income adjusted for the reduction in interest expense resulting from the application of the net proceeds of the Offering to reduce indebtedness of the Company and for the accretion to the redemption value of warrants issued in fiscal 1993 and (ii) the average number of shares of Common Stock outstanding assuming full dilution, as adjusted to reflect the sale by the Company of a number of shares in the Offering resulting in net proceeds sufficient to pay such indebtedness (at an assumed initial public offering price of $13.00 per share). See "Use of Proceeds."



(7) Represents earnings before interest expense, income tax expense and depreciation and amortization. EBITDA is not a measurement in accordance with GAAP and should not be considered an alternative to, or more meaningful than, income from operations, net income or cash flows as defined by GAAP or as a measure of the Company's profitability or liquidity. The Company has included information concerning EBITDA herein because management believes EBITDA provides useful information regarding the cash flow of the Company and its ability to service debt.


(8) Represents total contracts other than contracts for one-time or special events.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following unaudited pro forma consolidated financial data should be read in conjunction with the consolidated financial statements of the Company and the notes thereto and other financial information set forth herein.


    The pro forma consolidated statement of income for the fiscal year ended December 27, 1995 gives effect to the following transactions and events as if they occurred as of the beginning of the fiscal year: (i) the acquisition of Northwest, acquired in June 1995, and Sun West, acquired in March 1996; (ii) the adjustment to reflect interest expense as if borrowings to purchase Northwest and Sun West had taken place at the beginning of the fiscal year; and (iii) the related tax effects of the foregoing. The pro forma consolidated balance sheet gives effect to the acquisition of Sun West as if it had occurred on December 27, 1995 and to the Preferred Stock Conversion.



    The pro forma consolidated statement of income for the three months ended March 27, 1996 gives effect to the following transactions and events as if they had occurred as of the beginning of the period: (i) the acquisition of Sun West, acquired March 25, 1996; (ii) the adjustment to reflect interest expense as if borrowings to purchase Sun West had taken place at the beginning of the quarter; and (iii) the related tax effects of the foregoing.


    Management believes the assumptions used provide a reasonable basis on which to present the pro forma consolidated financial data. The pro forma financial data are provided for informational purposes only and should not be construed to be indicative of the Company's results of operations or financial position had the transactions and events described above been consummated on the dates assumed and do not project the Company's results of operations or financial position for any future date or period.

                                   PRO FORMA
                        CONSOLIDATED STATEMENT OF INCOME
                      FISCAL YEAR ENDED DECEMBER 27, 1995
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                  PRO FORMA        PRO
                                                        NORTHWEST    SUN WEST    ADJUSTMENTS      FORMA
                                          FINE HOST     (NOTE 1)     (NOTE 1)     (NOTE 2)       (NOTE 3)
                                         -----------    ---------    --------    -----------     --------
Net sales.............................     $95,462       $ 5,213     $ 17,043      $             $117,718
Cost of sales.........................      85,576         4,692       15,481          330(a)     106,079
                                         -----------    ---------    --------    -----------     --------
Gross profit..........................       9,886           521        1,562         (330)        11,639
General and administrative expenses...       3,626           419        1,661                       5,706
                                         -----------    ---------    --------    -----------     --------
Income (loss) from operations.........       6,260           102          (99)        (330)         5,933
Interest expense, net.................       2,479            32          115          546(b)       3,172
                                         -----------    ---------    --------    -----------     --------
Income (loss) before tax provision
(benefit).............................       3,781            70         (214)        (876)         2,761
Tax provision (benefit)...............       1,585            56          (58)        (236)(c)      1,347
                                         -----------    ---------    --------    -----------     --------
Net income (loss).....................       2,196            14         (156)        (640)         1,414
                                         -----------    ---------    --------    -----------     --------
Accretion to redemption value of
warrants (Note 4).....................        (900)           --           --           --           (900)
                                         -----------    ---------    --------    -----------     --------
Net income available to Common
Stockholders..........................     $ 1,296       $    14         (156)        (640)           514
                                         -----------    ---------    --------    -----------     --------
                                         -----------    ---------    --------    -----------     --------
Net income per share assuming full
dilution (Note 5).....................     $  0.39                                               $   0.15
                                         -----------                                             --------
                                         -----------                                             --------
Average number of shares of Common
  Stock outstanding assuming full
  dilution (Note 5)...................       3,330                                                  3,356
                                         -----------                                             --------
                                         -----------                                             --------


         See notes to unaudited pro forma consolidated financial data.

                                   PRO FORMA
                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 27, 1995
                                  (UNAUDITED)
                                 (IN THOUSANDS)


                                                                                  PRO FORMA
                                                                     SUN WEST    ADJUSTMENTS      PRO
                                                        FINE HOST    (NOTE 6)     (NOTE 7)       FORMA
                                                        ---------    --------    -----------    -------
                       ASSETS
Current assets:
 Cash................................................    $   634      $  343       $            $   977
 Accounts receivable.................................      7,548       2,285                      9,833
 Notes receivable....................................        520                                    520
 Inventories.........................................      2,099         229                      2,328
 Prepaid and other current assets....................      1,893         152                      2,045
                                                        ---------    --------    -----------    -------
     Total current assets............................     12,694       3,009                     15,703
Contract rights, net.................................     12,866          22         2,620(a)    15,508
Fixtures and equipment, net..........................     15,829         203                     16,032
Notes receivable.....................................      1,391                                  1,391
Excess of cost over fair value of net assets
acquired, net........................................     13,406                     4,038(a)    17,444
Other assets.........................................      4,395                                  4,395
                                                        ---------    --------    -----------    -------
     Total assets....................................    $60,581      $3,234       $ 6,658      $70,473
                                                        ---------    --------    -----------    -------
                                                        ---------    --------    -----------    -------
                   LIABILITIES AND
                STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses...............    $12,467      $2,259       $   500(a)   $15,226
 Current portion of long-term debt...................      2,981                                  2,981
 Current portion of subordinated debt................      1,745         756                      2,501
                                                        ---------    --------    -----------    -------
     Total current liabilities.......................     17,193       3,015           500       20,708
Deferred income taxes................................      6,421          13         1,098(a)     7,532
Long-term debt.......................................     15,326                     2,880(a)    18,206
Subordinated debt....................................      8,879          28         1,988(a)    10,895
                                                        ---------    --------    -----------    -------
     Total liabilities...............................     47,819       3,056         6,466       57,341

Stock warrants.......................................      1,380                                  1,380

Redeemable Class B Common Stock......................      --            253          (253)(a)    --

Stockholders' equity:
 Convertible Preferred Stock.........................          1                        (1)(b)    --
 Common Stock........................................         20                        10(b)        30
 Additional paid-in capital..........................      8,933          75           (75)(a)    9,294
                                                                                       370(a)
                                                                                        (9)(b)
 Retained earnings...................................      2,617        (150)          150(a)     2,617
 Receivables from stockholders for purchase of Common
Stock................................................       (189)                                  (189)
                                                        ---------    --------    -----------    -------
     Total stockholders' equity......................     11,382         (75)          445       11,752
                                                        ---------    --------    -----------    -------
         Total liabilities and stockholders'
equity...............................................    $60,581      $3,234       $ 6,658      $70,473
                                                        ---------    --------    -----------    -------
                                                        ---------    --------    -----------    -------


         See notes to unaudited pro forma consolidated financial data.

                          NOTES TO UNAUDITED PRO FORMA
                          CONSOLIDATED FINANCIAL DATA
                  FOR THE FISCAL YEAR ENDED DECEMBER 27, 1995

1. NORTHWEST FOOD SERVICES, INC. AND SUN WEST SERVICES, INC.

    Represents the historical results of Northwest from the beginning of the fiscal year through June 28, 1995, the date of its acquisition, and Sun West for the entire fiscal year.

2. ADJUSTMENTS--PRO FORMA CONSOLIDATED STATEMENT OF INCOME

    (a) The amortization of excess of cost over fair value of net assets acquired.

    (b) The increase in interest expense related to the borrowings to finance the acquisitions.

    (c) The income tax impact of the foregoing adjustments.

3. ACTIONS SUBSEQUENT TO THE ACQUISITIONS


    Subsequent to the acquisition of Northwest, the Company terminated certain of Northwest's unprofitable food service contracts. The Company also eliminated certain redundant operations by office closings and termination of excess personnel in connection with the integration of Northwest and is in the process of doing so with respect to Sun West.


4. ACCRETION TO REDEMPTION VALUE OF WARRANTS

    Represents the accretion to carrying value of certain warrants to purchase Common Stock of the Company at an exercise price of $4.93 per share. The holders of these warrants have the right to require the Company to repurchase these warrants for an amount based upon the fair market value of the underlying shares at any time beginning April 1997 and earlier upon the occurrence of certain events, including a qualified public offering. The warrant is accreted to the highest estimated redemption price based on time remaining to April 1997.

5. NET INCOME PER SHARE

    Pro forma net income per share for fiscal 1995 has been computed as if all shares of Common Stock and Common Stock equivalents outstanding at December 27, 1995 and the shares of Common Stock issued as part of the Sun West acquisition were outstanding effective at the beginning of the fiscal year presented. Net income and pro forma net income per share assuming full dilution is calculated based upon net income and pro forma net income less accretion to the redemption value of warrants of $900,000 ($0.27 per share).

6. SUN WEST SERVICES, INC.

    Represents the financial position of Sun West at December 31, 1995.

7. ADJUSTMENTS--PRO FORMA CONSOLIDATED BALANCE SHEET

    (a) Purchase accounting adjustments relating to the acquisition of Sun West and the long-term borrowings of $2.9 million, the issuance of subordinated debt in the amount of $1.9 million to the sellers and the issuance of 25,900 shares of Common Stock to the sellers, all in connection with the acquisition of Sun West.

    Sun West was acquired for a purchase price of approximately $5.2 million, consisting of cash, five-year subordinated notes to the sellers with interest at 7% and 25,900 shares of Common Stock valued at $14.29 each. Costs and fees related to the acquisition were approximately $500,000. Assets and liabilities (as of December 27, 1995) acquired are summarized as follows (in thousands).


Current assets.......................................................   $ 3,009
Contract rights, net.................................................     2,642
Fixtures and equipment, net..........................................       203
Current liabilities..................................................    (3,015)
Deferred income taxes................................................    (1,111)
Subordinated debt....................................................       (28)
                                                                        -------
Net assets acquired..................................................   $ 1,700
                                                                        -------
                                                                        -------



    The purchase price was allocated to the assets acquired and liabilities assumed based on their fair value at the time of acquisition. The excess of the purchase price over the fair value of the assets and liabilities acquired was $4.0 million. Upon consummation of the acquisition, the Redeemable Class B Common Stock of Sun West was cancelled.


    (b) The Preferred Stock Conversion.

                                   PRO FORMA
                        CONSOLIDATED STATEMENT OF INCOME
                       THREE MONTHS ENDED MARCH 27, 1996
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                PRO
                                                                               PRO FORMA       FORMA
                                                                  SUN WEST    ADJUSTMENTS      (NOTE
                                                     FINE HOST    (NOTE 1)     (NOTE 2)         3)
                                                     ---------    --------    -----------     -------
Net sales.........................................    $24,160     $  4,041                    $28,201
Cost of sales.....................................     21,630        3,637       $ 115(a)      25,382
                                                     ---------    --------    -----------     -------
Gross profit......................................      2,530          404        (115)         2,819
General and administrative expenses...............      1,336          393                      1,729
                                                     ---------    --------    -----------     -------
Income from operations............................      1,194           11        (115)         1,090
Interest expense, net.............................        767           17         118(b)         902
                                                     ---------    --------    -----------     -------
Income (loss) before tax provision................        427           (6)       (233)           188
Tax provision.....................................        168           --         (50)(c)        118
                                                     ---------    --------    -----------     -------
Net income (loss).................................        259           (6)       (183)            70
Accretion to redemption value of warrants (Note
4)................................................     (1,040)          --          --         (1,040)
                                                     ---------    --------    -----------     -------
Net loss available to Common Stockholders.........    $  (781)    $     (6)      $(183)       $  (970)
                                                     ---------    --------    -----------     -------
                                                     ---------    --------    -----------     -------
Net loss per share assuming full dilution (Note
5)................................................    $ (0.22)                                $ (0.28)
                                                     ---------                                -------
                                                     ---------                                -------
Average number of shares of Common
  Stock outstanding assuming full
  dilution (Note 5)...............................      3,510                                   3,523
                                                     ---------                                -------
                                                     ---------                                -------


       See notes to unaudited pro forma consolidated statement of income.

                          NOTES TO UNAUDITED PRO FORMA
                        CONSOLIDATED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 27, 1996

1. SUN WEST SERVICES, INC.

    Represents the historical results of Sun West for the three months ended March 25, 1996.

2. ADJUSTMENTS--PRO FORMA CONSOLIDATED STATEMENT OF INCOME

    (a) The amortization of excess of cost over fair value of net assets acquired.

    (b) The increase in interest expense related to the borrowings to finance the acquisition.

    (c) The income tax impact of the foregoing adjustments.

3. ACTIONS SUBSEQUENT TO THE ACQUISITION


    The Company is in the process of eliminating certain redundant operations by office closings and termination of excess personnel in connection with the integration of Sun West.


4. ACCRETION TO REDEMPTION VALUE OF WARRANTS

    Represents the accretion to carrying value of certain warrants to purchase Common Stock of the Company at an exercise price of $4.93 per share. The holders of these warrants have the right to require the Company to repurchase these warrants for an amount based upon the fair market value of the underlying shares at any time beginning April 1997 and earlier upon the occurrence of certain events, including a qualified public offering. The warrant is accreted to the highest estimated redemption price based on time remaining to April 1997.

5. NET LOSS PER SHARE

    Pro forma net loss per share for the three months ended March 27, 1996 has been computed as if all shares of Common Stock and Common Stock equivalents outstanding at March 27, 1996 and the shares of Common Stock issued as part of the Sun West acquisition were outstanding effective at the beginning of the fiscal quarter presented. Net loss and pro forma net loss per share assuming full dilution is calculated based upon net income and pro forma net income less accretion to the redemption value of warrants of $1,040,000 ($0.30 per share).

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The Company was formed in 1985 and has grown to become a leading provider of food and beverage concession and catering services to more than 190 facilities in 32 states. The Company targets four distinct markets within the contract food service industry: the recreation and leisure market ("Recreation and Leisure"), serving arenas, stadiums, amphitheaters, civic centers and other recreational facilities; the convention center market ("Convention Centers"); the educational facilities market ("Education"), which the Company entered in 1994, serving colleges, universities and public and private schools; and the corporate dining market ("Corporate Dining"), which the Company entered in 1994, serving corporate cafeterias, office complexes and manufacturing plants.


    A significant portion of the Company's growth to date has been derived from acquisitions. In 1993, the Company acquired Fanfare, which primarily serves recreation and leisure facilities, for approximately $8.2 million in cash and subordinated notes. In 1994, the Company acquired Creative, which serves the education, corporate dining and recreation and leisure areas, for approximately $7.0 million in subordinated notes and cash. In 1995, the Company acquired Northwest, which serves the education and corporate dining areas, for approximately $2.5 million in subordinated notes and cash. On March 25, 1996, the Company acquired Sun West, which provides food and beverage concession and catering services to more than 60 facilities located primarily in the southwestern United States, including education facilities, as well as jails and other institutions. The purchase price was approximately $5.2 million, consisting of cash, five-year subordinated notes to the sellers and shares of Common Stock. Subsequent to the acquisition of Northwest, the Company terminated certain of Northwest's unprofitable food service contracts. The Company also eliminated certain redundant operations through closings of offices and termination of excess personnel in connection with the integration of Northwest and is in the process of doing so with respect to Sun West.


    The Company generally enters into one of three types of contracts for its food services: profit and loss contracts ("P&Ls"), profit sharing contracts and management fee contracts. Under P&L contracts, all food and beverage sales are recorded in net sales. P&Ls require the Company to bear all the expenses of the operation, including rent paid to the client (usually calculated as a fixed percentage of various categories of sales). While Fine Host often benefits from greater upside potential with a P&L contract, it is responsible for the costs of running the food-service operation and consequently bears greater risk than with a management fee or profit sharing contract. Under profit sharing contracts, the Company receives a percentage of profits earned at the facility plus a fixed fee or percentage of sales as an administrative fee. Under this type of contract, all food and beverage sales generated at a location are recorded in net sales. Management fee contracts provide for a fixed fee. Fine Host is also reimbursed for all of its on-site expenses incurred in providing food and beverage services under management fee contracts. Certain of the Company's management fee contracts provide for an additional incentive fee based on a percentage of sales over a base threshold level. In the case of a management fee contract, the Company records only the fixed and incentive fee, if any, as net sales. Under profit sharing and management fee contracts, Fine Host does not bear responsibility for losses incurred, if any.

    The length of contracts varies depending on the type of facility, type of contract and financial investment. Contracts for Recreation and Leisure facilities typically include the largest capital investment by the Company and generally have a term of three to ten years. Contracts for Convention Centers generally have a term of three to five years. Education contracts generally have a term of one to five years. Corporate Dining contracts, which generally require the smallest capital investment by the Company, typically have a shorter term than those in the Recreation and Leisure, Convention Center and Education areas, and generally contain a provision allowing either party to terminate for convenience after a short notice period, typically ranging from 30 to 90 days. Corporate Dining contracts representing approximately 3.6% of the Company's fiscal 1995 historical net sales are terminable after a short notice period. Excluding such contracts terminable on short notice, contracts representing approximately 6.3% and 7.2% of the Company's fiscal 1995 historical net sales are scheduled to expire in fiscal 1996 and fiscal 1997, respectively.

    Cost of sales for P&L and profit sharing contracts includes wages and benefits for on-site employees, all on-site costs for food and beverages, rent paid to clients, other operating expenses and depreciation and amortization of both contract rights and excess of cost over fair value of net assets acquired. Cost of sales for management fee contracts includes only the amortization of invested capital.


    General and administrative expenses include all costs associated with the region managers, the accounting processing centers and the corporate office in Greenwich, Connecticut. The corporate office includes senior management, sales and marketing and administrative functions such as purchasing, legal, human resources, management information systems and training.

    This Prospectus contains forward-looking statements which involve risks and uncertainties relating to future events. Prospective investors are cautioned that the Company's actual events or results may differ materially from the results discussed in the forward-looking statements. Factors that might cause actual results to differ materially from those indicated by such forward-looking statements include the matters set forth under the caption "Risk Factors."

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, certain financial data as a percentage of the Company's net sales:

                                                          FISCAL YEARS            THREE MONTHS ENDED
                                                     -----------------------    ----------------------
                                                                                MARCH 29,    MARCH 27,
                                                     1993     1994     1995       1995         1996
                                                     -----    -----    -----    ---------    ---------
Net sales.........................................   100.0%   100.0%   100.0%     100.0%       100.0%
Cost of sales.....................................    91.2     89.9     89.6       90.9         89.5
                                                     -----    -----    -----    ---------    ---------
Gross profit......................................     8.8     10.1     10.4        9.1         10.5
General and administrative expenses...............     4.3      4.1      3.8        4.7          5.5
                                                     -----    -----    -----    ---------    ---------
Income from operations............................     4.5      6.0      6.6        4.4          5.0
Interest expense, net.............................     1.4      2.0      2.6        3.0          3.2
                                                     -----    -----    -----    ---------    ---------
Income before tax provision and extraordinary
item..............................................     3.1      4.0      4.0        1.4          1.8
Tax provision.....................................     1.3      1.7      1.7        0.6          0.7
                                                     -----    -----    -----    ---------    ---------
Income before extraordinary item..................     1.8%     2.3%     2.3%       0.8%         1.1%
                                                     -----    -----    -----    ---------    ---------
                                                     -----    -----    -----    ---------    ---------


    The following table sets forth net sales attributable to the Company's principal operating markets, expressed in dollars (in thousands) and as a percentage of total net sales:

                                            FISCAL YEARS                                 THREE MONTHS ENDED
                        -----------------------------------------------------    ----------------------------------
                                                                                    MARCH 29,          MARCH 27,
                             1993               1994               1995               1995               1996
                        ---------------    ---------------    ---------------    ---------------    ---------------
Recreation and
Leisure...............  $37,897    61.9%   $45,773    55.7%   $42,657    44.7%   $ 9,561    40.8%   $ 6,898    28.6%
Convention Centers....   23,315    38.1     30,443    37.1     34,746    36.4      9,629    41.1     11,835    49.0
Education.............                       2,715     3.3      8,902     9.3      1,853     7.9      3,068    12.6
Corporate Dining......                       3,188     3.9      9,157     9.6      2,386    10.2      2,359     9.8
                        -------   -----    -------   -----    -------   -----    -------   -----    -------   -----
 Total................  $61,212   100.0%   $82,119   100.0%   $95,462   100.0%   $23,429   100.0%   $24,160   100.0%
                        -------   -----    -------   -----    -------   -----    -------   -----    -------   -----
                        -------   -----    -------   -----    -------   -----    -------   -----    -------   -----

    The following table sets forth the net sales and gross profit attributable to the Company's principal types of contracts (in thousands):

                                                  FISCAL YEARS                            THREE MONTHS ENDED
                                -------------------------------------------------  --------------------------------
                                                                                      MARCH 29,        MARCH 27,
                                     1993             1994             1995             1995             1996
                                ---------------  ---------------  ---------------  ---------------  ---------------
SUMMARY BY                        NET    GROSS     NET    GROSS     NET    GROSS     NET    GROSS     NET    GROSS
CONTRACT TYPE                    SALES   PROFIT   SALES   PROFIT   SALES   PROFIT   SALES   PROFIT   SALES   PROFIT
- ------------------------------- -------  ------  -------  ------  -------  ------  -------  ------  -------  ------
P&L............................ $18,069  $2,261  $40,197  $4,960  $53,312  $6,784  $12,663  $1,412  $15,562  $1,712
Profit sharing.................  42,284   2,273   39,694   2,023   39,354   2,030    9,981     504    7,854     428
Management fee.................     859     862    2,228   1,303    2,796   1,072      785     218      744     390
                                -------  ------  -------  ------  -------  ------  -------  ------  -------  ------
                                $61,212  $5,396  $82,119  $8,286  $95,462  $9,886  $23,429  $2,134  $24,160  $2,530
                                -------  ------  -------  ------  -------  ------  -------  ------  -------  ------
                                -------  ------  -------  ------  -------  ------  -------  ------  -------  ------


THREE MONTHS ENDED MARCH 27, 1996 COMPARED TO THREE MONTHS ENDED MARCH 29, 1995

    Net Sales The Company's net sales increased 3.1%, from $23.4 million for the three months ended March 29, 1995 to $24.2 million for the three months ended March 27, 1996. Net sales increased in all market areas, except Recreation and Leisure. Recreation and Leisure net sales decreased 27.9%, primarily because one of the Company's clients opted to self-operate its food service. Net sales from Convention Centers increased 22.9% primarily as a result of increased sales from existing contracts and the impact of new contracts signed in 1995. Net sales from Education increased, primarily as a result of the impact of the acquisition of Northwest and new accounts signed in 1995. Net sales from Corporate Dining was unchanged.


    Gross Profit. Gross profit as a percentage of net sales increased to 10.5% for the three months ended March 27, 1996 from 9.1% for the three months ended March 29, 1995. The increase was primarily attributable to the benefit of continued economies of scale from national purchasing programs and effective labor cost controls.



    General and Administrative Expenses. General and administrative expenses increased from $1.1 million (or 4.7% of net sales) for the three months ended March 29, 1995 to $1.3 million (or 5.5% of net sales) for the three months ended March 27, 1996. The increase was attributable primarily to the requirement for additional clerical support for new accounts and acquisitions and the addition of a training department.



    Operating Income. Operating income increased 14.4%, from $1.0 million for the three months ended March 29, 1995 to $1.2 million for the three months ended March 27, 1996, primarily for the reasons mentioned above.


    Interest Expense. Interest expense increased approximately $71,000 for the three months ended March 27, 1996, due primarily to increased debt levels to finance investments in new accounts and acquisitions.

FISCAL 1995 COMPARED TO FISCAL 1994

    Net Sales. The Company's net sales increased 16.2%, from $82.1 million in fiscal 1994 to $95.5 million in fiscal 1995. Net sales increased in fiscal 1995 in all market areas, except Recreation and Leisure. Recreation and Leisure net sales decreased 6.8% in fiscal 1995 as compared to fiscal 1994, primarily from the continued effects of the Major League Baseball lock-out as well as a decline in attendance at Florida Marlins games, partially offset by the effects of new contracts signed in 1994 and 1995. The Company's contract at Joe Robbie Stadium in Miami, Florida, the home of the Miami Dolphins and the Florida Marlins, accounted for $13.0 million of net sales in fiscal 1995, compared to $16.0 million in fiscal 1994. Net sales from Convention Centers increased 14.1% in fiscal 1995 as compared to fiscal 1994 primarily as a result of increased sales from existing contracts and the impact of new contracts signed in 1994 and in 1995. Net sales from Education and Corporate Dining increased in fiscal 1995 as compared to fiscal 1994, primarily as a result of the full year impact of the acquisition of Creative and the impact of the acquisition of Northwest.

    Gross Profit. Gross profit as a percentage of net sales increased to 10.4% in fiscal 1995 from 10.1% in fiscal 1994 primarily attributable to the benefit of continued economies of scale from national purchasing programs, effective labor cost controls and an increase in management fee contracts.


    General and Administrative Expenses. General and administrative expenses increased from $3.4 million (or 4.1% of net sales) in fiscal 1994 to $3.6 million (or 3.8% of net sales) in fiscal 1995. The dollar increase was attributable primarily to the increase in clerical support for new accounts and acquisitions. The percentage decrease resulted from a proportionally greater increase in net sales relative to general and administrative expenses.



    Operating Income. Operating income increased 28.3%, from $4.9 million in fiscal 1994 to $6.3 million in fiscal 1995, primarily for the reasons mentioned above.


    Interest Expense. Interest expense increased approximately $850,000, due primarily to increased debt levels to finance investments in new accounts and acquisitions as well as an increase in the prime rate and the reset of the interest rate on its variable rate subordinated notes from 9.8% to 12.79%.

FISCAL 1994 COMPARED TO FISCAL 1993

    Net Sales. The Company's net sales increased 34.2%, from $61.2 million in fiscal 1993 to $82.1 million in fiscal 1994. Net sales increased in fiscal 1994 in all market areas. Recreation and Leisure net sales increased by 20.8% in fiscal 1994 as compared to fiscal 1993 primarily due to the signing of new contracts in 1994, the full-year effect of the acquisition of Fanfare and the full-year impact of the signing of new contracts in 1993, partially offset by the Major League Baseball lock-out beginning in late summer of 1994. The Company's contract at Joe Robbie Stadium accounted for $16.0 million of net sales in fiscal 1994, compared to $21.0 million in fiscal 1993. The decrease resulted primarily from a decline in attendance at Florida Marlins games. Net sales from Convention Centers increased by 30.6% in fiscal 1994 as compared to fiscal 1993 as a result of new contracts signed in 1993 and 1994, an increase in sales from existing contracts and the full-year impact of the Fanfare acquisition. Net sales from Education and Corporate Dining increased in fiscal 1994, as a result of the Creative acquisition.

    Gross Profit. Gross profit as a percentage of net sales increased to 10.1% in 1994 from 8.8% in 1993 primarily as a result of the improvements in national purchasing programs, labor cost efficiencies and the increase in management fee contracts.


    General and Administrative Expenses. General and administrative expenses increased from $2.6 million (or 4.3% of total net sales) in fiscal 1993 to $3.4 million (or 4.1% of net sales) in fiscal 1994. The dollar increase was attributable primarily to the addition of clerical personnel needed to support the new contracts signed and the acquisitions of Fanfare and Creative in 1993 and 1994, respectively.



    Operating Income. Operating income increased 77.6%, from $2.7 million in fiscal 1993 to $4.9 million in fiscal 1994, due primarily to the reasons mentioned above.


    Interest Expense. Interest expense increased $795,000 in fiscal 1994 from fiscal 1993 due primarily to higher borrowing levels for acquisitions and investments in new accounts.

QUARTERLY RESULTS OF OPERATIONS

    The Company's net sales and operating results vary significantly from quarter to quarter as a result of seasonal patterns, the unpredictability in the number, timing and type of new contracts, the timing of contract expirations and special one-time events at facilities served by the Company. Results of operations for any particular quarter may not be indicative of results of operations for future periods. There can be no assurance that future seasonal and quarterly fluctuations will not have a material adverse effect on the Company's business, financial condition and results of operations.

    The following table sets forth unaudited selected consolidated income statement data for the periods indicated, as well as such data expressed as a percentage of net sales for the same periods. This information has been derived from unaudited consolidated financial statements and, in the opinion of management, includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information.

                                                                 QUARTER ENDED
                            ---------------------------------------------------------------------------------------
                                            1994                                    1995                     1996
                            -------------------------------------   -------------------------------------   -------
                             FIRST    SECOND     THIRD    FOURTH     FIRST    SECOND     THIRD    FOURTH     FIRST
                            -------   -------   -------   -------   -------   -------   -------   -------   -------
                                                                (IN THOUSANDS)
Net sales.................  $13,908   $17,854   $24,061   $26,296   $23,429   $20,090   $26,340   $25,603   $24,160
Cost of sales.............   12,486    16,507    21,686    23,154    21,295    18,422    23,002    22,857    21,630
                            -------   -------   -------   -------   -------   -------   -------   -------   -------
Gross profit..............    1,422     1,347     2,375     3,142     2,134     1,668     3,338     2,746     2,530
General and administrative
expenses..................      890       814     1,031       671     1,090       923       870       743     1,336
                            -------   -------   -------   -------   -------   -------   -------   -------   -------
Income from operations....      532       533     1,344     2,471     1,044       745     2,468     2,003     1,194
Interest expense, net.....      275       338       424       592       696       633       642       508       767
                            -------   -------   -------   -------   -------   -------   -------   -------   -------
Income before tax
provision.................      257       195       920     1,879       348       112     1,826     1,495       427
Tax provision.............       94        70       355       866       140        38       781       626       168
                            -------   -------   -------   -------   -------   -------   -------   -------   -------
Net income................  $   163   $   125   $   565   $ 1,013   $   208   $    74   $ 1,045   $   869   $   259
                            -------   -------   -------   -------   -------   -------   -------   -------   -------
                            -------   -------   -------   -------   -------   -------   -------   -------   -------

                                                        (AS A PERCENTAGE OF NET SALES)
Net sales.................    100.0%    100.0%    100.0%    100.0%    100.0%    100.0%    100.0%    100.0%    100.0%
Cost of sales.............     89.8      92.5      90.1      88.1      90.9      91.7      87.3      89.3      89.5
                            -------   -------   -------   -------   -------   -------   -------   -------   -------
Gross profit..............     10.2       7.5       9.9      11.9       9.1       8.3      12.7      10.7      10.5
General and administrative
expenses..................      6.4       4.5       4.3       2.5       4.6       4.6       3.3       2.9       5.5
                            -------   -------   -------   -------   -------   -------   -------   -------   -------
Income from operations....      3.8       3.0       5.6       9.4       4.5       3.7       9.4       7.8       5.0
Interest expense, net.....      2.0       1.9       1.8       2.2       3.0       3.2       2.5       2.0       3.2
                            -------   -------   -------   -------   -------   -------   -------   -------   -------
Income before tax
provision.................      1.8       1.1       3.8       7.2       1.5       0.5       6.9       5.8       1.8
Tax provision.............      0.7       0.4       1.5       3.3       0.6       0.2       3.0       2.4       0.7
                            -------   -------   -------   -------   -------   -------   -------   -------   -------
Net income................      1.1%      0.7%      2.3%      3.9%      0.9%      0.3%      3.9%      3.4%      1.1%
                            -------   -------   -------   -------   -------   -------   -------   -------   -------
                            -------   -------   -------   -------   -------   -------   -------   -------   -------


LIQUIDITY AND CAPITAL RESOURCES


    The Company has funded its capital requirements from a combination of operating cash flow and debt and equity financing. Net cash provided by operating activities was $3.8 million, $2.6 million and $3.0 million in fiscal 1993, 1994 and 1995, respectively. The increase in net cash provided by operating activities in fiscal 1995 was attributable primarily to the improvement in the Company's net income. Cash flow from operating activities improved from a use of funds of $264,000 for the three months ended March 29, 1995 to a source of funds of $1.6 million for the three months ended March 27, 1996. This resulted from an increase in trade payables and an improvement in operating profits. EBITDA was $4.6 million, $7.6 million and $10.4 million in fiscal 1993, 1994 and 1995, and $2.0 and $2.2 for the three months ended March 29, 1995 and March 27, 1996, respectively. EBITDA represents earnings before interest expense, income tax expense and depreciation and amortization. EBITDA is not a measurement in accordance with GAAP and should not be considered an alternative to, or more meaningful than, income from operations, net income or cash flows as defined by GAAP or as a measure of the Company's profitability or liquidity. The Company has included information concerning EBITDA herein because management believes EBITDA provides useful information regarding the cash flow of the Company and its ability to service debt. EBITDA information should be read in conjunction with the Consolidated Statements of Cash Flows of the Company included in the consolidated financial statements of the Company elsewhere in this Prospectus.

    Cash flows used in investing activities was $7.7 million, $9.0 million and $8.1 million in fiscal 1993, 1994 and 1995, respectively. In 1993, $6.7 million was used in connection with the Fanfare acquisition and in 1995, $3.5 million was used to acquire Northwest. In fiscal 1993, 1994 and 1995, $1.0 million, $6.3 million and $3.3 million, respectively, was used for additions to fixtures and equipment. In 1994, the Company made advances aggregating $2.3 million to two clients in accordance with their food service contracts.



    Cash flows used in investing activities was $10,000 and $6.8 million for the three months ended March 29, 1995 and March 27, 1996, respectively. In fiscal 1996, $3.2 million was used in connection with the Sun West acquisition and $1.1 million was used for additions to fixtures and equipment.


    In April 1993, the Company entered into a subordinated loan agreement, as amended (the "Subordinated Loan Agreement"), pursuant to which the Company sold $8.5 million of its variable rate subordinated notes, together with warrants to purchase a maximum of 867,230 shares of a new class of non-voting common stock. The proceeds of the issuance of the subordinated notes were used to repay existing indebtedness. The notes are due April 30, 2001, with mandatory principal payments of $2.1 million due on April 30 of each year commencing in 1998 and ending in 2001. As part of a senior debt refinancing in April 1995, a $2.0 million prepayment was made in order of maturity and, therefore, the April 30, 1998 mandatory payment has been reduced to $125,000. On April 21, 1995 in accordance with the terms of the Subordinated Loan Agreement, the rate of interest was reset at 12.79% from 9.875% for the remainder of the term of the notes.

    In April 1993, the Company consummated the sale of (i) 86,942 shares of Series A Convertible Preferred Stock to an investor and (ii) 15,650 shares of Series A Convertible Preferred Stock to one of its directors (as nominee of a partnership of which he is general partner), all at a price of $34.50 per share. The net consideration received by the Company with respect to these sales was $3,493,901, of which $2,953,976 was received in cash from the investor and the balance, $539,925, was a reduction of a note payable owed by the Company to such partnership. Upon the closing of the Offering, these shares will be converted automatically into an aggregate of 718,144 shares of Common Stock.

    In conjunction with the refinancing of its senior bank indebtedness on April 24, 1995, the Company sold 31,579 shares of Series A Convertible Preferred Stock to Interlaken Investment Partners, L.P. at a price of $47.50 per share, and used the proceeds thereof to reduce the amount of the Notes outstanding under the Subordinated Loan Agreement. Upon the closing of the Offering, these shares will be converted automatically into an aggregate of 221,053 shares of Common Stock.

    The Company's bank agreement was amended on April 24, 1995 as part of a refinancing ("Amended Bank Agreement") and provides for (i) a term loan in the amount of $10.5 million (the "Term Loan"), (ii) a working capital revolving credit line (the "Working Capital Line") for general obligations of the Company expiring on March 31, 1997, in the maximum amount of $6.0 million, (iii) a line of credit to provide for future expansion by the Company (the "Guidance Line") in the maximum amount of $11.5 million, and (iv) requirements that the bank issue up to $2.0 million in letters of credit ("Letters of Credit") on the Company's behalf. The maximum borrowing under the Amended Bank Agreement was $30.0 million as of December 27, 1995.

    The Company's obligations under the Amended Bank Agreement are collateralized both by a pledge of shares of Common Stock and Preferred Stock owned by certain current and former officers and directors of the Company and an affiliate, and the common stock of the Company's subsidiaries. The loan is also collateralized by certain fixtures and equipment, notes receivable and other assets, as well as the receipt, if any, of certain funds paid to the Company with respect to the termination of client contracts prior to their expiration.

    In March 1996, the Amended Bank Agreement was further amended to increase maximum borrowings thereunder to $32.5 million by increasing the Working Capital Line to $9.4 million and the

Guidance Line to $13.0 million and by resetting the Term Loan to $8.6 million and the Letter of Credit facility to $1.5 million.


    As of May 1, 1996, the Company has approximately $3.5 million of unused committed credit availability under the Amended Bank Agreement. In connection with the Offering, the Company expects to revise its credit facility to increase its maximum borrowing available upon the closing of the Offering to $75.0 million.



    Fine Host is often required to provide a capital commitment in its bid to win a new facility contract. This commitment most often takes the form of an investment in food service equipment and leasehold facilities, which upgrades the facility itself and can increase the returns to both Fine Host and the facility owner by generating increased sales. Occasionally, the Company makes loans or advances to the client, the proceeds of which are generally used to improve an existing facility or to complete a new facility. These loans are sometimes collateralized by other assets in the facility. When the Company makes an investment, loan or advance to a facility under either a profit sharing or management fee contract, the amount of the commitment, together, in certain cases, with interest, is repaid to the Company out of the revenues generated by the food service operation in accordance with an amortization schedule set forth in the contract. The Company's capital expenditures and other costs associated with obtaining and retaining contracts totaled $3.0 million, $8.8 million and $6.8 million in fiscal 1993, 1994 and 1995, and was $434,000 and $3.5 million for the three months ended March 29, 1995 and March 27, 1996, respectively. The Company expects these costs to be approximately $11.5 million in fiscal 1996 and approximately $11.0 million in fiscal 1997. The Company expects to fund these costs for fiscal 1996 and fiscal 1997 with its operating cash flow and debt facilities. The Company believes that the proceeds of the Offering, internally generated funds and amounts available under anticipated lines of credit will be sufficient to satisfy the Company's capital requirements for at least the next 12 months.


    At December 27, 1995, the Company's current liabilities exceeded its current assets, resulting in a working capital deficit of $4.5 million. The Company believes that negative working capital is typical of operators in the food service business. The Working Capital Line provides funds for liquidity, seasonal borrowing needs and other general corporate purposes.




    On April 17, 1996, the Company entered into a non-binding letter of intent to purchase all of the issued and outstanding stock of a contract food service provider operating primarily at Education facilities. The estimated purchase price is $3.4 million, comprised of $1.6 million payable in cash, $1.4 million payable pursuant to the terms of a promissory note, payable in quarterly installments over four years and bearing interest at 8 1/4% per annum, and $400,000 payable pursuant to a two-year consulting agreement.


NEW ACCOUNTING PRONOUNCEMENTS

    In March 1995, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. SFAS No. 121 establishes accounting standards for recognizing the impairment of long-lived assets, certain identifiable intangibles and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 is effective for financial statements for fiscal years beginning after December 15, 1995. The adoption of SFAS No. 121 is not expected to materially affect the financial position or results of operations of the Company.

    In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 encourages all entities to adopt a fair value based method of accounting for stock-based compensation plans in which compensation cost is measured at the date the award is granted based on the value of the award and is recognized over the employee service period. However, SFAS No. 123 allows an entity to continue to use the intrinsic value based method prescribed by Accounting Principles Board Opinion ("APB") No. 25, with pro forma disclosures of net income and earnings per share as if the fair value based method has been applied. SFAS No. 123 is effective for financial statements for fiscal years beginning after December 15, 1995. The Company currently plans to continue to apply the method prescribed by APB No. 25.

INFLATION

    The Company believes that inflation has not had a material effect on its results of operations.

SEASONALITY

    The Company's business is seasonal in nature. Many Recreation and Leisure facilities experience slack periods in March, April and May due to fewer sporting events in these months, and Convention Centers generally host fewer conventions from May through September. Among other things, the Company adjusts its labor scheduling and staffing to compensate for these fluctuations.

                                    BUSINESS

GENERAL

    Fine Host Corporation is a leading contract food service management company, providing food and beverage concession and catering services at more than 190 facilities located in 32 states, primarily through multi-year contracts. Fine Host targets four distinct markets within the contract food service industry: the recreation and leisure market (arenas, stadiums, amphitheaters, civic centers and other recreational facilities); the convention center market; the education market (colleges, universities and public and private schools); and the corporate dining market (corporate cafeterias, office complexes and manufacturing plants). The Company is the exclusive provider of food and beverage services at substantially all of the facilities it serves.

INDUSTRY OVERVIEW

    The Company estimates that the United States contract food service industry had annual revenues of approximately $96 billion in 1995, of which approximately $60 billion was in markets in which the Company presently competes. The remaining $36 billion consisted of sales primarily to hospitals and health care facilities, correctional facilities, military facilities, child-care facilities and transportation facilities such as airports, train stations and bus depots. In the contract food service industry, the facility owner, rather than the food service provider, is primarily responsible for attracting patrons. All of the markets in which the Company operates are highly fragmented. The contract food service industry has been experiencing consolidation in recent years.

BUSINESS STRATEGY

    The Company's objective is to become the leading contract food service management company serving middle-market locations. The Company's business strategy is comprised of the following key elements:

    Exclusive Focus on Contract Food Service. Unlike most of its national competitors, the Company focuses exclusively on the contract food service industry. Management believes that its focus has allowed it to develop superior operating techniques, hire and retain high quality unit, regional and senior managers and maintain a greater awareness of and responsiveness to changing market conditions.

    Middle-Market Focus. The Company focuses on obtaining new contracts principally at facilities generating $1 million to $4 million in annual food and beverage sales. The Company believes that these "middle-market" facilities generally provide greater profit margins and require less capital investment than larger facilities. On a selective basis, the Company will attempt to obtain additional larger accounts which give the Company high visibility in the industry and strengthen its credibility when bidding on new contracts or pursuing acquisitions.

    Superior Operating Techniques. Fine Host has developed and implemented various operating strategies and systems including (i) labor cost management techniques that include forecasting labor costs on an event-by-event basis and moving full-time employees between nearby facilities in response to changes in demand, (ii) product cost management programs to reduce costs by establishing national agreements with food manufacturers, distributors and equipment manufacturers, (iii) quality control programs to ensure client satisfaction,
(iv) a facility design capability that maximizes point-of-sale contacts and uses portable sales locations to increase sales, (v) customized menu design that entails working closely with facility management to determine food and beverage selection and pricing that meets client needs and (vi) extensive on-site marketing and support, including an on-site salesperson at certain locations to oversee food and beverage functions and to help sell unutilized space. The Company believes that its operating techniques have led to significant increases in sales and profits at many of the facilities it serves.

    Empowered Local Management. Fine Host's decentralized management approach assigns operating responsibility to the Company's general manager at each facility. The Company's general managers and region managers, each of whom is compensated in significant part through a bonus program tied closely to the financial performance of the facilities, are given the freedom and authority to make operational decisions. At convention centers and certain recreation and leisure facilities, the Company typically employs an on-site salesperson who is available to the convention or event manager to oversee the operation of food and beverage functions and to help sell unutilized space.

    Responsiveness to Clients. Consistent with the Company's client-oriented approach, the Company is flexible in structuring the key terms of contracts in order to satisfy client objectives. Senior management seeks to establish and maintain close working relationships with clients, which the Company believes enhance its ability to renew contracts. Monthly visits by region managers serve to enhance the client relationship.

    Account Diversity. The Company provides food service management at more than 190 facilities, including recreation and leisure facilities, convention centers, educational facilities and corporate dining facilities of varying sizes. These facilities are located domestically in 32 states and internationally in Bangkok, Thailand. The Company believes this diversity, in terms of both type of facility and geographic region, enhances the Company's ability to withstand localized economic pressures and downturns associated with a particular market.

    Cost Controls and Economies of Scale. The Company focuses on controlling labor and overhead costs and capitalizing on economies of scale. As the number of facilities served by the Company has increased, the Company has reduced labor costs by transferring employees between nearby facilities during off-peak periods. The Company centralizes various functions, including legal, finance, contract administration, human resources, training, regulatory compliance, marketing, purchasing and accounting services, in order to control overhead costs. The Company's size has allowed it to procure national purchasing and distribution arrangements with vendors that include national pricing available to all Fine Host locations.

GROWTH OPPORTUNITIES

    The Company believes that substantial opportunities for continued growth exist through the addition of new contracts, the renewal of existing contracts and acquisitions.

    Obtaining New Contracts. The Company believes that the expertise and experience of its management team enable it to identify new contract opportunities and negotiate and implement facility contracts in a disciplined manner. The Company believes that its ability to obtain new contracts is enhanced by the following factors:

        . Industry Growth. The Company believes that opportunities to obtain new contracts will come from both the growing number of newly constructed and expanded facilities, especially stadiums, arenas, amphitheaters and convention centers, and the large number of existing facilities in each of the Company's principal operating markets which are expected to put their food service contracts out for bid in the near term.

        . Increased Market Penetration. The Company's presence at a significant facility within a city or region often results in additional business from other facilities in the area because (i) other facilities may select the Company based on the reputation the Company has gained in the area and (ii) other accounts which were not economically viable for the Company to manage on a stand-alone basis may now be managed by the Company's local management team. By leveraging its established market presence, the Company is able to bid more competitively for local business.

        . Expanded Presence in Education and Corporate Dining. The Company's recent entry through acquisition into the education and corporate dining markets provides the Company with operating experience which the Company believes will facilitate further penetration into these highly fragmented markets.

        . International Expansion. In 1994, the Company established a joint venture with a Thai facilities management company to jointly market their services throughout Asia, and obtained the food service contract for the Queen Sirikit National Convention Center in Bangkok, Thailand. The Company believes that the rapid growth of the Asian economy, including the increased construction of recreation and leisure facilities and convention centers, provides the Company with further opportunities for expansion on an international basis due to the lack of both food service technology and sophistication within the Asian contract food service industry.

    Renewal of Contracts. The Company believes that its strong operating performance and focus on client satisfaction have enabled it to achieve a favorable contract renewal rate. Fine Host's sales and marketing staff maintains on-going relationships with facility owners and typically seeks renewal of existing contracts months in advance of the scheduled termination date. The Company's senior management handles principal aspects of contract negotiations, enabling the Company to be responsive in negotiations. Fine Host has retained the food and beverage business at each of the 24 public convention centers at which it has been awarded a contract without the loss of any such contract, and has renewed each of the 12 convention center contracts that have come up for renewal. The Company believes that its ability to renew convention center contracts is particularly significant because public authorities choosing the food service provider put great emphasis on the level of quality and service offered. These aspects are viewed as critical factors in the decision-making process of convention organizers and meeting planners when making site selections.


    Acquisitions. The Company believes there are significant opportunities to expand its business through the acquisition of companies in the contract food service industry, particularly in the education and corporate dining markets, as well as in markets where the Company does not primarily operate, such as hospitals and healthcare facilities and correctional facilities. Senior management of the Company has been primarily responsible for identifying, pursuing and negotiating potential acquisition opportunities and integrating acquired operations. The Company believes that it can integrate such companies into the Company's management structure and diversified operations successfully without a significant increase in general and administrative expense. There can be no assurance, however, that the Company's acquisition strategy can be implemented successfully. See "Risk Factors--Risk of Inability to Operate or Integrate Acquired Businesses; Expenses Associated with Acquisition Strategy."


SERVICES AND OPERATIONS

    The Company provides a wide array of food services, ranging from concession food and beverages, such as hot dogs, sandwiches, soda and beer, to sophisticated catering and fine dining in a formal setting. At its convention center locations, the Company routinely serves banquets attended by thousands of persons.

    The Company is the exclusive provider of food and beverages at substantially all of the facilities it serves and is responsible for hiring, training and supervising food service personnel and ordering, receiving, preparing and serving all items of food and beverage sold. At facilities serviced by the Company, the client attracts patrons on an event-specific basis at recreation and leisure facilities and convention centers and on a continuing basis at education and corporate dining facilities. As a result, the Company does not incur the expense of marketing to the broader public, and is able to focus on operations, client satisfaction, account retention and new account development.

    Fine Host has developed and implemented various operating strategies and systems to quickly and efficiently provide food and beverages to a large number of people in a short period of time and in a cost-effective manner, including:

    Labor Cost Management. The Company focuses on tight management of on-site costs, particularly with respect to labor. The Company requires its general managers to forecast labor requirements on an event-by-event basis and has the ability to tailor labor costs to specific events and venues. For example, managers reduce labor during individual events when operationally desirable, such as after half time of a football game. In addition, as the number of locations managed by the Company has grown, the Company has been able to achieve labor savings by moving full-time employees between nearby facilities during off-peak periods at one or more of the facilities.

    Product Cost Management. The Company focuses on reducing total product costs, including distribution costs and raw product costs. The Company has implemented a program to control its distribution costs of grocery products pursuant to national distribution contracts, while at the same time it has negotiated agreements with the manufacturers of many of the principal products needed at its facility locations. As the Company has grown, it has been able to achieve economies of scale, including national pricing from manufacturers, food distributors and food equipment manufacturers. The Company also manages its product costs by carefully monitoring the size of food and beverage portions against predetermined standards.

    Quality Control. The Company has instituted a quality control program to ensure client satisfaction and monitor quality levels at each of its locations. The Company requires its region managers to visit each of the locations for which he or she is responsible at least once monthly. The region manager is required to submit to senior management a written summary of each visit, including a report on the level of quality and service being maintained at each location, as well as the client's view of Fine Host's performance. In addition, the Company surveys meeting planners, convention organizers, fans and students using its food and beverage services, enabling the Company to track levels of satisfaction and to respond rapidly as problems arise.

    Facility Design Capability. The Company has expertise in designing appealing and efficient food service facilities, including food courts, kitchens and permanent and portable concession stands. The Company believes that its design of concession stands and use of systems and equipment such as portable concession stands have enabled it to increase sales and improve client satisfaction at many facilities.

    Customized Menu Design. Fine Host works closely with each facility's management to customize concession and catering menus and prices and to create catering brochures that meet the needs of prospective users of the facility and accommodate the tastes of the region in which the facility is located. Menus and prices are further refined and upgraded during meetings between Fine Host on-site management and facility patrons in accordance with the patron's individual desires.

    On-Site Marketing and Support. At convention centers and certain recreation and leisure facilities, the Company's on-site salesperson is available to the convention or event manager to oversee the operation of food and beverage functions. This commissioned salesperson also assists the convention center in selling unutilized space for events requiring food service, such as meetings, luncheons and weddings. This cooperative effort can result in incremental income for both Fine Host and its client.

    Training and Recruiting. The Company has established a training program for its facility general managers and their staffs to establish a consistent level of quality at its facilities. The Company's training programs enable it to train a large number of temporary employees in a short period of time. The Company has developed and implemented numerous training programs, including an alcohol awareness program which requires that all servers of alcohol products receive special training, as well as a "train the trainer" program, which develops a management employee at each location capable of conducting the Company's on-site training programs.

    Accounting Systems and Controls. The Company's management information system is based on open hardware platforms that allow the Company to choose from a wide variety of software, system utilities and development tools. The Company's time management, inventory management (such as beverage yield analysis and food cost analysis) and retail point-of-sale control systems provide data for posting directly to the Company's general ledger and to other accounting subsystems. The automated general ledger system provides management reports on a timely basis which compare current and prior operating results and measure actual performance against predetermined operating budgets. The results are reported to and reviewed by regional and corporate management. Such reporting includes weekly and monthly forecasts of revenues and expenses and detailed performance reports.

CLIENTS

    The Company provides contract food services principally to recreation and leisure facilities, convention centers, education facilities and corporate dining accounts. As of May 1, 1996, the Company provided contract food service management at 197 locations, including 75 recreation and leisure facilities, 24 convention centers, 53 education facilities and 22 corporate dining locations, as well as 23 other types of facilities.

    Recreation and Leisure Facilities. The Company offers food and beverage concession and catering services to arenas, stadiums, amphitheaters, civic centers and other recreational facilities. These facilities typically select a food service provider on the basis of its ability to generate increased volume from concession sales while maintaining high quality and attendee satisfaction. The Company employs its facility design capability and other operating techniques to serve its recreation and leisure venues and to increase total sales and profitability. The Company believes that, as a result of the growing popularity of minor league sports, significant opportunities exist at stadiums and arenas at which minor league baseball and hockey teams play. As of May 1, 1996, the Company provided services to facilities hosting eight minor league baseball teams and seven minor league hockey teams. The Company further believes that more major college athletic programs will seek to outsource food and beverage concession operations at on-campus stadiums and arenas. Recreation and leisure facilities served by the Company presently include Joe Robbie Stadium in Miami, Florida (home of the Miami Dolphins and Florida Marlins), Sun Devil Stadium in Tempe, Arizona (home of the Arizona Cardinals) and the Great Woods Center for the Performing Arts in Mansfield, Massachusetts. The Company also provides concession services to recreation and leisure facilities at colleges and universities including Arizona State University, Northwestern University and the University of Minnesota.

    Convention Centers. Food service offered in convention centers consists primarily of large scale catering and banquet functions held in the facility's ballroom and banquet halls, catering and concession services to functions held in meeting rooms, and concession services offered to convention and trade show attendees. The Company's convention center operations focus on providing consistent high quality and client satisfaction in all food service areas, particularly with respect to catering and banquet services. The Company believes that its ability to renew convention center contracts is particularly significant because public authorities choosing the food service provider put great emphasis on the level of quality and service offered. These aspects are viewed as critical factors in the decision-making process of convention organizers and meeting planners when making site selections. The Company also encourages convention organizers to choose other convention centers serviced by Fine Host for subsequent events. The Company believes it is well positioned to gain incremental sales at existing convention centers which are expanding their banquet and ballroom capacities, and to obtain additional contracts at newly constructed convention centers. Major convention center clients include the Albuquerque Convention Center in Albuquerque, New Mexico; the Austin Convention Center in Austin, Texas; the Bayside Exposition Center in Dorchester, Massachusetts; the Orange County Convention Center in Orlando, Florida; the Oregon Convention Center in Portland, Oregon; and the Wisconsin Center in Milwaukee, Wisconsin.

    Education. The Company provides food and beverage concession and catering services to college, university and secondary and public school dining halls, student cafeterias, food courts, snack bars and clubs. College student dining habits have changed dramatically in recent years, with students tending to eat smaller meals throughout the day and evening, often paying with debit cards in lieu of cash or traditional board plans. In response to these changes, the Company now offers increased quality and choices among food and beverage items at educational facilities, including recognized brand name foods served in education facilities by the Company's employees. The Company has contractual arrangements with Subway Corporation, Pizza Hut, Inc. and Taco Bell Corp. to offer their products at various dining locations at educational institutions. The Company presently provides dining services to students at colleges and universities including Morris Brown College in Atlanta, Georgia; Mt. Hood Community College in Gresham, Oregon; Wayne State University in Detroit, Michigan; and Xavier University in New Orleans, Louisiana.

    Corporate Dining. Fine Host provides food and beverage services to corporate dining rooms and cafeterias, office complexes and manufacturing plants. Corporate dining facilities are increasingly offering upscale, quality food and beverage items and are often subsidized by employers seeking to shorten employee meal breaks and increase productivity. The Company seeks to capitalize on this trend by providing high quality food and beverage service at its corporate client dining locations. The Company serves a diversified mix of large corporate clients, focusing on more upscale office dining. Clients include facilities of Chrysler Corporation, General Motors Corporation, Ore-Ida Foods, Inc. and Whirlpool Corporation.

    The following table represents the Company's clients by market and location, indicating in parentheses those clients for whom Fine Host serves multiple facilities:

                             RECREATION AND LEISURE
Allen County War Memorial Complex                          Montage Mountain (Moosic, PA)
 (Fort Wayne, IN)(3)
                                                           Montlure Camping Council (Greer, AZ)
Arizona State University Athletic Facilities
 (Tempe, AZ)(6)                                            Northwestern University Athletic Facilities
                                                            (Evanston, IL)(3)
Baltimore Memorial Stadium (Baltimore, MD)
                                                           Onondaga County--War Memorial, Mulroy Civic Center
Battle Creek Complex (Battle Creek, MI)(3)
                                                            (Syracuse, NY)(2)
Bell County Expo Center (Belton, TX)
                                                           Oregon Coast Aquarium (Newport, OR)
Boy Scouts of America (Cimmeron, NM )
                                                           Orpheum Theater (Boston, MA)
B.S.A. Camp Lawton (Mt. Lemmon, AZ)
                                                           Palace Theater (Louisville, KY)
Camp Elliott Barker (Eagle Nest, NM)
                                                           Palmer Auditorium (Austin, TX)(2)
Camp Of The Tall Pines (Cloudcroft, NM)
                                                           Plainfield Greyhound Park (Plainfield, CT)
Camp Shaver (Jemez Springs, NM)
                                                           Port of Seattle (Seattle, WA)
Charleston Civic Center Complex
 (Charleston, WV)(3)                                       Portland Center for the Performing Arts (Portland, OR)

Cimmarroncita Ranch Camp for Girls (Ute Park, NM)          Portland Civic Stadium & Expo Center

City of Palms Park (Fort Myers, FL)                         (Portland, OR)(2)

Concord Pavilion (Concord, CA)                             Pyramid Arena (Memphis, TN)

Coral Sky Amphitheater (West Palm Beach, FL)               Rancho Del Chaparral Girl Scout Camp (Cuba, NM)

Dutchess County Stadium                                    Rice University Athletic Facilities
 (Wappingers Falls, NY)                                     (Houston, TX)(2)

Ft. Worth/Tarrant County Convention Center                 Sioux City Convention Center Complex
 (Fort Worth, TX)                                           (Sioux City, IA)(3)

Great Woods Center for the Performing Arts                 South Commons Complex (Columbus, GA)(3)
 (Mansfield, MA)
                                                           Springfield Civic Center & Symphony Hall
Joe Robbie Stadium (Miami, FL)                              (Springfield, MA)(2)

King Richard's Faire (Carver, MA)
                                                           Tulsa Convention Center Complex
Lackawanna Coal Mine Tour (Scranton, PA)                    (Tulsa, OK)

Lackawanna County Stadium (Scranton, PA)                   Twin City Queen (Monroe, LA)

Les Bois Racetrack (Boise, ID)
                                                           University of Minnesota Athletic Facilities
Louisiana Purchase Gardens and Zoo (Monroe, LA)             (Minneapolis, MN) (3)

Lucas County Recreational Center Facilities                Western Idaho Fairgrounds
 (Maumee, OH)(4)                                            (includes Expo Building) (Boise, ID)(2)


                               CONVENTION CENTERS

Albuquerque Convention Center                         Lansing Center (Lansing, MI)
 (Albuquerque, NM)                                    Lawrence Convention Center (Pittsburgh, PA)
Allen County War Memorial Coliseum                    M.C. Benton Jr. Convention & Civic Center
 (Fort Wayne, IN)                                      (Winston-Salem, NC)
Arlington Convention Center (Arlington, TX)           Monroe Civic Center (Monroe, LA)
Austin Convention Center (Austin, TX)                 Onondaga County--ON Center (Syracuse, NY)
Bayside Exposition Center (Dorchester, MA)            Orange County Convention/Civic Center (Orlando, FL)
Charleston Civic Center (Charleston, WV)              Oregon Convention Center (Portland, OR)
Columbus Georgia Convention and Trade Center          Queen Sirikit National Convention Center
 (Columbus, GA)                                        (Bangkok, Thailand)
Dayton Convention Center (Dayton, OH)                 Sioux City Convention Center (Sioux City, IA)
Des Moines Convention Center (Des Moines, IA)         Tulsa Convention Center (Tulsa, OK)
El Paso Convention Center & Performing Arts Center    Virginia Beach Pavilion (Virginia Beach, VA)
 (El Paso, TX)                                        Wisconsin Center (Milwaukee, WI)
Ft. Worth/Tarrant County Convention Center            World Trade Center Boston (Boston, MA)
 (Fort Worth, TX)

                                   EDUCATION

COLLEGES                                              PUBLIC AND PRIVATE SCHOOLS
Albertson College (Caldwell, ID)                      Archuleta School District #50
                                                       (Pagosa Springs, CO)
Brevard Community College (Melbourne, FL)(2)
                                                      Boysville of Michigan (Clinton, MI)
College of the Siskiyous (Weed, CA)
                                                      Blue Ridge School District (Lakeside, AZ)
College of Southern Idaho (Twin Falls, ID)
                                                      Buckeye Union High School (Buckeye, AZ)
DeKalb College (Clarkston, GA)
                                                      Casa Grande Union High School
Evergreen State College (Olympia, WA)                  (Casa Grande, AZ)

Huston-Tillotson College (Austin, TX)                 Cedar Unified School District
                                                       (Keams Canyon, AZ)
Lassen College (Susanville, CA)
                                                      Eunice Public School (Eunice, NM)
Northwest College (Powell, WY)
                                                      Ganado Public School (Ganado, AZ)
Morris Brown College (Atlanta, GA)
                                                      Hayden-Winkelman Schools (Winkelman, AZ)
Mt. Hood Community College (Gresham, OR)
                                                      Ignacio Public Schools (Ignacio, CO)
Navajo Community College (Shiprock, NM)
                                                      Kayenta Unified School District (Kayenta, AZ)
Navajo Community College (Tsaile, AZ)
                                                      Marana Public Schools (Marana, AZ)
Philander Smith College (Little Rock, AR)
                                                      McNary Schools (McNary, AZ)
Pierce College (Tacoma, WA)
                                                      Miami School District (Miami, AZ)
San Juan College (Farmington, NM)
                                                      Navajo Preparatory School (Farmington, NM)
Siena Heights College (Adrian, MI)
                                                      Pinon Unified School District (Pinon, AZ)
Southwestern Indian Polytechnic Institute
 (Albuquerque, NM)                                    Pojoaque Valley Schools (Santa Fe, NM)

Tacoma Community College (Tacoma, WA)                 Red Mesa School District (Teec Nos Pos, AZ)

Treasure Valley Community College (Ontario, OR)       St. Francis High School (Toledo, OH)

Wayne State University (Detroit, MI)                  St. John's High School (Toledo, OH)

Wenatchee Valley College (Wenatchee, WA)              St. Michael's Catholic School (St. Michaels, AZ)

Westminster College (Salt Lake City, UT)              St. Michael's High School (Santa Fe, NM)

Xavier University (New Orleans, LA)                   San Carlos Unified School District
                                                       (San Carlos, AZ)

                                                      Sanders Unified School District (Sanders, AZ)

                                                      Sherman Indian High School (Riverside, CA)

                                                      Snowflake School District (Snowflake, AZ)

                                                      Wellton Public School (Wellton, AZ)

                                                      Window Rock Unified School Dstrict
                                                       (Fort Defiance, AZ)

                                CORPORATE DINING
Allied Signal, Inc.(Perrysburg, OH)                   Holnam, Inc. (Dundee, MI)
Blue Cross of Washington (Mountlake Terrace, WA)      J.R. Simplot Company, Inc. (Caldwell, ID)
Carl D. Perkins Rehabilitation Center (Thelma, KY)    King County Medical Examiners Office (Seattle, WA)
Chrysler Corporation Toledo Plant                     KIRO, Inc. (Seattle, WA)
 (Perrysburg, OH)                                     Lane, Powell, Spears, Lubersky (Seattle, WA)
Dana Corp. (Toledo, OH)                               Libbey-Owens-Ford Co., Inc. (Toledo, OH)(2)
Dana Tech Center (Ottawa Lake, MI)                    Ore-Ida Foods, Inc. (Boise, ID)
Data I/O Corporation (Redmond, WA)                    Pierce County Medical Center (Tacoma, WA)
Ford Motor Company, Inc. (Maumee, OH)                 Trinova Corporation (Maumee, OH)
Frank Russell Co. (Tacoma, WA)                        Univar Corporation (Kirkland, WA)
General Motors Corporation (Defiance, OH)             Whirlpool Corporation (Clyde, OH)
Greenwich Office Park (Greenwich, CT)

                                     OTHER

Apache County Jail (St. Johns, AZ)                       LaPaz County Jail (Parker, AZ)
Chaves County Detention Center (Roswell, NM)             Navajo County Jail (Holbrook, AZ)
Colfax County Jail (Raton, NM)                           New Mexico Youth Diagnostic and Development Center
Curry County Jail (Clovis, NM)                            (Albuquerque, NM)
Devereux-Santa Barbara (Goleta, CA)                      Otero County Detention Center (Alamogordo, NM)
Devereux-Scottsdale (Scottsdale, AZ)                     Pinal County Jail (Florence, AZ)
Dona Ana County Jail (Las Cruces, NM)                    Quay County Detention Center (Tucumcari, NM)
Gila County Jail (Globe, AZ)                             Sandoval County Detention (Bernalillo, NM)
Golden Plains Community Hospital (Borger, TX)            Santa Cruz County Jail (Nogales, AZ)
Graham County Jail (Safford, AZ)                         Sequoyah Treatment Center (Albuquerque, NM)
Gray County Jail (Pampa, TX)                             Springer Boys' School (Springer, NM)
Holy Cross Hospital (Taos, NM)                           Winslow City Jail (Winslow, AZ)

CONTRACTS

    The Company generally enters into one of three types of contracts: profit and loss contracts, profit sharing contracts and management fee contracts.

    Profit and Loss Contracts ("P&Ls"). Under P&Ls, the Company receives all the revenues and bears all the expenses of the operation. These expenses include rent paid to the client, typically calculated as a fixed percentage of various categories of sales. While Fine Host often benefits from greater upside potential with a P&L contract, it is responsible for all costs of running the food service operation and consequently bears greater risk than with a management fee or profit sharing contract. As of May 1, 1996, the Company had 93 P&L contracts.

    Profit Sharing Contracts. Under profit sharing contracts, the Company receives a percentage of profits earned at the facility plus a fixed fee or percentage of sales as an administrative fee. Under this type of contract, Fine Host does not bear responsibility for losses incurred, if any. As of May 1, 1996, the Company had 13 profit sharing contracts.

    Management Fee Contracts. Revenues derived under management fee contracts are based upon a fixed fee. Fine Host is reimbursed for all its on-site expenses incurred in providing food and beverage services under management fee contracts. A number of the Company's management fee contracts provide for an additional incentive fee based on a percentage of sales over a base threshold level. The benefit of this type of contract is that risks associated with food and beverage operations at the facility are generally not borne by Fine Host. As of May 1, 1996, the Company had 55 management fee contracts.

    Fine Host often provides a capital commitment in its bid to win a new facility contract. This commitment most frequently takes the form of an investment in food service equipment and leasehold facilities, which upgrade the facility itself and can increase the returns to both Fine Host and the facility owner by generating increased sales. Occasionally, the Company makes loans or advances to the client, the proceeds of which are generally used to improve an existing facility or to complete a new facility. These loans are sometimes collateralized by other assets in the facility. When the Company makes an investment, loan or advance to a facility under either a management fee or profit sharing contract, the amount of the commitment, together, in certain cases, with interest, is repaid to the Company out of the revenues generated by the food service operation in accordance with an amortization schedule set forth in the contract. P&L contracts do not require the repayment of invested capital to the Company during the contract term. All of the Company's contracts require the client to reimburse the Company for any unamortized invested capital in the event of the expiration or termination of the contract for any reason, and Fine Host keeps title to the subject assets until such payment is made. Invested capital is usually amortized over a period of time equal to or greater than the term of the contract. The Company believes that its willingness to make selective investments can provide it with a competitive advantage in bidding for new contracts. There can be no assurance, however, that any such investments will enhance returns and not result in losses for the Company. See "Risk Factors--Dependence on Clients; Investment in Client Contracts and Advances to Clients."

    The length of contracts varies depending on the type of facility, type of contract and financial investment. Contracts for recreation and leisure facilities typically include the largest capital investment by the Company and generally have a term of three to ten years. Contracts for convention centers generally have a term of three to five years. Education contracts generally have a term of one to five years. Corporate dining accounts, which generally require the smallest capital investment by the Company, typically have a shorter term than those in the recreation and leisure, convention center and education areas, and generally contain a provision allowing either party to terminate for convenience after a short notice period, typically ranging from 30 to 90 days. Corporate dining contracts representing approximately 3.6% of the Company's fiscal 1995 historical net sales are terminable after a short notice period. Excluding such contracts terminable on short notice, contracts representing approximately 6.3% and 7.2% of the Company's fiscal 1995 historical net sales are scheduled to expire in fiscal 1996 and fiscal 1997, respectively.


    Certain municipalities and governmental authorities require that a certain percentage of food service contract bids be from minority-owned and/or women-owned businesses ("MBEs" and "WBEs," respectively). The Company has entered into joint ventures with four MBEs/WBEs to operate facilities in Orlando, Florida; Portland, Oregon; Fort Worth, Texas; and Milwaukee, Wisconsin. It is likely that the Company will be required to partner with additional MBEs/WBEs in the future as a precondition to winning certain municipal and governmental authority facility food service contracts.

SALES AND MARKETING


    The Company selectively bids for both privately owned facility contracts and contracts awarded by governmental and quasi-governmental agencies. The privately negotiated transactions are usually competitive in nature, with a privately owned facility owner or operator soliciting proposals from Fine Host and several of its competitors. These bids often require a Fine Host team to formulate a rapid response and make a proposal encompassing, among other things, a capital investment and other financial terms. In certain cases, a private facility owner may choose to negotiate with the Company exclusively for a period of time. The Company believes that its flexibility with clients has helped it in these instances. See "--Business Strategy." Governmental contracts are usually awarded pursuant to a request-for-proposal process. Bidding in publicly controlled venues often requires more than a year of effort by a Fine Host team, focusing on building meaningful relationships in the local community in which the venue is located and raising the profile of the Fine Host name with the decision makers within that community. During this bidding period, the Company expends substantial time, effort and funds preparing a contract proposal and negotiating the contract. See "Risk Factors--Adverse Effects of an Inability to Retain Existing Contracts and Obtain New Contracts." The Company's sales and marketing team consists of three senior sales executives and four sales and marketing professionals. The entire team is involved at various stages in formulating sales proposals and operating plans and negotiating new contracts.


    Members of the Company's sales and marketing team maintain a high degree of visibility in various industry trade associations. Virtually all of the Company's clients and potential clients in facilities operated by governmental and quasi-governmental authorities are members of these trade groups. The Company regularly exhibits at industry trade shows held for and by groups comprised of recreation and leisure facility owners, convention center managers and representatives of colleges and universities. Fine Host also advertises on a regular basis in magazines and periodicals that focus on the public facilities industry.

COMPETITION

    The Company encounters significant competition in each area of contract food service market in which it operates. Food service companies compete for clients on the basis of quality and service standards, innovative approaches to food service facilities design, maximization of sales and price

(including the making of loans, advances and investments in client facilities and equipment). Competition may result in price reductions, decreased gross margins and loss of market share. Certain of the Company's competitors compete with the Company on both a national and international basis and have significantly greater financial and other resources than the Company. In addition, existing or potential clients may elect to "self operate" their food service, eliminating the opportunity for the Company to compete for the account. There can be no assurance that the Company will be able to compete successfully in the future or that competition will not have a material adverse effect on the Company's business, financial condition or results of operations.

EMPLOYEES


    As of May 1, 1996, the Company had 396 full-time salaried employees, including 238 in operations, 135 in administration and 23 in sales. During April 1996, approximately 8,700 employees were part-time or hired on an event-by-event basis. The number of part-time employees can vary significantly from time to time. The Company believes that its future success will depend in large part upon the continued service of its senior management personnel and upon the Company's continuing ability to attract and retain highly qualified managerial personnel. Competition for highly qualified personnel is intense and there can be no assurance that the Company will be able to retain its key managerial personnel or that it will be able to attract and retain additional managerial personnel in the future. Approximately 10% of the Company's total employees (including full and part-time) are covered by collective bargaining agreements. The Company has not experienced any work stoppage and considers its relations with its employees to be satisfactory. The Company has hired and expects to continue to need to hire a large number of qualified, temporary workers at particular events. See "Risk Factors--Adverse Effects of an Inability to Manage Growth" and "--Constraints and Expenses Associated with an Unavailability of Labor."


GOVERNMENT REGULATION

    The Company's business is subject to various governmental regulations incidental to its operations, such as environmental, employment and health and safety regulations. Since it serves alcoholic beverages at many convention centers and recreation and leisure facilities, the Company also holds liquor licenses incidental to its contract food service business and is subject to the liquor license requirements of the states in which it holds a liquor license. As of May 1, 1996, the Company and its affiliates held liquor licenses in 21 states. While the application procedures and requirements for a liquor license vary by state, the Company has received an alcoholic beverage license with respect to each of the approximately 30 applications it has submitted, and has never had an alcoholic beverage license revoked or suspended.

    Typically, liquor licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the Company's operations, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages. The Company has not encountered any material problems relating to alcoholic beverage licenses to date. The failure to receive or retain a liquor license in a particular location could adversely affect the Company's ability to obtain such a license elsewhere.

    The Company is subject to "dram-shop" statutes in the states in which facilities are located. These statutes generally provide a person injured by an intoxicated person the right to recover damages from an establishment which wrongfully served alcoholic beverages to the intoxicated individual. The Company carries liquor liability coverage as part of its existing comprehensive general liability insurance which it believes is adequate. While the Company maintains such insurance, there can be no assurance that such insurance will be adequate to cover any potential liability or that such insurance will continue to be available on commercially acceptable terms. See "Risk Factors--Government Regulation."

    The cost of the Company's compliance with governmental regulations has not been material. However, there can be no assurance that additional federal or state legislation, or changes in regulatory implementation, would not limit the activities of the Company in the future or significantly increase the cost of regulatory compliance. See "Risk Factors--Government Regulation."

PROPERTIES

    The Company leases its corporate headquarters in Greenwich, Connecticut pursuant to a lease expiring in June 2004. The Company also maintains accounting processing centers in Toledo, Ohio, Boise, Idaho and Tempe, Arizona. The Company leases the space for each of these facilities. The Company believes that the properties which are currently under lease are adequate to serve the Company's business operations for the foreseeable future. The Company believes that if it were unable to renew the lease on any of these facilities, other suitable facilities would be available to meet the Company's needs.

LITIGATION

    In January 1996, the Company was served with a complaint naming it as one of five defendants in a lawsuit brought by multiple plaintiffs in the New York Supreme Court alleging damages arising out of the Woodstock II Festival held in August 1994 in Saugerties, New York. The promoter of the festival is also a defendant. The plaintiffs were hired by the Company (which had a concession agreement with the promoters of the festival) as subcontractors of food, beverage and/or merchandise. In their complaint, which seeks approximately $5.9 million, the plaintiffs allege damages arising primarily from the failure to provide adequate security and prevent festival attendees from bringing food and beverages in to the festival. The Company has made claim for indemnification under applicable provisions of the concession agreement, which has been rejected by the promoter. On April 4, 1996, the other defendants named in the suit answered the complaint and asserted cross-claims for contribution and indemnification against the Company.

    The Company has also sued a former client in the Jefferson Circuit Court of the Commonwealth of Kentucky for certain amounts owed by the former client under the food service contract between the parties, and the former client has filed a counterclaim against the Company seeking unspecified damages for the Company's alleged tortious interference with a prospective contractual relationship with another food service provider.

    The Company is involved in certain other legal proceedings incidental to the normal conduct of its business. The Company does not believe that any liabilities relating to any of the legal proceedings to which it is a party are likely to be, individually or in the aggregate, material to its consolidated financial position or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company are as follows:

    NAME                                     AGE                    POSITION
- -------------------------------------------  ---   -------------------------------------------
Richard E. Kerley(1).......................  54    President, Chief Executive Officer and
                                                     Director
Randy B. Spector...........................  44    Executive Vice President--Administration
Randall K. Ziegler.........................  54    Executive Vice President--International
                                                     Division and Director
Nelson A. Barber...........................  40    Senior Vice President and Chief Financial
                                                     Officer
Robert Barney..............................  56    Senior Vice President--Education and
                                                     Corporate Dining
Ronald C. Holliday.........................  50    Senior Vice President--Sales
William R. Berkley(1)(2)...................  50    Chairman of the Board of Directors
Ronald E. Blaylock(3)......................  36    Director Nominee
Andrew M. Bursky(2)........................  39    Director
Catherine B. James.........................  43    Director
Jack H. Nusbaum(3).........................  55    Director Nominee
Joshua A. Polan(1)(2)......................  47    Director

- ------------

(1) Member of Executive Committee.

(2) Member of Compensation Committee.

(3) To be appointed director upon the closing of the Offering.

    RICHARD E. KERLEY has been the President and Chief Executive Officer of Fine Host since 1991. He previously served as Chief Financial Officer of the Company from 1990 to 1991. He has been a director of the Company since 1994. Mr. Kerley has 21 years of experience in the food services industry. Prior to joining the Company in 1990, Mr. Kerley held a series of senior management positions at Ogden Corporation, a contract food service provider, including head of business development, logistic support and accounting.

    RANDY B. SPECTOR has been Executive Vice President--Administration of the Company since 1993. From 1990 to 1993, Mr. Spector was Senior Vice President--Law and Corporate Affairs of the Company. From 1987 to 1990, Mr. Spector served as Vice President and General Counsel of the Company. Before joining Fine Host in 1987, Mr. Spector spent five years as Vice President and General Counsel of Dellwood Foods, Inc., a processor and distributor of milk and dairy products in the New York City metropolitan area.

    RANDALL K. ZIEGLER has been Executive Vice President--International Division of the Company since 1995. He previously served as President of the Company's Food Services Division from 1990 to 1995. From 1985 to 1990, Mr. Ziegler served as Vice President--Sales of the Company. Mr. Ziegler has been a director of the Company since 1994. Prior to joining the Company in 1985, he held a number of senior management positions at Service America Corporation, a contract food service provider, including head of new business development.

    NELSON A. BARBER has been Senior Vice President and Chief Financial Officer of the Company since 1995. He previously served as Treasurer of the Company from 1993 to 1995. From 1989 to 1993, Mr. Barber was Chief Financial Officer and Treasurer of GEV Corporation (now known as Pioneer Companies, Inc.) and from 1987 to 1989 he was Director of Corporate and International Accounting at Combustion Engineering Inc., a diversified industrial services company.

    ROBERT BARNEY has been Senior Vice President--Education and Corporate Dining of the Company since 1995. Prior to joining Fine Host in 1995, Mr. Barney founded Northwest Food Services, Inc. in 1976, and served as its President and Chief Executive Officer until its sale to Fine Host in 1995.

    RONALD C. HOLLIDAY has been Senior Vice President--Sales since 1993. From 1991 to 1993, Mr. Holliday worked for ARA Leisure Services Corporation, a contract food service provider as Vice President of Sales. Mr. Holliday has held several senior management positions at Spectacor Management Group, a facilities management company, and Ogden Leisure Services Corporation, a contract food service provider. In each case, he was responsible for new business development. Mr. Holliday is a former professional football player who played for the San Diego Chargers, Buffalo Bills and Kansas City Chiefs.

    WILLIAM R. BERKLEY has been Chairman of the Board of the Company since 1994 and a director of the Company since 1985. He also serves as Chairman of the Board of several companies which he controls or founded. These include W.R. Berkley Corporation, a property and casualty insurance holding company, Interlaken Capital, Inc. ("Interlaken Capital"), a private investment and consulting firm, and Pioneer Companies, Inc. ("PCI"), a publicly traded company engaged in the manufacture and marketing of chlorine and caustic soda and related products. Mr. Berkley is also a director of Strategic Distribution, Inc. ("Strategic Distribution"), a publicly traded industrial service and distribution business. Mr. Berkley is Vice-Chairman of the Board of Trustees of the University of Connecticut, a director of Georgetown University, a trustee of New York University and a member of the Board of Overseers of the New York University Stern School of Business.

    RONALD E. BLAYLOCK will become a director of the Company upon the closing of the Offering. Mr. Blaylock has been President and Chief Executive Officer of Blaylock & Partners, L.P., an investment banking firm, since he founded the firm in September 1993. Prior to September 1993, Mr. Blaylock was a founding partner and Executive Vice President of Utendahl Capital Partners, a minority-owned broker dealer, where he specialized in taxable fixed-income securities, from 1991 to 1993. Prior to such time, Mr. Blaylock was a First Vice President at PaineWebber Incorporated from 1988 to 1991 and a Vice President at Citibank Capital Markets from 1982 to 1988. Mr. Blaylock is a director of Georgetown University, where he was a member of an NCAA Final Four basketball team, and also serves as a director of Harbourton Mortgage Corp. and Covenant House.

    ANDREW M. BURSKY has been a director of the Company since 1986. He previously served as Secretary and Treasurer of the Company from 1985 to 1990. Mr. Bursky has been a Managing Director of Interlaken Capital since May 1980. Mr. Bursky is a director of PCI and has been Chairman of the Board of Strategic Distribution since July 1988.

    CATHERINE B. JAMES has been a director of the Company since 1994. She has served as Chief Financial Officer of Strategic Distribution since February 1996, as Executive Vice President of Strategic Distribution since January 1989 and as Secretary and Treasurer of Strategic Distribution since December 1989. She has served as a member of the Board of Directors of Strategic Distribution since 1990. She was Chief Financial Officer of Strategic Distribution from January 1989 until September 1993. Ms. James has been a Managing Director of Interlaken Capital since January 1990. From 1982 through 1988, she was employed by Morgan Stanley & Co. Incorporated, serving as a Managing Director in the corporate finance area during the last two years of her tenure.

    JACK H. NUSBAUM will become a director of the Company upon the closing of the Offering. Mr. Nusbaum is the Chairman of the New York law firm of Willkie Farr & Gallagher, where he has been a partner for more than the past twenty-five years. He is also a director of PCI, W.R. Berkley Corporation, Prime Hospitality Corp. and The Topps Company, Inc. Mr. Nusbaum is also a trustee of Prep for Prep, the Joseph Collins Foundation and the Robert Steel Foundation.

    JOSHUA A. POLAN has been a director of the Company since 1994. Mr. Polan has served as an executive officer of Interlaken Capital since June 1988, currently serving as a Managing Director. He has served as a member of the Board of Directors of Strategic Distribution since 1988. For more than five years prior to June 1988, Mr. Polan was a partner in the accounting firm of Touche Ross & Co.

    Mr. Bursky, Ms. James and Mr. Polan are executive officers of Idle Wild Farm, Inc., a privately owned company that was formerly engaged in the manufacture of frozen foods which, in October 1993, filed a chapter 11 petition for reorganization under federal bankruptcy laws. Mr. Bursky is an executive officer of Blue Lustre Products, Inc., a privately owned company which is engaged in the sale and leasing of carpet cleaning equipment and other carpet cleaning products which, in October 1995, filed a chapter 11 petition for reorganization under federal bankruptcy laws.

    Effective upon the closing of the Offering, the Board of Directors will be divided into three classes. One class of directors will be elected each year at the annual meeting of stockholders for terms of office expiring after three years. Messrs. Nusbaum and Polan will serve in the class whose terms expire in 1997; Mr. Blaylock, Mr. Bursky and Ms. James will serve in the class whose terms expire in 1998; and Messrs. Kerley, Ziegler and Berkley will serve in the class whose terms expire in 1999. Each director serves until the expiration of his term and thereafter until his successor is duly elected and qualified. The classified Board of Directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or making a proposal to acquire, a majority of the outstanding stock of the Company. Executive officers of the Company are elected annually by the Board of Directors and serve at their discretion or until their successors are duly elected and qualified. There are no family relationships among any of the executive officers and directors of the Company.

    The Board of Directors has established a Compensation Committee (the "Compensation Committee"), which provides recommendations concerning salaries and incentive compensation for employees of, and consultants to, the Company and administers the 1994 Stock Option Plan and the 401(k) Plan. The Board of Directors will also establish an Audit Committee, which will review the results and scope of the annual audit of the Company's financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls and will make recommendations to the Board of Directors on the engagement of the independent accountants, as well as other matters which may come before the Audit Committee or at the direction of the Board of Directors. The independent directors are expected to comprise a majority of the members of the Audit Committee.

DIRECTORS' ANNUAL COMPENSATION

    During the fiscal year ended December 27, 1995, members of the Board of Directors received no directors' fees. The Company is obligated to reimburse its Board members for all reasonable expenses incurred in connection with their attendance at directors' meetings. No director made any claim for reimbursement in fiscal 1995. Following the Offering, members of the Board of Directors who are not officers or employees of the Company will receive $2,500 per meeting and participate in the 1996 Non-Employee Director Stock Plan. See "--Compensation Pursuant to Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is currently composed of Messrs. Berkley, Bursky and Polan. Mr. Berkley is Chairman of the Board of the Company. Mr. Bursky served as an executive officer of the Company from 1985 to 1990. Following the Offering, Messrs. Berkley, Bursky and Polan will receive compensation for their service as directors as set forth under "--Directors' Annual Compensation." Mr. Berkley, Chairman of the Board of the Company, is also Chairman of the Board and a member of the Compensation Committee of PCI and a director of Strategic Distribution. Mr. Bursky, an executive officer of Strategic Distribution, serves on the Compensation Committee of the Company. See "Certain

Transactions" for a description of certain transactions between the Company and certain other entities, of which Messrs. Berkley, Bursky and Polan are officers, directors or partners.

EXECUTIVE COMPENSATION

    The following table sets forth information regarding the compensation of the Company's Chief Executive Officer and the four other most highly compensated executive officers (the "Executive Officer Group") for the fiscal year ended December 27, 1995.

                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION
                                                                   (1)
                                                           --------------------       ALL OTHER
    NAME AND PRINCIPAL POSITION                             SALARY      BONUS      COMPENSATION (2)
- --------------------------------------------------------   --------    --------    ----------------
Richard E. Kerley.......................................   $185,000    $125,000         $1,440
  President and CEO
Randall K. Ziegler......................................    180,000      52,500          1,440
  Executive Vice President
Randy B. Spector........................................    155,000      62,500            510
  Executive Vice President
Douglas M. Stabler......................................    155,000      50,000            870
  Executive Vice President
Ronald C. Holliday......................................     80,000     126,115            383
  Senior Vice President

- ------------

(1) Other annual compensation in the form of perquisites and other personal benefits has been omitted because the aggregate amount of such perquisites and other personal benefits was less than $50,000 and constituted less than 10% of the executive's total annual salary and bonus.

(2) Represents premiums of excess group life insurance provided by the Company.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information concerning the number and value of unexercised stock options held at year end by each member of the Executive Officer Group. No stock options were granted to or exercised by members of the Executive Officer Group during the fiscal year ended December 27, 1995.


                                   NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                  UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                OPTIONS AT FISCAL YEAR END         FISCAL YEAR END (1)
                               ----------------------------    ----------------------------
    NAME                       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- ----------------------------   -----------    -------------    -----------    -------------
Richard E. Kerley...........       7,583          15,167         $49,831         $99,169
Randall K. Ziegler..........       2,916           5,834          19,162          33,338
Randy B. Spector............       5,250          10,500          34,500          69,000
Douglas M. Stabler..........       5,250          10,500          34,500          69,000
Ronald C. Holliday..........       2,916           5,834          19,162          38,338


- ------------


(1) There was no public trading market for the Common Stock on December 27, 1995. Accordingly, solely for purposes of this table, these values have been calculated on the basis of an assumed initial public offering price of $13.00, less the aggregate exercise price of the options.


    Upon the closing of the Offering, the Company intends to grant stock options to officers and certain employees of the Company pursuant to the 1994 Stock Option Plan, including stock options covering 54,000 shares for Mr. Kerley, 15,000 shares for Mr. Ziegler, 22,000 shares for Mr. Spector and 14,500 shares for Mr. Holliday. These options will have an exercise price equal to the initial public offering price per share set forth on the cover of this Prospectus. See "--Compensation Pursuant to Plans."

COMPENSATION PURSUANT TO PLANS

    1994 Stock Option Plan: The Company's Amended and Restated 1994 Stock Option Plan (the "1994 Stock Plan") is open to participation by directors, officers and key employees of the Company and its subsidiaries, except members of the Compensation Committee. The number of shares of Common Stock reserved for issuance under the 1994 Stock Plan is 569,000 shares. Either incentive stock options or options that do not qualify as incentive stock options may be granted under the 1994 Stock Plan. The 1994 Stock Plan expires in November 2004.


    The 1994 Stock Plan is administered by the Compensation Committee, which determines, in its discretion, those persons to be granted options and the number of options to be received, the times when recipients of options ("Optionees") may exercise the options, the expiration dates of the options and whether the options will be incentive stock options. The Compensation Committee may determine the option price of the stock options; provided that (i) the option price of an incentive stock option may not be less than the fair market value of the Common Stock on the date of grant and (ii) the option price of an option which is not an incentive stock option shall not be less than 85% of the fair market value. Unless an option agreement provides otherwise, in the event of a change in control (as defined in the 1994 Stock Plan) the outstanding options shall immediately become exercisable. As of May 1, 1996, options to purchase an aggregate of 115,500 shares of Common Stock have been granted under the 1994 Stock Plan.



    Upon the closing of the Offering, the Company intends to grant stock options representing an aggregate of 276,750 shares of Common Stock to officers and key employees of the Company at an exercise price equal to the initial public offering price per share set forth on the cover of this Prospectus.


    1996 Non-Employee Director Stock Plan: The 1996 Non-Employee Director Stock Plan (the "Directors Plan") authorizes the grant of an aggregate of 50,000 shares of Common Stock. Common Stock is granted pursuant to the Directors Plan only to members of the Board of Directors who are not officers or employees of the Company ("Non-Employee Directors"). The Directors Plan is administered by the Compensation Committee. As of the closing of the Offering, six members of the Board of Directors will be eligible for participation in the Directors Plan, including Mr. Berkley.


    Upon consummation of the Offering, each Non-Employee Director will be automatically granted a number of shares of Common Stock equal to $15,000 divided by the initial public offering price per share in the Offering (1,153 shares assuming an initial public offering price of $13.00 per share). Thereafter, for the remainder of the term of the Directors Plan and provided he or she remains a director of the Company, on the date of each of the Company's annual meeting of Stockholders, each Non-Employee Director will be automatically granted, without further action by the Board of Directors, a number of shares of Common Stock equal to $15,000 divided by the Fair Market Value (as defined in the Director's Plan) of one share of Common Stock on the date of grant.


    Common Stock granted under the Directors Plan will be restricted and nontransferable for the period of one year from the date of grant. In the event that a Non-Employee Director ceases to be a member of the Board of Directors, other than because of his or her death or Disability (as defined in the Directors Plan), all shares of Common Stock granted to him or her pursuant to the Directors Plan whose restrictions have not lapsed shall be forfeited back to the Company. Upon a Non-Employee Director's death or Disability all restrictions on shares of Common Stock granted to him pursuant to the Directors Plan shall lapse and all such shares shall become freely transferable. In the event of a Change in Control (as defined in the Directors Plan), all restrictions with respect to shares of Common Stock previously granted pursuant to the Directors Plan will immediately lapse and all such shares will become immediately transferable.

                              CERTAIN TRANSACTIONS

ADVISORY AGREEMENT WITH INTERLAKEN CAPITAL

    The Company has paid Interlaken Capital, Inc. ("Interlaken Capital"), a private investment and consulting firm affiliated with Interlaken Investment Partners, L.P. ("Interlaken Partners"), a stockholder of the Company, an advisory fee of $150,000 during each of the last three fiscal years, for certain administrative services provided by Interlaken Capital to the Company. The Company will pay Interlaken Capital this annual advisory fee after the Offering pursuant to an advisory services agreement terminable by either party with respect to the next succeeding calendar year upon two months' notice. Mr. Berkley, a director of the Company, is the sole owner and President of Interlaken Capital, and each of Mr. Bursky, Ms. James and Mr. Polan, each a director of the Company, is a managing director of Interlaken Capital. Messrs. Berkley and Bursky are also directors of Interlaken Capital. Each of Mr. Berkley, Mr. Bursky, Ms. James and Mr. Polan, directors of the Company, are limited partners of Interlaken Management Partners, L.P., the general partner of Interlaken Partners.

EMPLOYEE NOTES AND REGISTRATION

    In 1987 and 1991, Messrs. Kerley, Spector and Ziegler, executive officers of the Company, purchased Common Stock from the Company in exchange for promissory notes payable to the Company in the original principal amounts of $86,545, $76,030 and $34,618 and having outstanding principal amounts of $81,995, $74,208 and $32,796 as of May 1, 1996, respectively. These notes bear interest at the rate of 10% per annum and mature on June 30, 1996. In addition, in 1985, Messrs. Stabler and Ziegler purchased Common Stock with funds borrowed from Interlaken Capital Partners Limited Partnership ("ICPLP"), of which Messrs. Berkley and Bursky are general partners, evidenced by notes each in the original principal amount and having an outstanding principal amount as of May 1, 1996 of $16,779. Upon the closing of the Offering, pursuant to the terms of the employee notes to the Company and ICPLP, interest on the notes (aggregating $38,947 for Mr. Kerley, $35,248 for Mr. Spector, $23,548 for Mr. Ziegler and $7,970 for Mr. Stabler) will be forgiven and interest will thereafter cease to accrue. In addition, the employee notes will be amended to extend their maturity for three years. The Company has agreed to file a shelf registration statement after the one-year anniversary of the closing of the Offering relating to an aggregate of 238,000 shares of Common Stock held by Messrs. Kerley, Spector, Stabler and Ziegler, which would entitle them to sell such shares within the volume limitations of Rule 144 under the Securities Act. See "Description of Capital Stock-- Registration Rights." The Company believes these arrangements assist it in retaining qualified management personnel.

BANK OF AMERICA AND ING ARRANGEMENTS

    In April 1993, the Company entered into a subordinated loan agreement with Continental Bank, N.A. (now known as Bank of America Illinois ("BAI")) pursuant to which the Company sold $8.5 million of its variable rate subordinated notes and issued warrants to acquire 733,467 shares of non-voting common stock at an exercise price of $4.93 per share and warrants to acquire 133,763 shares of non-voting common stock at an exercise price of $.01 per share. The notes are due April 30, 2001 with mandatory principal payments of $2,125,000 due on April 30 of each year commencing in 1998 and ending in 2001. In connection with the amendment to the Company's credit agreement in April 1995, a $2.0 million prepayment of principal was made, reducing the 1998 mandatory prepayment to $125,000. On April 21, 1995, the rate of interest was reset at 12.79% for the remainder of the term of the notes. BAI agreed in April 1995 to reduce the number of shares of Common Stock represented by certain of the warrants. In addition, the terms of certain of the warrants provided for a reduction in the number of shares issuable upon exercise thereof in the event the Company satisfied certain financial conditions. As of March 29, 1996, an aggregate of 593,453 of the warrants remain outstanding.

    On March 22, 1996, in connection with the transfer by BAI of the $6.5 million variable rate subordinated notes to ING Capital Corp. ("ING"), BAI transferred to ING one-half of its warrants to acquire shares of non-voting common stock at an exercise price of $4.93 per share and one-half of its warrants to acquire shares of non-voting common stock at an exercise price of $.01 per share. All warrants held by BAI and ING will be repurchased by the Company upon the closing of the Offering. See "Use of Proceeds" and "Description of Capital Stock--Warrants."

FANFARE FINANCING

    In connection with the financing of the acquisition of Fanfare in 1993, the Company issued to The Berkley Family Limited Partnership (the "Partnership") 15,650 shares of Series A Convertible Preferred Stock, a warrant to acquire 21,294 shares of Common Stock at an exercise price of $4.93 per share and a warrant to acquire 81,613 shares of Common Stock at an exercise price of $0.01 per share. In addition, the Company issued to GRD Corporation ("GRD") 86,942 shares of Series A Convertible Preferred Stock, a warrant to acquire 118,307 shares of Common Stock at an exercise price of $4.93 per share and a warrant to acquire 453,432 shares of Common Stock at an exercise price of $0.01 per share (collectively, the "Fanfare Financing"). Upon the closing of the Offering, the shares of Series A Convertible Preferred Stock held by the Partnership and GRD will be converted into 109,550 and 608,594 shares of Common Stock, respectively. The consideration for the issuance and sale of such securities to the Partnership consisted of the reduction of $539,925 in principal amount of a promissory note made by the Company and payable to the Partnership, and the consideration for the issuance and sale of such securities to GRD was $2,999,499. In connection with the Fanfare Financing, the Company granted the Partnership and GRD certain registration rights relating to the shares of Common Stock owned by them. See "Description of Capital Stock--Registration Rights."

    The terms of the warrants acquired by the Partnership and GRD provided for a reduction in the number of shares issuable upon exercise thereof in the event the Company satisfied certain financial conditions. As of March 29, 1996, the Partnership's warrant to acquire 21,294 shares of Common Stock had been reduced to 18,851 shares, the Partnership's warrant to acquire 81,613 shares of Common Stock had been reduced to 20,398 shares, GRD's warrant to acquire 118,307 shares of Common Stock had been reduced to 104,734 shares and GRD's warrant to acquire 453,432 shares of Common Stock had been reduced to 113,358 shares. See "Description of Capital Stock--Warrants."

INTERLAKEN PARTNERS INVESTMENT

    In April 1995, Interlaken Partners purchased 31,579 shares of Series A Convertible Preferred Stock from the Company for a price of $47.50 per share. Upon the closing of the Offering, the shares of Series A Convertible Preferred Stock held by Interlaken Partners will be converted into 221,053 shares of Common Stock. In connection with the April 1995 financing, the Company granted Interlaken Partners certain registration rights relating to the shares acquired by it. See "Description of Capital Stock--Registration Rights."

SHAREHOLDERS AGREEMENT

    Ms. James and Messrs. Berkley, Bursky, Kerley, Polan, Spector and Ziegler, Joseph A. Scarmuzzi and certain other stockholders of the Company are parties to a Shareholders Agreement, dated as of November 14, 1985, as amended, with the Company providing for, among other things, restrictions on transfer of shares of Common Stock, repurchase rights and preemptive rights. The Shareholders Agreement will be terminated upon the closing of the Offering.

OTHER

    The Company has retained the law firm of Willkie Farr & Gallagher as its counsel with respect to certain matters, including the Offering, and anticipates it will continue to do so in the future. Mr. Nusbaum, who will become a director of the Company upon the closing of the Offering, is the Chairman of Willkie Farr & Gallagher. See "Legal Matters."

    Fine Host is a participating employer in the Interlaken Capital Retirement 401(k) Savings Plan.

    The Company believes that all transactions between the Company and its officers, directors and principal stockholders or affiliates thereof, in light of the circumstances of the transactions, have been and will in the future be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. Such transactions will in the future be subject to the approval of a majority of the disinterested directors of the Company.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information with regard to the beneficial ownership of the Common Stock as of May 1, 1996 and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company and each member of the Executive Officer Group, (iii) all directors and officers of the Company as a group and (iv) each Selling Stockholder. Except as otherwise noted, the named beneficial owner has sole voting and investment power.


                                     BENEFICIAL OWNERSHIP                             BENEFICIAL OWNERSHIP
                                   PRIOR TO THE OFFERING (1)                         AFTER THE OFFERING (1)
       NAME AND ADDRESS         -------------------------------      SHARES       -----------------------------
      OF BENEFICIAL OWNER         SHARES             PERCENTAGE      OFFERED       SHARES            PERCENTAGE
- ------------------------------- -----------          ----------      -------      ---------          ----------
William R. Berkley............. 1,525,454  (2)          50.3%        349,454(3)   1,177,153(4)          19.5%
165 Mason Street
Greenwich, CT 06830
GRD Corporation ...............   713,328  (5)          22.9         713,328(6)      --                --
c/o General Re Corporation
695 East Main Street
Stamford, CT 06901
Bank of America Illinois.......   296,726.5(7)           9.0           --            --                --
231 South LaSalle Street
Chicago, IL 60697
ING Capital Corporation........   296,726.5(8)           9.0           --            --                --
c/o Internationale Nederlanden
 (U.S.) Capital Corporation
135 East 57th Street
New York, NY 10022
Interlaken Investment Partners,   221,053                7.3         221,053         --                --
L.P. ..........................
165 Mason Street
Greenwich, CT 06830
Joseph A. Scarmuzzi............   179,200                5.9           --           179,200              3.0
1500 Fern Court #307
Vero Beach, FL 32963
The Berkley Family Limited
Partnership....................   128,401  (9)           4.2         128,401(10)     --                 *
Edgar W. Blanch, Jr............    21,000               *             21,000         --                --
The McLeland Living Trust......    21,000               *             21,000         --                --
John L. Read...................    28,000               *             14,000         14,000             *
Klara Silverstein..............    21,000               *             21,000         --                --
Richard E. Kerley..............    77,583  (11)          2.6           --            77,583              1.3
Randall K. Ziegler.............    72,916  (12)          2.4           --            72,916              1.2
Randy B. Spector...............    61,250  (13)          2.0           --            61,250              1.0
Douglas M. Stabler.............    47,250  (14)          1.6           --            47,250             *
Ronald C. Holliday.............     2,916  (15)         *              --             2,916             *
Ronald E. Blaylock.............     --                 --              --             1,153(16)         *
Andrew M. Bursky...............    70,000                2.3           --            71,153(4)           1.2
Catherine B. James.............    42,000                1.4           --            43,153(4)          *
Jack H. Nusbaum................     --                 --              --             1,153(16)         *
Joshua A. Polan................    42,000                1.4           --            43,153(4)          *
All directors and executive
 officers as a group (13
persons)....................... 1,919,331  (2)(17)      62.4%        349,454      1,576,795(18)         25.9%


- ------------

  * Less than 1%.

 (1) Under the rules of the Securities and Exchange Commission, shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares (i) the power to vote or dispose of such shares, whether or not such person has any pecuniary interest in such shares, or
     (ii) the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

 (2) Includes 221,053 shares of Common Stock beneficially owned by Interlaken Investment Partners, L.P. and 128,401 shares of Common Stock beneficially owned by The Berkley Family Limited Partnership. Mr. Berkley is the sole owner of a company that indirectly controls Interlaken Investment Partners, L.P. and is a general partner of The Berkley Family Limited Partnership; as such, he may be deemed to be the beneficial owner of shares of Common Stock beneficially owned by such entities.

 (3) Represents 221,053 shares of Common Stock to be sold by Interlaken Investment Partners, L.P., and 128,401 shares of Common Stock to be sold by The Berkley Family Limited Partnership.

 (4) Includes 1,153 shares of Common Stock to be issued upon the closing of the Offering pursuant to the Directors Plan.


 (5) Includes 104,734 shares of Common Stock to be issued upon exercise of warrants at the closing of the Offering. GRD Corporation is a wholly owned subsidiary of General Re Corporation.


 (6) Includes 104,734 shares of Common Stock to be issued upon exercise of warrants at the closing of the Offering.



 (7) Consists of 296,727 shares of Common Stock issuable upon exercise of warrants, such warrants to be repurchased by the Company upon the closing of the Offering for a purchase price derived from the initial public offering price per share in the Offering. See "Use of Proceeds."


 (8) Consists of 296,727 shares of Common Stock issuable upon exercise of warrants, such warrants to be repurchased by the Company upon the closing of the Offering for a purchase price of $500,000. ING Capital Corporation is an indirect wholly owned subsidiary of ING Bank N.V. See "Use of Proceeds."



 (9) Includes 18,851 shares of Common Stock issuable upon exercise of warrants.



(10) Includes 18,851 shares of Common Stock to be issued upon exercise of warrants at the closing of the Offering.



(11) Includes 7,583 shares of Common Stock issuable upon exercise of stock options.



(12) Includes 2,916 shares of Common Stock issuable upon exercise of stock options.



(13) Includes 5,250 shares of Common Stock issuable upon exercise of stock options.



(14) Includes 5,250 shares of Common Stock issuable upon exercise of stock options.



(15) Consists of 2,916 shares of Common Stock issuable upon exercise of stock options.



(16) Consists of 1,153 shares of Common Stock to be issued upon the closing of the Offering pursuant to the Directors Plan.



(17) Includes 62,728 shares of Common Stock issuable upon exercise of stock options or warrants beneficially owned by directors and executive officers of the Company.



(18) Includes 6,918 shares of Common Stock to be issued upon the closing of the Offering pursuant to the Directors Plan.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The authorized capital stock of the Company currently consists of 1,000,000 shares of Common Stock, par value $.01 per share, 250,000 shares of Non-Voting Common Stock, par value $.01 per share and 250,000 shares of Series A Convertible Preferred Stock, par value $.01 per share. As of May 1, 1996, there were 2,074,100 shares of Common Stock outstanding held of record by 27 persons and 134,171 shares of Series A Convertible Preferred Stock outstanding held of record by three persons. Each share of Series A Convertible Preferred Stock will be converted automatically upon the closing of the Offering into seven shares of Common Stock. No shares of Non-Voting Common Stock have been issued.




    Effective upon the closing of the Offering and after giving effect to the amendment to the Company's Restated Certificate of Incorporation (the "Restated Certificate"), the authorized capital stock of the Company will consist of 25,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, par value $.01 per share. Upon the closing of the Offering, there will be 6,034,018 shares of Common Stock and no shares of Preferred Stock outstanding.


COMMON STOCK

    Holders of Common Stock are entitled to one vote per share in all matters to be voted on by the stockholders of the Company and do not have cumulative voting rights. Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of the Company's liabilities and the liquidation preference, if any, of any outstanding Preferred Stock. All of the outstanding shares of Common Stock are, and the shares offered by the Company in the Offering will be, when issued and paid for, fully paid and non-assessable. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

    Effective upon the closing of the Offering and after giving effect to the amendment to the Restated Certificate, the Board of Directors will have the authority, without any further vote or action by the stockholders, to provide for the issuance of up to 1,000,000 shares of Preferred Stock from time to time in one or more series with such designations, rights, preferences and limitations as the Board of Directors may determine, including the consideration received therefor. The Board also will have the authority to determine the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights and voting rights without approval by the holders of Common Stock. Although it is not possible to state the effect that any issuance of Preferred Stock might have on the rights of holders of Common Stock, the issuance of Preferred Stock may have one or more of the following effects: (i) to restrict Common Stock dividends if Preferred Stock dividends have not been paid, (ii) to dilute the voting power and equity interest of holders of Common Stock to the extent that any series of Preferred Stock has voting rights or is convertible into Common Stock or (iii) to prevent current holders of Common Stock from participating in the Company's assets upon liquidation until any liquidation preferences granted to holders of Preferred Stock are satisfied. In addition, the issuance of Preferred Stock may, under certain circumstances, have the effect of discouraging a change in control of the Company by, for example, granting voting rights to holders of Preferred Stock that require approval by the separate vote of the holders of Preferred Stock for any amendment to the Restated Certificate or any reorganization, consolidation, merger or other similar transaction involving the Company. As a result, the issuance of such Preferred Stock may discourage bids for the Common Stock at a premium over the market price therefor, and could have a materially adverse effect on the market value of the Common Stock. See "Risk Factors-- Anti-Takeover Effect of Certain Charter and By-Law Provisions."

WARRANTS

    The Company currently has warrants outstanding to acquire an aggregate of 850,794 shares of Common Stock, 683,592 of which are exercisable at a price of $4.93 per share (the "$4.93 Warrants") and 167,202 of which are exercisable at a price of $.01 per share (the "$.01 Warrants" and, together with the $4.93 Warrants, the "Warrants"). The holders of the Warrants are entitled to receive an adjustment in the number of shares as to which the Warrant relates and the exercise price upon the occurrence of certain events, including the issuance by the Company of equity securities at a price below the then existing exercise price or the "appraised value" of such securities (as defined in the Warrants).


    Upon the closing of the Offering, holders of Warrants to acquire an aggregate of 296,726.5 shares of Common Stock (280,003.5 at $4.93 per share and 16,723 at $.01 per share) are obligated to sell these Warrants to the Company at a price equal to the difference between the initial public offering price as set forth on the cover of this Prospectus and the exercise price of the respective Warrant, multiplied by the number of shares of Common Stock purchasable under the respective Warrant (approximately $2.5 million assuming an initial public offering price of $13.00 per share). In addition, the Company will have the right, upon the closing of the Offering, to repurchase Warrants to acquire an aggregate of 296,726.5 additional shares of Common Stock (280,003.5 at $4.93 per share and 16,723 at $.01 per share) on or before June 30, 1996 for an aggregate repurchase price of $500,000. The Company will repurchase these Warrants upon the closing of the Offering. See "Use of Proceeds." Holders of $4.93 Warrants to acquire an aggregate of 123,585 shares of Common Stock have indicated to the Company that they intend to exercise their Warrants immediately prior to the Offering and to sell such shares in the Offering.


    Accordingly, following the closing of the Offering, the Company will have outstanding Warrants to purchase an aggregate of 133,756 shares of Common Stock at a purchase price of $.01 per share. In the event the Company's consolidated net income before income taxes (subject to certain adjustments set forth in the $.01 Warrants) is equal to or greater than $5.9 million for the fiscal year ending December 25, 1996, the $.01 Warrants will be canceled and of no further force or effect. The $.01 Warrants may not be exercised before April 15, 1997.

REGISTRATION RIGHTS

    In connection with the issuance and sale of the Warrants and the Series A Convertible Preferred Stock, the Company entered into two registration rights agreements (the "Registration Rights Agreements") with Continental Bank N.A. (whose shares were subsequently acquired by BAI), GRD and William R. Berkley, and Interlaken Partners (collectively, the "Holders"). Following the Offering, the Holders will be entitled, with respect to 1,309,756 shares, to demand up to three registrations, the expenses of which will be borne by the Company. In addition, the Holders have incidental or "piggyback" registration rights with respect to certain registrations of equity securities by the Company. The registration rights are not available if the shares of Common Stock then held by the Holder can be sold in any 90-day period pursuant to Rule 144 under the Securities Act (without giving effect to the provisions of Rule 144(k)).

    As part of one of the Registration Rights Agreements, each of Continental Bank N.A. and GRD also agreed to provide the Company and certain stockholders with a right of first offer in the event such Holder decides to sell any Warrant or shares of Common Stock issuable upon exercise of the Warrants.

    The Company has agreed to file a shelf registration statement after the one-year anniversary of the closing of the Offering relating to an aggregate of 238,000 shares of Common Stock, held by certain employees of the Company, which would entitle them to sell such shares within the volume limitations of Rule 144 under the Securities Act.

LIMITATIONS ON DIRECTORS' LIABILITY

    The Restated Certificate and By-laws, which will go into effect upon the closing of the Offering, limit the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, including gross negligence, except liability for (i) breach of the directors' duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption and
(iv) any transaction from which the director derives an improper personal benefit. Delaware law does not permit a corporation to eliminate a director's duty of care, and this provision of the Company's Restated Certificate has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care.

    These provisions will not limit liability under state or federal securities laws. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

CLASSIFIED BOARD OF DIRECTORS; PREFERRED STOCK

    Effective upon the closing of the Offering, the Company will amend its Restated Certificate of Incorporation to create a classified Board of Directors and to authorize the issuance of Preferred Stock without stockholder approval and upon such terms as the Board of Directors may determine. These amendments could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or making a proposal to acquire, a majority of the outstanding stock of the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of Preferred Stock that may be issued in the future. The Company has no present plans to issue any shares of Preferred Stock. See "Description of Capital Stock--Preferred Stock" and "Risk Factors--Anti-Takeover Effect of Certain Charter and By-Law Provisions."

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such a stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by
Section 203 (the Company did not make such an election), (ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) or (iv) the business combination was approved by the Board of Directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of the Company and therefore could discourage attempts to acquire the Company.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar of the Common Stock is Continental Stock Transfer and Trust Company.

INCLUSION IN THE NASDAQ NATIONAL MARKET

    The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "FINE."

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon the closing of the Offering, the Company will have outstanding 6,034,018 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option. Of such outstanding shares, the 4,030,000 shares sold in the Offering will be freely tradeable in the United States without restriction under the Securities Act, except that shares purchased by an "affiliate" of the Company, within the meaning of the rules and regulations adopted under the Securities Act, may be subject to resale restrictions. The remaining outstanding shares are "restricted securities," as that term is defined under such rules and regulations, and may not be sold unless they are registered under the Securities Act or they are sold in accordance with Rule 144 under the Securities Act or some other exemption from such registration requirement. As those restrictions under the Securities Act lapse, such shares may be sold to the public pursuant to Rule 144.


    Approximately 403,200 of the outstanding shares of Common Stock are restricted securities (of which 305,200 shares are subject to the lock-up agreements described below) which will be eligible for sale in the public market as of the date of this Prospectus in reliance on Rule 144(k) under the Securities Act. Beginning 90 days after the date of this Prospectus, an additional 1,330,000 of these shares (all of which are subject to lock-up agreements) will become eligible for sale subject to the provisions of Rule 144. The Company and certain of its executive officers, directors and stockholders have agreed that, for a period of 180 days after the date of this Prospectus (the "lock-up period"), they will not dispose of any shares of Common Stock or securities convertible or exchangeable into or exercisable for any shares of Common Stock without the prior written consent of Montgomery Securities. See "Underwriting." Upon the expiration of the lock-up period (or earlier with the consent of Montgomery Securities), 1,635,200 restricted shares will become eligible for sale subject to the provisions of Rules 144 and 144(k).


    In general, under Rule 144, beginning 90 days after the date of this Prospectus, subject to certain conditions with respect to the manner of sale, the availability of current public information concerning the Company and other matters, each of the existing stockholders who has beneficially owned shares of Common Stock for at least two years will be entitled to sell within any three month period that number of such shares which does not exceed the greater of 1% of the total number of then outstanding shares of Common Stock (approximately 60,340 shares immediately after the Offering) or the average weekly trading volume of shares of Common Stock during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Securities and Exchange Commission (the "Commission"). Moreover, each of the existing stockholders who is not deemed to be an affiliate of the Company at the time of the proposed sale and who has beneficially owned his or her shares of Common Stock for at least three years will be entitled to sell such shares under Rule 144(k) without regard to such volume limitations.


    The Commission has proposed certain amendments to Rule 144 that would reduce by one year the holding periods required for shares subject to Rule 144 to become eligible for resale in the public market. This proposal, if adopted, would increase the number of shares of Common Stock eligible for immediate resale following expiration of the lock-up agreements described above. No assurance can be given concerning whether or when the proposal will be adopted by the Commission.

    The Company intends to file as soon as practicable after the closing of the Offering a registration statement on Form S-8 under the Securities Act to register approximately 569,000 and 50,000 shares of Common Stock reserved for issuance under the 1994 Stock Plan and the Directors Plan, respectively, including, in some cases, shares for which an exemption under Rule 144 would also be available, thus permitting the resale of shares issued under the 1994 Stock Plan and the Directors Plan by non-affiliates in the public market without restriction under the Securities Act. Such registration statement is expected to become effective immediately upon filing, whereupon shares registered thereunder will become eligible for sale in the public market, subject to vesting and, in certain cases, subject to the lock-up agreements described above. At the date of this Prospectus, options to purchase an aggregate of 115,500 shares of Common Stock are outstanding under the 1994 Stock Plan. Upon the closing of the Offering, options to purchase an additional 276,750 shares of Common Stock will be granted to employees of the Company and 6,918 shares of Common Stock will be granted to certain directors of the Company (assuming an initial public offering price of $13.00 per share). See "Management-- Compensation Pursuant to Plans."



    The holders of approximately 1,176,000 shares and warrants to purchase 133,756 shares are entitled to certain registration rights with respect to their shares. The Company has agreed to file a shelf registration statement after the one-year anniversary of the closing of the Offering relating to an aggregate of 238,000 shares of Common Stock. See "Description of Capital Stock--Registration Rights."


    Prior to the Offering, there has been no public market for the Common Stock. No assurance can be given that such a market will develop or, if it develops, will be sustained after the Offering or that the purchasers of the shares of Common Stock will be able to resell such shares of Common Stock at a price higher than the initial public offering or otherwise. If such a market develops, no prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares of Common Stock for future sale, to the public will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of presently outstanding or subsequently issued stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through an offering of its additional shares of Common Stock that may be offered for sale or sold to the public in the future.

                                  UNDERWRITING

    The Underwriters named below, represented by Montgomery Securities and Oppenheimer & Co., Inc. (the "Representatives") have severally agreed, subject to the terms and conditions set forth in the underwriting agreement (the "Underwriting Agreement"), to purchase from the Company and the Selling Stockholders the number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of such shares if they purchase any.


                                                                   NUMBER OF
UNDERWRITERS                                                        SHARES
- ----------------------------------------------------------------   ---------
Montgomery Securities...........................................
Oppenheimer & Co., Inc..........................................

                                                                   ---------
    Total.......................................................   4,030,000
                                                                   ---------
                                                                   ---------


    The Representatives have advised the Company and the Selling Stockholders that the Underwriters propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters
may allow to selected dealers a concession of not more than $         per share;
and the Underwriters may allow, and such dealers may reallow, a concession of
not more than $         per share to certain other dealers. After the initial
public offering, the offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.


    The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 604,500 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this option, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the Offering.


    The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.


    Stockholders of the Company who will hold an aggregate of at least 1,906,018 shares of Common Stock following the completion of this Offering (plus 90,543 shares of Common Stock issuable upon the exercise of stock options that will have vested within 180 days from the date of this Prospectus), including all of the directors and executive officers of the Company, have agreed that they will not, without the prior written consent of Montgomery Securities, directly or indirectly, offer, sell, contract to sell, make any short sale, pledge, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of any shares of Common Stock, options to acquire new shares of Common Stock or any securities convertible or exchangeable for shares of Common Stock, or publicly announce the intention to do any of the foregoing, for a period of 180 days after the date of this Prospectus. In addition, the Company has agreed in the Underwriting Agreement that, without the prior written consent of Montgomery Securities, it will not issue, offer, sell, or grant shares of Common Stock or options to purchase such shares (other than options or shares granted or issued pursuant to the Company's 1994 Stock Plan and the Directors Plan) or otherwise dispose of the Company's equity securities, or any other securities convertible into or exchangeable for the Company's Common Stock or other equity securities for a period of 180 days after the date of this Prospectus.

    The Representatives have informed the Company that the Underwriters do not expect to make sales of Common Stock offered by this Prospectus to accounts over which they exercise discretionary authority in excess of 5% of the Offering.

    Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price will be determined by negotiations among the Company, the Selling Stockholders and the Representatives. Among the factors to be considered in such negotiations will be the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, the Company's past and present operations, its past and present earnings and the trend of such earnings, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the Offering and the market prices of publicly traded common stocks of comparable companies in such periods.

                                 LEGAL MATTERS


    The validity of the Common Stock offered hereby will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York. Jack H. Nusbaum, who upon the closing of the Offering will become a director of the Company and will beneficially own 1,153 shares of Common Stock (assuming an initial public offering price of $13.00 per share), is the Chairman of Willkie Farr & Gallagher. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Hale and Dorr, Boston, Massachusetts.


                                    EXPERTS

    The financial statements as of December 28, 1994 and December 27, 1995 and for each of the three years in the period ended December 27, 1995 of Fine Host included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The financial statements as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 of Sun West included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


    The financial statements as of December 31, 1993 and for the year ended December 31, 1993 of Creative included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission under the Securities Act a Registration Statement on Form S-1 with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (Seven World Trade Center, New York, New York 10007) and Chicago (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60611). Copies of such material can be obtained from the public reference section of the Commission at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----

THE COMPANY

  Independent Auditors' Report.......................................................   F-2

  Consolidated Balance Sheets as of December 28, 1994 and December 27, 1995..........   F-3

  Consolidated Statements of Income for the fiscal years ended December 29, 1993,
December 28, 1994 and December 27, 1995..............................................   F-4

  Consolidated Statements of Stockholders' Equity for the fiscal years ended December
    29, 1993, December 28, 1994 and December 27, 1995................................   F-5

  Consolidated Statements of Cash Flows for the fiscal years ended December 29, 1993,
December 28, 1994 and December 27, 1995..............................................   F-6

  Notes to Consolidated Financial Statements.........................................   F-7

  Consolidated Balance Sheets as of December 27, 1995 and March 27, 1996
(unaudited)..........................................................................   F-22

  Unaudited Consolidated Statements of Income for the three months ended March 29,
1995 and March 27, 1996..............................................................   F-23

  Unaudited Consolidated Statements of Stockholders' Equity for the three months
    ended March 29, 1995 and March 27, 1996..........................................   F-24

  Unaudited Consolidated Statements of Cash Flows for the three months ended March
    29, 1995 and March 27, 1996......................................................   F-25

  Notes to Unaudited Consolidated Financial Statements...............................   F-26

SUN WEST SERVICES, INC.

  Independent Auditors' Report.......................................................   F-30

  Balance Sheets as of December 31, 1994 and 1995....................................   F-31

  Statements of Operations for the fiscal years ended
    December 31, 1993, 1994 and 1995.................................................   F-32

  Statements of Stockholders' Equity (Capital Deficiency) for the fiscal years ended
December 31, 1993, 1994 and 1995.....................................................   F-33

  Statements of Cash Flows for the fiscal years ended December 31, 1993, 1994 and
1995.................................................................................   F-34

  Notes to Financial Statements......................................................   F-35

  Balance Sheets as of December 31, 1995 and March 25, 1996 (unaudited)..............   F-41

  Unaudited Statements of Operations for the three months ended March 31, 1995 and
March 25, 1996.......................................................................   F-42

  Unaudited Statements of Cash Flows for the three months ended
    March 31, 1995 and March 25, 1996................................................   F-43

  Notes to Unaudited Financial Statements............................................   F-44

CREATIVE FOOD MANAGEMENT, INC.

  Independent Auditors' Report.......................................................   F-46

  Consolidated Balance Sheet as of December 31, 1993.................................   F-47

  Statement of Operations for the fiscal year ended December 31, 1993................   F-48

  Statement of Cash Flows for the fiscal year ended December 31, 1993................   F-49

  Notes to Financial Statements......................................................   F-50

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of FINE HOST CORPORATION

    We have audited the accompanying consolidated balance sheets of Fine Host Corporation and subsidiaries (the "Company") as of December 28, 1994 and December 27, 1995, and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 27, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well a evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Fine Host Corporation and subsidiaries as of December 28, 1994 and December 27, 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 27, 1995 in conformity with generally accepted accounting principles.


Deloitte & Touche LLP
New York, New York
May 24, 1996

                     FINE HOST CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                              DECEMBER 28, 1994    DECEMBER 27, 1995
                                                              -----------------    -----------------
                          ASSETS
Current assets:
  Cash.....................................................        $ 1,532              $   634
  Accounts receivable......................................          6,750                7,548
  Notes receivable.........................................          1,964                  520
  Inventories..............................................          2,218                2,099
  Prepaid expenses and other current assets................          2,121                1,893
                                                                  --------             --------
      Total current assets.................................         14,585               12,694

Contract rights, net.......................................          9,715               12,866
Fixtures and equipment, net................................         13,372               15,829
Notes receivable...........................................          2,059                1,391
Excess of cost over fair value of net assets acquired,
net........................................................         10,455               13,406
Other assets...............................................          2,967                4,395
                                                                  --------             --------
      Total assets.........................................        $53,153              $60,581
                                                                  --------             --------
                                                                  --------             --------

           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses....................        $13,565              $12,467
  Current portion of long-term debt........................          3,738                2,981
  Current portion of subordinated debt.....................          1,338                1,745
                                                                  --------             --------
      Total current liabilities............................         18,641               17,193

Deferred income taxes......................................          5,004                6,421
Long-term debt.............................................          8,289               15,326
Subordinated debt..........................................         12,153                8,879
                                                                  --------             --------
      Total liabilities....................................         44,087               47,819

Commitments and contingencies

Stock warrants.............................................            480                1,380

Stockholders' equity:
  Convertible Preferred Stock, $.01 par value, 250,000
    shares authorized, 102,592 and 134,171 issued and
    outstanding at December 28, 1994 and December 27, 1995,
respectively...............................................              1                    1
  Common Stock, $.01 par value, 7,000,000 shares
    authorized, 2,048,200 issued and outstanding...........             20                   20
  Additional paid-in capital...............................          7,433                8,933
  Retained earnings........................................          1,321                2,617
  Receivables from stockholders for purchase of Common
Stock......................................................           (189)                (189)
                                                                  --------             --------
      Total stockholders' equity...........................          8,586               11,382
                                                                  --------             --------
        Total liabilities and stockholders' equity.........        $53,153              $60,581
                                                                  --------             --------
                                                                  --------             --------


          See accompanying notes to consolidated financial statements.

                     FINE HOST CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                       FISCAL YEARS ENDED
                                                          --------------------------------------------
                                                          DECEMBER 29,    DECEMBER 28,    DECEMBER 27,
                                                              1993            1994            1995
                                                          ------------    ------------    ------------
Net sales..............................................     $ 61,212        $ 82,119        $ 95,462
Cost of sales..........................................       55,816          73,833          85,576
                                                          ------------    ------------    ------------
Gross profit...........................................        5,396           8,286           9,886
General and administrative expenses....................        2,649           3,406           3,626
                                                          ------------    ------------    ------------
Income from operations.................................        2,747           4,880           6,260
Interest expense, net..................................          834           1,629           2,479
                                                          ------------    ------------    ------------
Income before tax provision and extraordinary item.....        1,913           3,251           3,781
Tax provision..........................................          829           1,385           1,585
                                                          ------------    ------------    ------------
Income before extraordinary item.......................        1,084           1,866           2,196
Extraordinary item (net of related tax benefit of
$74)...................................................          112          --              --
                                                          ------------    ------------    ------------
Net income.............................................          972           1,866           2,196
Accretion to redemption value of warrants (Note 2).....         (230)           (250)           (900)
                                                          ------------    ------------    ------------
Net income available to Common Stockholders............     $    742        $  1,616        $  1,296
                                                          ------------    ------------    ------------
                                                          ------------    ------------    ------------
Earnings per share of Common Stock:
  Income before extraordinary item.....................     $   0.28        $   0.50        $   0.39
  Extraordinary item...................................        (0.04)         --              --
                                                          ------------    ------------    ------------
  Net income...........................................     $   0.24        $   0.50        $   0.39
                                                          ------------    ------------    ------------
                                                          ------------    ------------    ------------
Average number of shares of Common Stock outstanding...        3,087           3,230           3,307
                                                          ------------    ------------    ------------
                                                          ------------    ------------    ------------
Earnings per share assuming full dilution:
  Income before extraordinary item.....................     $   0.28        $   0.49        $   0.39
  Extraordinary item...................................        (0.04)         --              --
                                                          ------------    ------------    ------------
  Net income...........................................     $   0.24        $   0.49        $   0.39
                                                          ------------    ------------    ------------
                                                          ------------    ------------    ------------
Average number of shares of Common Stock outstanding
assuming full dilution.................................        3,087           3,287           3,330
                                                          ------------    ------------    ------------
                                                          ------------    ------------    ------------


          See accompanying notes to consolidated financial statements.

                     FINE HOST CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                         RECEIVABLES
                                                                                                             FROM
                                           CONVERTIBLE                                                   STOCKHOLDERS
                                         PREFERRED STOCK       COMMON STOCK      ADDITIONAL   RETAINED   FOR PURCHASE
                                         ----------------   ------------------    PAID-IN     EARNINGS    OF COMMON
                                         SHARES    AMOUNT    SHARES     AMOUNT    CAPITAL     (DEFICIT)     STOCK
                                         -------   ------   ---------   ------   ----------   --------   ------------
Balance, December 30, 1992.............             $       2,048,200    $ 20      $3,940     $ (1,037)     $ (197)
 Shares issued.........................  102,592       1                            3,493
 Stock warrant accretion...............                                                           (230)
 Payments by stockholders..............                                                                          8
 Net income............................                                                            972

                                         -------   ------   ---------      --    ----------   --------       -----
Balance, December 29, 1993.............  102,592       1    2,048,200      20       7,433         (295)       (189)
 Stock warrant accretion...............                                                           (250)
 Net income............................                                                          1,866

                                         -------   ------   ---------      --    ----------   --------       -----
Balance, December 28, 1994.............  102,592       1    2,048,200      20       7,433        1,321        (189)
 Stock warrant accretion...............                                                           (900)
 Shares issued.........................   31,579                                    1,500
 Net income............................                                                          2,196

                                         -------   ------   ---------    ----    ----------   --------       -----
Balance, December 27, 1995.............  134,171    $  1    2,048,200    $ 20      $8,933     $  2,617      $ (189)
                                         -------   ------   ---------    ----    ----------   --------       -----
                                         -------   ------   ---------    ----    ----------   --------       -----


                                             TOTAL
                                         STOCKHOLDERS'
                                            EQUITY
                                         -------------
Balance, December 30, 1992.............     $ 2,726
 Shares issued.........................       3,494
 Stock warrant accretion...............        (230)
 Payments by stockholders..............           8
 Net income............................         972

                                         -------------
Balance, December 29, 1993.............       6,970
 Stock warrant accretion...............        (250)
 Net income............................       1,866

                                         -------------
Balance, December 28, 1994.............       8,586
 Stock warrant accretion...............        (900)
 Shares issued.........................       1,500
 Net income............................       2,196

                                         -------------
Balance, December 27, 1995.............     $11,382

                                         -------------
                                         -------------


          See accompanying notes to consolidated financial statements.

                     FINE HOST CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                        FISCAL YEARS ENDED
                                                            ------------------------------------------
                                                            DECEMBER 29,   DECEMBER 28,   DECEMBER 27,
                                                                1993           1994           1995
                                                            ------------   ------------   ------------
Cash flows from operating activities:
Net income................................................    $    972       $  1,866       $  2,196
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation and amortization...........................       1,609          2,379          3,804
  Deferred income tax provision...........................         738          1,359          1,536
  Changes in operating assets and liabilities:
    Accounts receivable...................................        (279)        (2,238)          (372)
    Inventories...........................................        (164)          (367)           306
    Prepaid expenses and other current assets.............        (301)        (1,001)          (473)
    Accounts payable and accrued expenses.................       1,313          2,100         (2,627)
Increase in other assets..................................        (123)        (1,528)        (1,399)
                                                            ------------   ------------   ------------
  Net cash provided by operating activities...............       3,765          2,570          2,971
                                                            ------------   ------------   ------------
Cash flows from investing activities:
Increase in contract rights...............................      (2,039)          (234)        (3,446)
Purchases of fixtures and equipment.......................        (974)        (6,303)        (3,329)
Disposal of fixed assets..................................         349         --             --
Acquisition of business, net of cash acquired.............      (6,662)          (777)        (3,478)
Collection of notes receivable............................       1,657            548          2,129
Issuance of notes receivable..............................      --             (2,280)        --
                                                            ------------   ------------   ------------
  Net cash used in investing activities...................      (7,669)        (9,046)        (8,124)
                                                            ------------   ------------   ------------
Cash flows from financing activities:
Issuance of convertible preferred stock...................       2,954         --              1,500
Borrowings under long-term debt agreement.................       1,017         10,739          8,580
Issuance of subordinated debt.............................       8,500         --             --
Payment of long-term debt.................................      (9,742)        (1,529)        (2,300)
Payment of subordinated debt..............................      --             (1,578)        (3,525)
Collection of subscriptions receivable....................           8         --             --
                                                            ------------   ------------   ------------
  Net cash provided by financing activities...............       2,737          7,632          4,255
                                                            ------------   ------------   ------------
(Decrease) increase in cash...............................      (1,167)         1,156           (898)
Cash, beginning of year...................................       1,543            376          1,532
                                                            ------------   ------------   ------------
Cash, end of year.........................................    $    376       $  1,532       $    634
                                                            ------------   ------------   ------------
                                                            ------------   ------------   ------------


          See accompanying notes to consolidated financial statements.

                     FINE HOST CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1. DESCRIPTION OF BUSINESS

    Fine Host Corporation and its subsidiaries (the "Company") is a provider of contract food service management to recreation and leisure facilities, which include civic centers, arenas, stadiums and amphitheaters, convention centers, education facilities and corporate dining facilities primarily in the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Basis of Presentation--The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Inventories--Inventories are stated at the lower of cost, determined on a first-in, first-out (FIFO) basis, or market.


    Contract Rights--Certain directly attributable costs, primarily direct payments to clients to acquire contracts and costs of licenses and permits, incurred by the Company in obtaining contracts with clients are recorded as contract rights and are amortized over the contract life of each such contract without consideration of future renewals. The costs of licenses and permits are amortized over the shorter of the related contract life or the term of the license/permit. Contract rights are being amortized over a range of 3 to 20 years. Licenses and permits are being amortized over a range of 3 to 10 years. The value of contract rights acquired through acquisitions has been determined through independent valuation based on projected discounted cash flows and is being amortized over the projected lives as determined through the valuation process. Accumulated amortization was $2,237 and $3,949 at December 28, 1994 and December 27, 1995, respectively. The carrying value of the asset would be reduced if it is probable that management's best estimate of future cash flows from related operations, on an undiscounted basis, will be less than the carrying amount of the asset over the remaining amortization period. Any such impairment loss would be measured as the amount by which the carrying value of the asset exceeds the fair value determined as the present value of estimated expected future cash flow.


    Fixtures and Equipment--Acquisitions of fixtures and equipment are recorded at cost and are depreciated using the straight line method over the shorter of estimated useful lives of the assets or the term of the customer concession and catering contract. Fixtures and equipment is periodically reviewed to determine recoverability by comparing the carrying value to expected future cash flows.


    Excess of Cost Over Fair Value of Net Assets Acquired--The excess of cost over fair value of net assets acquired is amortized using the straight line method over periods generally ranging from 20 to 30 years. Accumulated amortization was $512 and $848 at December 28, 1994 and December 27, 1995, respectively. The carrying value of the net asset would be reduced if it is probable that management's best estimate of future cash flows from related operations, on an undiscounted basis, will be less than the carrying amount of the asset over the remaining amortization period. Any such impairment loss would be measured as the amount by which the carrying value of the asset exceeds the fair value determined as the present value of estimated expected future cash flow.

                     FINE HOST CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
    Revenue Recognition and Cost of Sales--Sales from food and beverage concession and catering contract food services are recognized as the services are provided.


    The Company generally enters into one of three types of contracts for its food services: profit and loss contracts ("P&Ls"), profit sharing contracts and management fee contracts. Under P&L contracts, all food and beverage sales are recorded in net sales. P&Ls require the Company to bear all the expenses of the operation, including rent paid to the client (usually calculated as a fixed percentage of various categories of sales). Under the profit sharing contracts, the Company receives a percentage of profits earned at the facility after the payment of all expenses of the operation plus a fixed fee or percentage of sales as an administrative fee. Under this type of contract, the fixed and administrative fees and all food and beverage sales generated at a location are recorded in net sales. Management fee contracts provide for a fixed fee. Fine Host is also reimbursed for all of its on-site expenses incurred in providing food and beverage services under management fee contracts. Certain of the Company's management fee contracts provide for an additional incentive fee based on a percentage of sales over a base threshold level. In the case of a management fee contract, the Company records only the fixed and incentive fee, if any, as net sales.


    Cost of sales is composed of the following:


                                                                       FISCAL YEARS ENDED
                                                                  -----------------------------
                                                                   1993       1994       1995
                                                                  -------    -------    -------
Wages and benefits.............................................   $14,011    $20,079    $27,024
Food and beverages.............................................    13,733     18,463     24,670
Rent paid to clients...........................................    21,270     25,345     22,035
Other operating expenses.......................................     5,193      7,567      8,259
Depreciation and amortization..................................     1,609      2,379      3,588
                                                                  -------    -------    -------
                                                                  $55,816    $73,833    $85,576
                                                                  -------    -------    -------
                                                                  -------    -------    -------


    P&L and profit sharing contracts include all on-site costs for the above items. Management fee contracts include only the amortization of invested capital.

    Income Taxes--Deferred tax assets or liabilities (shown net) are recognized for the estimated future tax effects attributable to temporary differences, principally depreciation, amortization of contract rights and operating loss carryforwards. A temporary difference is the difference between the tax basis of an asset or liability and its reported amount in the financial statements.


    Earnings Per Share--Earnings per share of Common Stock is computed based on the weighted average number of common equivalent shares outstanding during each year. The Series A Convertible Preferred Stock has been considered to be the equivalent of Common Stock from the time of its issuance in 1993. The number of shares issuable on conversion of Preferred Stock was added to the number of shares of Common Stock. The number of shares of Common Stock was also increased by the number of shares issuable on the exercise of options and warrants when the fair value of the Common Stock exceeds the exercise price of the options and warrants. Fair value was estimated through analysis of transactions in the Company's stock involving third parties. This increase in the number of shares of Common Stock was reduced by the number shares of Common Stock which are assumed to have been purchased with the proceeds from the exercise of the warrants. These purchases were assumed to have been made at the average fair value of the Common Stock during the year. Earnings per share assuming full dilution gives effect to the assumed exercise of all dilutive stock options and the assumed conversion of dilutive convertible securities (warrants) as of the beginning of the respective year except when their

                     FINE HOST CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

effect is antidilutive; outstanding shares were increased as described above for the option and warrant conversions except that the purchases of Common Stock are assumed to have been made at the year-end fair value if it was higher than the average fair value. In calculating earnings per share, net income has been reduced for the accretion to the redemption value of warrants by $230, $250 and $900 in fiscal 1993, 1994 and 1995, respectively (see Note 11).



    Fiscal Year--The Company's fiscal year ends on the last Wednesday in December.


    Reclassification--Prior year balances have been restated to conform to the current presentation.

3. ACQUISITIONS

    On March 25, 1996, the Company acquired 100% of the outstanding stock of Sun West Services, Inc. ("Sun West"). Sun West provides contract food and beverage services primarily in the education market as well as to other institutional clients. The purchase price was approximately $5,200 consisting of cash, five-year subordinated notes to the sellers with interest at 7% and 25,900 shares of Common Stock.

    In July 1995, the Company acquired 100% of the outstanding stock of Northwest Food Service, Inc. ("Northwest"). Northwest provides contract food and beverage services, primarily in the education and corporate dining markets. The purchase price was approximately $2,500 consisting of subordinated notes to the seller and cash.

    In September 1994, the Company acquired 100% of the outstanding stock of VGE Acquisition Corporation ("VGE") and its wholly owned subsidiary, Creative Food Management, Inc. (collectively, "Creative"). Creative provides contract food and beverage services, primarily in the education, corporate dining and recreation and leisure markets. The purchase price, reduced in the third quarter of 1995 for certain post-acquisition adjustments, was approximately $7,000 consisting primarily of subordinated notes to the sellers (see Note 9) and cash. Following the acquisition, VGE and Creative were merged, with Creative as the surviving entity.

    In April 1993, the Company acquired 100% of the stock of Fanfare, Inc. and Global Fanfare, Inc. (collectively, "Fanfare"). Fanfare provides contract food and beverage services, primarily in the recreation and leisure market. The purchase price was approximately $8,200 in cash and subordinated notes to the sellers.

    In connection with the Fanfare acquisition, the Company executed a stock option agreement with one of the principal shareholders of Fanfare which allows the option holder to purchase a maximum of 27,944 shares of Common Stock at $4.93 per share.

    The aforementioned acquisitions have been accounted for under the purchase method of accounting and, accordingly, the accompanying consolidated financial statements reflect the fair values of the assets acquired and liabilities assumed or incurred as of the effective date of the acquisitions. The results of operations of the acquired companies are included in the accompanying consolidated financial statements since their respective dates of acquisition.

    The following table summarizes pro forma information as follows: (i) with respect to the income statement data for fiscal 1994, as if the acquisitions of Northwest and Creative had been completed as

                     FINE HOST CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

3. ACQUISITIONS--(CONTINUED)
of the beginning of the fiscal year and (ii) with respect to the income statement data for fiscal 1995, as if the acquisition of Northwest had been completed as of the beginning of the fiscal year:

                                                          FISCAL YEARS ENDED
                                                     ----------------------------
                                                     DECEMBER 28,    DECEMBER 27,
                                                         1994            1995
                                                     ------------    ------------
SUMMARY STATEMENT OF INCOME DATA:
Net sales.........................................     $105,841        $100,675
Income from operations............................     $  5,173        $  6,362
Net income........................................     $  1,537        $  2,210
Net income per share assuming full dilution.......     $   0.39        $   0.39


4. INVENTORIES

    The components of inventories are as follows:

                                                     DECEMBER 28,    DECEMBER 27,
                                                         1994            1995
                                                     ------------    ------------
Food and liquor...................................      $1,465          $1,333
Beverage..........................................         498             447
Other.............................................         255             319
                                                     ------------    ------------
        Total.....................................      $2,218          $2,099
                                                     ------------    ------------
                                                     ------------    ------------

5. NOTES RECEIVABLE

    From time to time, the Company advances funds to its clients to assist them in funding construction and for working capital needs. Substantially all of these advances are collateralized by assets and/or are subject to immediate and full repayment under the terms of related concession agreements. Included among the advances the Company has outstanding are the following:

    . A non-interest bearing advance made in 1990 in the amount of $708 that was discounted at 8.5%. The advance is being repaid in 120 equal monthly installments. The amount outstanding was $264, of which $214 was classified as long-term at December 27, 1995. The Company retains title to the assets purchased by the client with the proceeds of the advance until the advance is repaid in full.

    . Advances made in early 1994 to a client in the aggregate amount of $1,280 with interest at 1.5% over the prime rate. Principal is due and payable in four equal annual installments with interest due quarterly commencing March 31, 1994. The amount outstanding at December 27, 1995 was $960, of which $640 was classified as long-term.

    . A non-interest bearing advance made in the second quarter of 1994 in the aggregate amount of $1,000. In conjunction with a contract modification during the third quarter of 1995, the note was modified to require repayments over the remaining four years of the food service contract. The balance at December 27, 1995 was $680, $530 of which was classified as long-term.

    The estimated fair value approximated the carrying amount of notes receivable at December 28, 1994 and December 27, 1995. Considerable judgment was required in interpreting market data to develop the estimates of fair value. In addition, the use of different market assumptions and/or estimation methodologies may have had a material effect on the estimated fair value amounts. Accordingly, the estimated fair value of notes receivable as of December 28, 1994 and December 27,

                     FINE HOST CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

5. NOTES RECEIVABLE--(CONTINUED)
1995 is not necessarily indicative of the amounts that the Company could realize in a current market exchange.

    Interest earned during fiscal 1993, 1994 and 1995 was $274, $304 and $352, respectively.

6. FIXTURES AND EQUIPMENT

    Fixtures and equipment consists of the following:


                                                     DECEMBER 28,    DECEMBER 27,
                                                         1994            1995
                                                     ------------    ------------
Furniture and fixtures............................     $ 14,155        $ 16,309
Office equipment..................................        1,445           1,811
Leasehold improvements............................          709           1,114
Smallwares........................................        1,757           2,306
                                                     ------------    ------------
                                                         18,066          21,540
Less: accumulated depreciation....................        4,694           5,711
                                                     ------------    ------------
Fixtures and equipment, net.......................     $ 13,372        $ 15,829
                                                     ------------    ------------
                                                     ------------    ------------


    The Company invests in fixtures and equipment at various locations. Upon termination of a concession agreement, the client is generally required to purchase the assets from the Company for an amount equal to their net book value.

    All fixtures and equipment are depreciated over their useful lives ranging from 3 to 20 years, except smallwares which are depreciated over periods ranging from 3 to 5 years.

7. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consists of the following:


                                                     DECEMBER 28,    DECEMBER 27,
                                                         1994            1995
                                                     ------------    ------------
Accounts payable..................................     $  3,941        $  5,197
Accrued wages and benefits........................        1,299           1,607
Accrued rent to clients...........................        4,484           2,576
Accrued other.....................................        3,841           3,087
                                                     ------------    ------------
      Total.......................................     $ 13,565        $ 12,467
                                                     ------------    ------------
                                                     ------------    ------------


8. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                     DECEMBER 28,    DECEMBER 27,
                                                         1994            1995
                                                     ------------    ------------
Term Loan.........................................     $    906        $  9,100
Working Capital Line..............................        1,700           6,000
Guidance Line.....................................        9,325           3,207
Notes payable.....................................           96          --
                                                     ------------    ------------
                                                         12,027          18,307
Less: current portion.............................        3,738           2,981
                                                     ------------    ------------
      Total.......................................     $  8,289        $ 15,326
                                                     ------------    ------------
                                                     ------------    ------------

                     FINE HOST CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

8. LONG-TERM DEBT--(CONTINUED)
    The Company's bank agreement was amended on April 24, 1995 as part of a refinancing (the "Amended Bank Agreement") and provides for (i) a term loan in the amount of $10,500 (the "Term Loan") which is repayable in 60 equal monthly installments commencing May 1, 1995, (ii) a working capital revolving credit line (the "Working Capital Line") for general obligations of the Company expiring on March 31, 1997, in the maximum amount of $6,000, (iii) a line of credit to provide for future expansion by the Company (the "Guidance Line") in the maximum amount of $11,500, and (iv) requirements that the bank issue up to $2,000 in letters of credit ("Letters of Credit") on the Company's behalf. The maximum borrowing under the Amended Bank Agreement was $30,000 as of December 27, 1995.

    As part of a new food service contract requiring the Company to invest $2,000 on or before January 1, 1996, a temporary Letter of Credit was required from the Company. The Letter of Credit was provided by the Company on August 2, 1995. The Guidance Line was used to provide this Letter of Credit. On December 29, 1995, the Company invested the $2,000 by borrowing under the Guidance Line and canceled the Letter of Credit.

    In March 1996, the Amended Bank Agreement was further amended to increase the maximum borrowing under the Amended Bank Agreement to $32,500 by increasing the Working Capital Line to $9,425 and the Guidance Line to $13,000, and resetting the Term Loan to $8,575 and the Letter of Credit facility to $1,500.

    The Amended Bank Agreement contains various financial and other restrictions, including, but not limited to, restrictions on indebtedness, capital expenditures and commitments. Additional obligations require maintenance of certain financial ratios, including the ratio of total debt to operating cash flow, operating cash flow to cash interest expense, and minimum net worth and operating cash flow. The Amended Bank Agreement also contains prohibitions on both the payment of dividends and changes in control of the Company.

    The Company's obligations under the Amended Bank Agreement are collateralized both by a pledge of shares of Common Stock owned by officers and directors of the Company and an affiliate, and the common stock of the Company's subsidiaries. The loan is also collateralized by certain fixtures and equipment, notes receivable and other assets, as well as the receipt, if any, of certain funds paid to the Company with respect to the termination of client contracts prior to their expiration.

    On December 27, 1995, the prime rate was 8.5%. Interest payable on the Term Loan, Working Capital Line and Guidance Line is the prime rate plus 1.5%, 1.25% and 1.5%, respectively.

    Long-term debt at December 27, 1995 is payable as follows:

                       YEAR ENDING                          AMOUNT
                       -----------                          -------
December 25, 1996........................................   $ 2,981
December 31, 1997........................................     8,981
December 30, 1998........................................     2,785
December 29, 1999........................................     2,569
December 27, 2000........................................       991
                                                            -------
      Total..............................................   $18,307
                                                            -------
                                                            -------

    Interest paid on long-term debt was $447, $639 and $1,645 for fiscal 1993, 1994 and 1995, respectively.

                     FINE HOST CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

9. SUBORDINATED DEBT

    Subordinated debt consists of the following:

    (a) In July 1995, as part of the purchase price of Northwest (see Note 3), the Company issued a $1,350 note to the seller with a 6% interest rate payable in six equal annual installments. The note was discounted to present value using a market rate of 12.5% and had a balance at December 27, 1995 of $1,166, of which $937 was classified as long-term.

    (b) In September 1994, as part of the acquisition of Creative (see Note 3), the Company issued to the stockholders of Creative the following: (1) subordinated promissory notes ("Promissory Notes") with a face value of $2,552 payable in four installments beginning in September 1995; (2) convertible subordinated promissory notes ("Convertible Notes") with a face value of $855, convertible into common stock of the Company at a price of $7.86 per share; and
(3) a four year term note in the amount of $593 payable in annual monthly installments and bearing interest at the prime rate plus 1%.


    The Promissory Notes and the Convertible Notes were canceled in November 1995 in accordance with negotiations between the Company and the sellers of Creative as a direct result of the breach of seller representations and warranties and the subsequent renegotiation of the purchase price, and two new non-interest bearing Subordinated Term Notes ("Creative Term Notes") were issued in their place. The first of the Creative Term Notes is in the principal amount of $756 payable in equal monthly installments over 36 months, and the second Creative Term Note is in the principal amount of $1,440 payable in equal monthly installments over 48 months. The Creative Term Notes have been discounted to their present value using a market rate of 10%. The balance at December 27, 1995 was $1,877 of which $1,413 was classified as long term.


    In addition, as part of the Creative acquisition, the Company assumed the following Creative obligations: (1) a third party promissory note which was settled in October 1995 as part of an agreement between Creative and the lender; and (2) a four year term note with interest at the prime rate plus 1.5%. The balance at December 27, 1995 was $87.

    (c) In connection with the acquisition of Fanfare in 1993 (see Note 3), the Company issued to the sellers of Fanfare subordinated notes with a face value of $2,250, payable in three equal annual installments beginning in April 1994. The notes payable are non-interest bearing and were discounted to present value at 7.5%. At December 27, 1995, the outstanding balance of the notes was $732.

    (d) In April 1993, the Company entered into a subordinated loan agreement, as amended (the "Subordinated Loan Agreement"), pursuant to which the Company sold $8,500 of its variable rate subordinated notes (the "Notes"), together with detachable warrants to purchase a maximum of 867,230 shares of a new class of Non-Voting Common Stock. The proceeds of the issuance of the subordinated notes were used to repay existing indebtedness. The notes are due April 30, 2001, with mandatory principal payments of $2,125 due on April 30 of each year commencing in 1998 and ending in 2001. As part of the refinancing discussed in Note 7, a $2,000 prepayment was made in order of maturity and, therefore, the April 30, 1998 mandatory payment has been reduced to $125. On April 21, 1995, in accordance with the Subordinated Loan Agreement, the rate of interest was reset at 12.79% from 9.875% for the remainder of the term of the notes.

    In conjunction with the refinancing of its senior bank indebtedness on April 24, 1995, the Company sold 31,579 shares of Series A Convertible Preferred Stock (convertible into 221,046 shares of Common Stock) (see Note 10) to an investment partnership (the general partner of which is controlled by one of the Company's directors) at a price of $47.50 per share ($6.79 per share of Common Stock), and used the proceeds thereof to reduce the amount of the Notes outstanding under the Subordinated Loan Agreement.

                     FINE HOST CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

9. SUBORDINATED DEBT--(CONTINUED)
    On April 24, 1995, as part of the refinancing discussed above, the Subordinated Loan Agreement was amended to allow for an increase in available borrowing under the Amended Bank Agreement up to $32,500, without prior approval by the subordinated note holder. The Subordinated Loan Agreement, as amended, contains various financial and other restrictions including provisions similar to those contained in the Amended Bank Agreement.

    The estimated fair value approximated the carrying amount of subordinated debt at December 28, 1994 and December 27, 1995. Considerable judgment was required in interpreting market data to develop the estimates of fair value. In addition, the use of different market assumptions and/or estimation methodologies may have had a material effect on the estimated fair value amounts. Accordingly, the estimated fair value of subordinated debt as of December 27, 1995 and December 28, 1994 is not necessarily indicative of the amounts that the Company could realize in a current market exchange.

    Subordinated debt at December 27, 1995 is payable as follows:

                       YEAR ENDING                          AMOUNT
                       -----------                          -------
December 25, 1996........................................   $ 1,745
December 31, 1997........................................       954
December 30, 1998........................................       865
December 29, 1999........................................     2,711
December 27, 2000........................................     2,375
Thereafter...............................................     2,125
                                                            -------
                                                             10,775
Less: discount on subordinated note......................       151
                                                            -------
      Total..............................................   $10,624
                                                            -------
                                                            -------

    Interest paid on subordinated debt was $661, $1,253 and $1,427 for fiscal 1993, 1994 and 1995, respectively.

10. STOCKHOLDERS' EQUITY

    Common Stock--Holders of Common Stock are entitled to one vote per share in all matters to be voted on by the stockholders of the Company. Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor.

    Preferred Stock--Holders of the Series A Convertible Preferred Stock are entitled to receive, when and as declared, out of the net profits of the Company, dividends in an amount per share equal to the aggregate per share amount of all cash dividends declared on the Common Stock multiplied by the number of shares of Common Stock into which a share of Series A Convertible Preferred Stock is convertible on the date on which such dividend is to be paid in full. All dividends declared upon Series A Convertible Preferred Stock shall be declared pro rata per share. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the shares of Series A Convertible Preferred Stock then outstanding shall be entitled to share ratably with holders of the shares of Common Stock in any distribution of the assets and funds of the Company. Each share of Series A Convertible Preferred Stock is convertible into seven shares of Common Stock, subject to certain adjustments.

    Three officers of the Company have purchased in 1987 and 1991 an aggregate of 154,000 shares of Common Stock for cash and notes at prices ranging from $0.32 to $1.40 per share. The subject notes have an aggregate outstanding balance of $189 and are due on June 30, 1999.

                     FINE HOST CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

11. STOCK OPTIONS AND WARRANTS

    Stock Options--The 1994 Stock Option Plan authorizes the grant to key employees of options to purchase shares of Common Stock. The maximum number of shares which may be subject to options under this plan is 175,000. Options are granted at no less than the fair market value at the time of grant for a period not in excess of ten years. In addition, included in the table are 27,944 options issued in connection with the Fanfare acquisition in 1993 (see Note 3).

    Combined information with respect to stock options is as follows:

                                                                    SHARES
                                                                    -------
Balance, December 29, 1993.......................................    27,944
  Granted........................................................   105,000
                                                                    -------
Balance, December 28, 1994.......................................   132,944
  Granted........................................................    10,500
                                                                    -------
Balance, December 27, 1995
  ($4.93--$7.14 per share).......................................   143,444
                                                                    -------
                                                                    -------
Currently exercisable, December 27, 1995.........................    46,597
                                                                    -------
                                                                    -------

    At December 27, 1995, there were 59,500 shares available for grant.

    Warrants--Warrants issued and outstanding to purchase, at specified prices, shares of Common Stock at December 27, 1995 consist of the following:

                                                            EXERCISE PRICE
                                                         --------------------
                                                          $4.93        $.01
                                                         --------    --------
(a) Holders of Subordinated Notes:                        733,467     133,763
      Less redemptions................................   (173,460)    (66,878)
                                                         --------    --------
                                                          560,007      66,885
                                                         --------    --------
(b) Holders of Series A Convertible Preferred Stock:
      Investor........................................    118,307     453,432
      Director........................................     21,294      81,613
                                                         --------    --------
                                                          139,601     535,045
                                                         --------    --------
      Less redemptions................................    (16,016)   (267,526)
                                                         --------    --------
                                                          123,585     267,519
                                                         --------    --------
    Warrants issued and outstanding...................    683,592     334,404
                                                         --------    --------
                                                         --------    --------

(a) Holders of Subordinated Notes

    Pursuant to the issuance and sale of the Notes (see Note 9), the purchaser received warrants to purchase 733,467 and 133,763 shares of Non-Voting Common Stock at exercise prices of $4.93 a share (the "$4.93 Warrants") and $.01 a share (the "$.01 Warrants"), respectively. The warrants were valued at $230. The warrants are exercisable from the date of issue through the periods ended April 29, 2001 and April 29, 2003, respectively. The Company may earn back portions of the respective warrants if

                     FINE HOST CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

11. STOCK OPTIONS AND WARRANTS--(CONTINUED) certain performance targets are achieved. Both the number of shares and exercise price are subject to adjustment under various antidilution provisions.

    During a specified repurchase period, the Company is obligated (the "Put Repurchase"), subject to certain conditions, to repurchase all or a designated portion of the issuable warrant shares within 120 days after notification of a put option exercise. The Put Repurchase period begins on the earlier of (i) April 29, 1997, (ii) the prepayment of 50% of the original principal amount of the Notes issued under the Subordinated Loan Agreement, or (iii) a Change of Control, as defined, of the Company. The Put Repurchase price is based upon the greater of the Appraised Value (as defined in the warrant agreement) of the Common Stock, and the result obtained by dividing a multiple of the Company's adjusted earnings, as defined, by the number of fully diluted shares of Common Stock. The Put Repurchase is being accreted to its highest estimated redemption price based on the time remaining to April 29, 1997, the earliest redemption date of the Put Repurchase.

    The warrant allows the Company, at its option, to repurchase (the "Call Repurchase") any or all of the issuable warrant shares beginning April 29, 1998. The Call Repurchase price to be paid by the Company is based upon the greater of
(i) 110% of the Appraised Value (as defined) of the Common Stock, (ii) the result obtained by dividing a multiple of the Company's earnings, as defined, by the number of fully diluted shares of Common Stock, or (iii) $10.12 per share.

    Upon achieving specified levels of earnings in each of fiscal 1993 and 1994, the Company had the right to earn back, in respect of each such year, the portion of the $4.93 Warrants issued to the purchaser of the Notes representing the right to acquire 1% of the fully diluted Common Stock. The Company achieved the required earnings level specified for those fiscal years. Accordingly, in each of May 1994 and June 1995, respectively, the Company canceled $4.93 Warrants to acquire the equivalent of 1% of the fully diluted Common Stock, or approximately 43,365 shares (in each year). As a result of the refinancing discussed in Notes 8 and 9, the Company redeemed an additional amount of the $4.93 Warrants equal to 2% of the fully diluted Common Stock, or 86,730 shares.

    Upon achieving specified levels of earnings in each of fiscal 1993, 1994, 1995 and 1996, the Company has the right to earn back the total of the $.01 Warrant issued (133,763) to the Note holder. Since the Company achieved the required earnings level specified for fiscal 1993 and 1994, the Company, in each of fiscal 1994 and 1995, respectively, earned back and canceled 33,439 of the $.01 Warrants held by the purchaser of the Notes.

    The total of these $4.93 Warrants and $.01 Warrants redeemed in fiscal 1994 and 1995 was 173,460 and 66,878, respectively (or 240,338).

  Warrants Assigned Subsequent to December 27, 1995

    In March 1996, the holder of the Notes sold the Notes to a non-affiliate of the Company. The purchaser also acquired 280,003.5 $4.93 Warrants and 16,723 $.01 Warrants. In connection with this transaction, the purchaser granted the Company an option to purchase all of the warrants for $500 in the event that the Notes are fully redeemed before June 30, 1996, for $750 in the event the Notes are fully redeemed between July 1 and August 15, 1996, for $1,000 in the event the Notes are fully redeemed between August 16 and September 30, 1996 and for $1,500 in the event the Notes are fully redeemed between October 1 and December 31, 1996.

                     FINE HOST CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

11. STOCK OPTIONS AND WARRANTS--(CONTINUED)
    In the event the Company increases its bank borrowings in excess of $32,500, the option price will increase by $200 for each additional $2,500 of borrowings, subject to a maximum increase in the option price of $600.

(b) Holders of Series A Convertible Preferred Stock

    In connection with the sale in fiscal 1993 by the Company of the Series A Convertible Preferred Stock to an investor and one of its directors (described in Note 9), each purchaser received warrants to purchase Common Stock. The investor received 118,307 of the $4.93 Warrants and 453,432 of the $.01 Warrants. The director received 21,294 of the $4.93 Warrants and 81,613 of the $.01 Warrants. Both the number of shares and exercise price are subject to adjustment under various antidilution provisions.

    The $4.93 Warrants issued by the Company to the investor and the director (139,601 in total) are subject to cancellation to the extent that the Company earns back $4.93 Warrants issued to the purchaser of its Notes (see above). Since the Company has achieved the earnings level specified for fiscal 1993 and 1994 required under the Notes, 8,253 of these $4.93 Warrants, the maximum allowed during the 1993 reduction period, were canceled in June 1994, and an additional 7,763, the maximum allowed during the 1994 reduction period, were canceled in June 1995.

    Upon achieving specified levels of earnings in fiscal 1993, 1994, 1995 and 1996, the Company has the right to earn back the total of the $.01 Warrants (535,045 in the aggregate) issued to the holders of the Series A Convertible Preferred Stock. Since the Company achieved the required earnings level specified for each of fiscal 1993 and 1994, the Company in each of April 1994 and March 1995, respectively, canceled 133,763 of these warrants, representing 113,358 warrants for the investor and 20,405 for the director.

    The total of these $4.93 Warrants and $.01 Warrants redeemed in fiscal 1994 and 1995 from the investor was 240,289 and from the director was 43,253, respectively.

  Warrants Redeemed Subsequent to December 27, 1995

    The Company has achieved the specified earnings in fiscal 1995 as required under the $.01 Warrants. As a result, in fiscal 1996, the Company will redeem and cancel 33,440.75 of the $.01 Warrants held by the Note holder, 113,358 held by the investor and 20,403.25 held by the director (167,202 in total). As of March 29, 1996, after the above redemption, there were 167,202 $.01 Warrants and 683,592 $4.93 Warrants outstanding.

12. COMMITMENTS AND CONTINGENCIES


    The Company operates principally at its clients' premises pursuant to written contracts ("Client Contracts"). The length of Client Contracts generally ranges from one to ten years with options to renew for periods of one to ten years. Certain of these Client Contracts provide for base rent and contingent rent. Aggregate rent expense under these agreements for fiscal 1993, 1994 and 1995 was $21,270, $25,345 and $22,035, respectively.

                     FINE HOST CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

12. COMMITMENTS AND CONTINGENCIES--(CONTINUED)
    Future minimum commitments as of December 27, 1995 for all noncancelable operating leases and Client Contracts are as follows:

YEAR                                                         AMOUNT
- ----                                                         ------
1996.....................................................   $ 3,098
1997.....................................................     2,921
1998.....................................................     1,807
1999.....................................................       791
2000.....................................................       666
Thereafter...............................................     1,198
                                                            -------
      Total..............................................   $10,481
                                                            -------
                                                            -------

    Pursuant to its contracts with various clients, the Company is committed to spend approximately $4,987 for equipment and capital improvements as of December 27, 1995. At December 27, 1995, the Company was contingently liable for the following: (1) a standby Letter of Credit for $1,000, the principal amount of which is reduced annually pursuant to its terms, (2) a $1,000 Letter of Credit which collateralized the Company's ability to have written on its behalf an aggregate of $4,000 in performance bonds, (3) performance bonds in the aggregate amount of $2,600, and (4) an additional $2,000 Letter of Credit which was converted to a loan under the Guidance Line (see Note 8) in January 1996.

    The Company has entered into purchasing agreements with various national and regional suppliers pursuant to which the Company agreed to purchase its requirements of products (as defined in the agreements). If the Company exceeds the agreed-upon purchasing levels, additional rebates and promotional allowances may be payable by the suppliers. If the Company fails to meet agreed-upon purchasing levels during the term of the agreements, the suppliers may elect to extend the term of the agreements by one year, or a longer period, if necessary, to reach agreed-upon purchasing levels.

13. INCOME TAXES

    The income tax provision consists of the following:

                                                                       FISCAL YEARS ENDED
                                                          --------------------------------------------
                                                          DECEMBER 29,    DECEMBER 28,    DECEMBER 27,
                                                              1993            1994            1995
                                                          ------------    ------------    ------------
Current:
  Federal..............................................      $--             $--             $--
  State and local......................................         17               26              49
                                                             -----        ------------    ------------
      Total current....................................         17               26              49
                                                             -----        ------------    ------------
Deferred:
  Federal..............................................        588            1,123           1,471
  State and local......................................        150              236              65
                                                             -----        ------------    ------------
      Total deferred...................................        738            1,359           1,536
                                                             -----        ------------    ------------
        Total..........................................       $755           $1,385          $1,585
                                                             -----        ------------    ------------
                                                             -----        ------------    ------------

                     FINE HOST CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

13. INCOME TAXES--(CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:


                                                     DECEMBER 28,    DECEMBER 27,
                                                         1994            1995
                                                     ------------    ------------
Deferred tax assets:
  Net operating loss carryforwards................      $  600          $1,100
                                                     ------------    ------------
      Total deferred tax assets...................         600           1,100

Deferred tax liabilities:
  Tax in excess of book depreciation..............       1,000           1,500
  Excess tax deduction attributable to contract
rights............................................       2,780           3,194
  Other...........................................         624             627
                                                     ------------    ------------
      Total deferred tax liabilities..............       4,404           5,321
                                                     ------------    ------------
        Total.....................................      $5,004          $6,421
                                                     ------------    ------------
                                                     ------------    ------------


    The Company's effective income tax rate differed from the Federal statutory rate as follows:

                                                   FISCAL YEARS ENDED
                                     ----------------------------------------------
                                     DECEMBER 29,     DECEMBER 28,     DECEMBER 27,
                                         1993             1994             1995
                                     ------------     ------------     ------------
Federal statutory rate...........        34.0%            34.0%            34.0%
Excess of cost over net assets
acquired.........................         2.5              4.8              4.2
State & local taxes net of
  Federal tax benefits...........         7.2              4.2              4.2
Other, net.......................        (0.4)            (0.4)            (0.5)
                                          ---              ---              ---
Effective income tax rate........        43.3%            42.6%            41.9%
                                          ---              ---              ---
                                          ---              ---              ---


    At December 27, 1995, the Company had, for Federal income tax reporting, an estimated net operating loss carryforward of approximately $2,900 that will begin to expire in 2008. Certain costs of acquisitions were charged to excess of cost over fair market value of assets acquired, which are deductible for tax purposes. At December 27, 1995, the net estimated tax effect of these costs ($679 for financial statement reporting) was recorded as a reduction of excess of cost over fair market value of assets acquired.

    Income taxes paid in fiscal 1993, 1994 and 1995 were $16, $26 and $49, respectively.

14. LITIGATION

    In January 1993, the Company received a letter from a client terminating its agreement with the Company. In the letter, the client offered to resolve the situation by paying the Company an amount which the Company rejected as inadequate. The concession agreement stated that in the event the agreement was terminated for any reason, the Company was entitled to immediate repayment of amounts loaned to the client under the terms of certain promissory notes, as well as both amounts invested by the Company for equipment and for services rendered by the Company to the client. The Company sued to compel repayment of these amounts, and the Court granted the Company's motion for

                     FINE HOST CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

14. LITIGATION--(CONTINUED)
summary judgment for the principal amount of the promissory notes plus accrued interest and costs, and in August 1995, the Company received the sum of $1,180 in satisfaction thereof. The Company is seeking an additional judgment with respect to the other amounts owed it under the terms of the concession agreement, and the client has brought a counterclaim alleging that the Company interfered with a prospective contractual relationship between the client and another food service provider.

    In January 1996, the Company was served with a complaint naming it as one of five defendants in a lawsuit brought by multiple plaintiffs alleging damages arising out of the Woodstock II Festival held in August 1994 in Saugerties, New York. The promoter of the Festival is also a defendant. Plaintiffs were hired by the Company (which had a concession agreement with the promoters of Woodstock
II) as subcontractors of food, beverage and/or merchandise. In their complaint, which seeks approximately $5,900, plaintiffs allege damages arising primarily from the failure to (i) provide adequate security; and (ii) prevent Festival attendees from bringing food and beverages in to the Festival. The Company's concession agreement with the promoter made the promoter solely responsible for providing security and preventing food and beverage from being brought onto the premises, and the Company has made claim for indemnification under applicable provisions of the concession agreement, which has been rejected by the promoter. On April 4, 1996, the other defendants named in the suit answered the complaint and asserted cross-claims for contribution and indemnification against the Company. The Company believes that its ultimate liability, if any, will not be material.

15. RELATED PARTY TRANSACTION

    For each of fiscal 1993, 1994 and 1995, the Company incurred $150 in advisory fees with a company whose sole owner is the Chairman of the Board of the Company.

16. MAJOR CLIENT

    During fiscal 1993, 1994 and 1995, one client represented 35.9%, 19.5% and 13.7% of net sales, respectively.

                     FINE HOST CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

17. QUARTERLY RESULTS (UNAUDITED)

    The following summary shows the quarterly results of operations of the Company for fiscal 1994 and 1995.

                                                                     FISCAL QUARTERS
                                                         ----------------------------------------
                                                          FIRST     SECOND      THIRD     FOURTH
                                                         -------    -------    -------    -------
1994:
Net sales.............................................   $13,908    $17,854    $24,061    $26,296
Gross profit..........................................     1,422      1,347      2,375      3,142
Net income............................................   $   163    $   125    $   565    $ 1,013
Net income per share(a)...............................   $  0.05    $  0.03    $  0.12    $  0.30
Net income per share assuming full dilution(a)........   $  0.04    $  0.03    $  0.12    $  0.30

1995:
Net sales.............................................   $23,429    $20,090    $26,340    $25,603
Gross profit..........................................     2,134      1,668      3,338      2,746
Net income............................................   $   208    $    74    $ 1,045    $   869
Net income per share(a)...............................   $  0.05    $  0.01    $  0.26    $  0.07
Net income per share assuming full dilution(a)........   $  0.04    $  0.01    $  0.26    $  0.07


- ------------

(a) Each period calculated separately.

18. SUBSEQUENT EVENTS


    On March 29, 1996, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission for the sale by the Company of 2,890,218 shares of Common Stock to the public. In connection therewith, the Company's Board of Directors has declared a 7-for-1 stock split in the form of a stock dividend to be effected prior to the offering. Current and prior year information has been restated to reflect this stock split. If the offering is consummated, all of the currently outstanding Series A Convertible Preferred Stock will convert automatically into 939,197 shares of Common Stock as discussed in Note 10.



    The Company plans to issue 2,890,218 shares at an assumed price of $13.00 per share, generating net proceeds of approximately $33,900, after deducting the estimated underwriting discount and offering expenses to be paid by the Company. The net proceeds will be used to repay obligations under the Amended Bank Agreement and the subordinated notes as well as the amount required to repurchase certain warrants (see Note 11). Any remaining funds will be used for general corporate purposes.

                     FINE HOST CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                DECEMBER 27, 1995    MARCH 27, 1996
                                                                -----------------    --------------
                                                                                      (UNAUDITED)
                           ASSETS
Current assets:
  Cash.......................................................        $   634            $  1,362
  Accounts receivable........................................          7,548               9,557
  Notes receivable...........................................            520                 470
  Inventories................................................          2,099               2,515
  Prepaid expenses and other current assets..................          1,893               1,652
                                                                    --------         --------------
      Total current assets...................................         12,694              15,556

Contract rights, net.........................................         12,866              17,558
Fixtures and equipment, net..................................         15,829              16,377
Notes receivable.............................................          1,391               1,421
Excess of cost over fair value of net assets acquired, net...         13,406              17,502
Other assets.................................................          4,395               5,343
                                                                    --------         --------------
      Total assets...........................................        $60,581            $ 73,757
                                                                    --------         --------------
                                                                    --------         --------------

            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses......................        $12,467            $ 16,122
  Current portion of long-term debt..........................          2,981               4,003
  Current portion of subordinated debt.......................          1,745               2,026
                                                                    --------         --------------
      Total current liabilities..............................         17,193              22,151

Deferred income taxes........................................          6,421               7,645
Long-term debt...............................................         15,326              20,399
Subordinated debt............................................          8,879              10,171
                                                                    --------         --------------
      Total liabilities......................................         47,819              60,366

Commitments and contingencies

Stock warrants...............................................          1,380               2,420

Stockholders' equity:
  Convertible Preferred Stock, $.01 par value, 250,000 shares authorized, 134,171 and 134,171 issued and outstanding at
December 27, 1995 and March 27, 1996, respectively...........              1                   1
  Common Stock, $.01 par value, 7,000,000 shares authorized,
    2,048,200 and 2,074,100 issued and outstanding at
December 27, 1995 and March 27, 1996, respectively...........             20                  21
  Additional paid-in capital.................................          8,933               9,302
  Retained earnings..........................................          2,617               1,836
  Receivables from stockholders for purchase of Common
Stock........................................................           (189)               (189)
                                                                    --------         --------------
      Total stockholders' equity.............................         11,382              10,971
                                                                    --------         --------------
        Total liabilities and stockholders' equity...........        $60,581            $ 73,757
                                                                    --------         --------------
                                                                    --------         --------------


     See accompanying notes to unaudited consolidated financial statements.

                     FINE HOST CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                             THREE MONTHS ENDED
                                                                           ----------------------
                                                                           MARCH 29,    MARCH 27,
                                                                             1995         1996
                                                                           ---------    ---------
Net sales...............................................................    $23,429      $24,160
Cost of sales...........................................................     21,295       21,630
                                                                           ---------    ---------
Gross profit............................................................      2,134        2,530
General and administrative expenses.....................................      1,090        1,336
                                                                           ---------    ---------
Income from operations..................................................      1,044        1,194
Interest expense, net...................................................        696          767
                                                                           ---------    ---------
Income before tax provision.............................................        348          427
Tax provision...........................................................        140          168
                                                                           ---------    ---------
Net income..............................................................        208          259
Accretion to redemption value of warrants...............................        (72)      (1,040)
                                                                           ---------    ---------
Net income (loss) available to Common Stockholders......................    $   136      $  (781)
                                                                           ---------    ---------
                                                                           ---------    ---------
Earnings (loss) per share of Common Stock...............................    $  0.04      $ (0.23)
                                                                           ---------    ---------
                                                                           ---------    ---------
Average number of shares of Common Stock outstanding....................      3,139        3,408
                                                                           ---------    ---------
                                                                           ---------    ---------
Earnings (loss) per share assuming full dilution........................    $  0.04      $ (0.22)
                                                                           ---------    ---------
                                                                           ---------    ---------
Average number of shares of Common Stock outstanding assuming full
dilution................................................................      3,158        3,510
                                                                           ---------    ---------
                                                                           ---------    ---------


     See accompanying notes to unaudited consolidated financial statements.

                     FINE HOST CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                                                                         RECEIVABLES
                                                                                                             FROM
                                           CONVERTIBLE                                                   STOCKHOLDERS
                                         PREFERRED STOCK       COMMON STOCK      ADDITIONAL   RETAINED       FOR
                                         ----------------   ------------------    PAID-IN     EARNINGS   PURCHASE OF
                                         SHARES    AMOUNT    SHARES     AMOUNT    CAPITAL     (DEFICIT)  COMMON STOCK
                                         -------   ------   ---------   ------   ----------   --------   ------------
Balance, December 24, 1994.............  102,592     $1     2,048,200    $ 20      $7,433     $  1,321      $ (189)
 Stock warrant accretion...............                                                            (72)
 Net income............................                                                            208
                                         -------     --     ---------    ----    ----------   --------       -----
Balance, March 29, 1995................  102,592     $1     2,048,200    $ 20      $7,433     $  1,457      $ (189)
                                         -------     --     ---------    ----    ----------   --------       -----
                                         -------     --     ---------    ----    ----------   --------       -----
Balance, December 27, 1995.............  134,171     $1     2,048,200    $ 20      $8,933     $  2,617      $ (189)
 Stock warrant accretion...............                                                         (1,040)
 Shares issued.........................                        25,900       1         369
 Net income............................                                                            259
                                         -------     --     ---------    ----    ----------   --------       -----
Balance, March 27, 1996................  134,171     $1     2,074,100    $ 21      $9,302     $  1,836      $ (189)
                                         -------     --     ---------    ----    ----------   --------       -----
                                         -------     --     ---------    ----    ----------   --------       -----


                                             TOTAL
                                         STOCKHOLDERS'
                                            EQUITY
                                         -------------
Balance, December 24, 1994.............     $ 8,586
 Stock warrant accretion...............         (72)
 Net income............................         208
                                         -------------
Balance, March 29, 1995................     $ 8,722
                                         -------------
                                         -------------
Balance, December 27, 1995.............     $11,382
 Stock warrant accretion...............      (1,040)
 Shares issued.........................         370
 Net income............................         259
                                         -------------
Balance, March 27, 1996................     $10,971
                                         -------------
                                         -------------


     See accompanying notes to unaudited consolidated financial statements.

                     FINE HOST CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                                                             THREE MONTHS ENDED
                                                                            ---------------------
                                                                            MARCH 29,   MARCH 27,
                                                                              1995        1996
                                                                            ---------   ---------
Cash flows from operating activities:
Net income................................................................   $   208     $   259
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
  Depreciation and amortization...........................................       916         957
  Deferred income tax provision...........................................       137         167
  Changes in operating assets and liabilities:
    Accounts receivable...................................................       666          26
    Inventories...........................................................        58        (195)
    Prepaid expenses and other current assets.............................      (496)        578
    Accounts payable and accrued expenses.................................      (692)        833
Increase in other assets..................................................    (1,061)       (995)
                                                                            ---------   ---------
  Net cash (used in) provided by operating activities.....................      (264)      1,630
                                                                            ---------   ---------
Cash flows from investing activities:
Increase in contract rights...............................................     --         (2,462)
Purchases of fixtures and equipment.......................................      (434)     (1,067)
Acquisition of business, net of cash acquired.............................     --         (3,215)
Collection of notes receivable............................................       424          19
                                                                            ---------   ---------
  Net cash used in investing activities...................................       (10)     (6,725)
                                                                            ---------   ---------
Cash flows provided by financing activities:
Borrowings under long-term debt agreement.................................     1,415       6,909
Payment of long-term debt.................................................      (827)       (814)
Payment of subordinated debt..............................................       (63)       (272)
                                                                            ---------   ---------
  Net cash provided by financing activities...............................       525       5,823
                                                                            ---------   ---------
Increase in cash..........................................................       251         728
Cash, beginning of period.................................................     1,532         634
                                                                            ---------   ---------
Cash, end of period.......................................................   $ 1,783     $ 1,362
                                                                            ---------   ---------
                                                                            ---------   ---------


     See accompanying notes to unaudited consolidated financial statements.

                     FINE HOST CORPORATION AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE THREE MONTHS ENDED MARCH 29, 1995 AND MARCH 27, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Basis of Presentation--The unaudited consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated.


    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The unaudited financial statements include all adjustments, all of which are of a normal recurring nature, which, in the opinion of management, are necessary for a fair presentation of the results of operations for the three months ended March 29, 1995 and March 27, 1996. The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company and notes thereto included elsewhere in this prospectus for the fiscal year ended December 27, 1995.


    Earnings (Loss) Per Share--Earnings (loss) per share of Common Stock is computed based on the weighted average number of common and common equivalent shares outstanding during each year. Earnings (loss) per share assuming full dilution gives effect to the assumed exercise of all dilutive stock options and the assumed conversion of dilutive convertible securities (warrants) except when their effect is antidilutive. In calculating earnings (loss) per share, net income has been reduced for the accretion to the redemption value of warrants by $72 and $1,040 for the three months ended March 29, 1995 and March 27, 1996, respectively.

2. ACQUISITIONS

    On March 25, 1996, the Company acquired 100% of the outstanding stock of Sun West Services, Inc. ("Sun West"). Sun West provides contract food and beverage services primarily in the education market as well as to other institutional clients. The purchase price was approximately $5,200 consisting of cash, five-year subordinated notes to the sellers with interest at 7% and 25,900 shares of Common Stock.

    In July 1995, the Company acquired 100% of the outstanding stock of Northwest Food Service, Inc. ("Northwest"). Northwest provides contract food and beverage services, primarily in the education and corporate dining markets. The purchase price was approximately $2,500 consisting of subordinated notes to the seller and cash.

    The aforementioned acquisitions have been accounted for under the purchase method of accounting and, accordingly, the accompanying unaudited consolidated financial statements reflect the fair values of the assets acquired and liabilities assumed or incurred as of the effective date of the acquisitions. The results of operations of the acquired companies are included in the accompanying unaudited consolidated financial statements since their respective dates of acquisition.

    The following table summarizes pro forma information as follows: (i) with respect to the income statement data for the three months ended March 29, 1995, as if the acquisitions of Sun West and

                     FINE HOST CORPORATION AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
          FOR THE THREE MONTHS ENDED MARCH 29, 1995 AND MARCH 27, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

2. ACQUISITIONS--(CONTINUED)
Northwest had been completed as of the beginning of such period; and (ii) with respect to the income statement data for the three months ended March 27, 1996, as if the acquisition of Sun West had been completed as of the beginning of such period:

                                                         THREE MONTHS ENDED
                                                      -------------------------
                                                      MARCH 29,       MARCH 27,
                                                        1995            1996
                                                      ---------       ---------
SUMMARY STATEMENT OF INCOME DATA:
Net sales........................................      $30,614         $28,201
Income from operations...........................          858             435
Net income.......................................          150             115
Net income (loss) per share assuming full
dilution.........................................         0.04           (0.29)


3. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consists of the following:


                                                          DEC. 27,    MARCH 27,
                                                            1995        1996
                                                          --------    ---------
Accounts payable.......................................   $  5,197     $ 6,129
Accrued wages and benefits.............................      1,607       2,904
Accrued rent to clients................................      2,576       3,163
Accrued other..........................................      3,087       3,926
                                                          --------    ---------
      Total............................................   $ 12,467     $16,122
                                                          --------    ---------
                                                          --------    ---------


4. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                          DEC. 27,    MARCH 27,
                                                            1995        1996
                                                          --------    ---------
Term Loan..............................................   $  9,100     $ 8,575
Working Capital Line...................................      6,000       7,214
Guidance Line..........................................      3,207       8,613
Notes payable..........................................      --          --
                                                          --------    ---------
                                                            18,307      24,402
Less: current portion..................................      2,981       4,003
                                                          --------    ---------
      Total............................................   $ 15,326     $20,399
                                                          --------    ---------
                                                          --------    ---------

    The Company's bank agreement was amended on April 24, 1995 as part of a refinancing (the "Amended Bank Agreement") and provides for (i) a term loan in the amount of $10,500 (the "Term Loan") which is repayable in 60 equal monthly installments commencing May 1, 1995, (ii) a working capital revolving credit line (the "Working Capital Line") for general obligations of the Company

                     FINE HOST CORPORATION AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
          FOR THE THREE MONTHS ENDED MARCH 29, 1995 AND MARCH 27, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

4. LONG-TERM DEBT--(CONTINUED)
expiring on March 31, 1997, in the maximum amount of $6,000, (iii) a line of credit to provide for future expansion by the Company (the "Guidance Line") in the maximum amount of $11,500, and (iv) requirements that the bank issue up to $2,000 in letters of credit ("Letters of Credit") on the Company's behalf. The maximum borrowing under the Amended Bank Agreement was $30,000 as of March 27, 1996.

    In March 1996, the Amended Bank Agreement was further amended to increase the maximum borrowing under the Amended Bank Agreement to $32,500 by increasing the Working Capital Line to $9,425 and the Guidance Line to $13,000, and resetting the Term Loan to $8,575 and the Letter of Credit facility to $1,500.

    In connection with the Offering, the Company has received a commitment from certain lenders to revise its credit facility to increase its maximum borrowing available upon the closing of the Offering to $75.0 million.

    On March 27, 1996, the prime rate was 8.25%. Interest payable on the Term Loan, Working Capital Line and Guidance Line is the prime rate plus 1.5%, 1.25% and 1.5%, respectively.

5. SUBORDINATED DEBT

    In March 1996, as part of the acquisition of Sun West (see Note 3), the Company issued to the stockholders of Sun West the following: (1) a subordinated promissory note with a face value of $1,350 with a 7% interest rate payable in four annual installments beginning in 1998; and (2) a subordinated promissory note with a face value of $638 with a 7% interest rate payable in three annual installments beginning in 1997. The notes were discounted to present value using a market rate of 10%. The respective balances at March 27, 1996 were $1,199 and $590, of which $1,199 and $318 were classified as long term.

    In July 1995, as part of the purchase price of Northwest (see Note 3), the Company issued a $1,350 note to the seller with a 6% interest rate payable in six equal annual installments. The note was discounted to present value using a market rate of 12.5% and had a balance at March 27, 1996 of $1,176, of which $947 was classified as long-term.

6. STOCKHOLDERS' EQUITY


    On March 29, 1996, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission for the sale by the Company of 2,890,218 shares of Common Stock to the public. In connection therewith, the Company's Board of Directors has declared a 7-for-1 stock split in the form of a stock dividend to be effected prior to the offering. Current and prior year information has been restated to reflect this stock split. If the offering is consummated, all of the currently outstanding Series A Convertible Preferred Stock will convert automatically into 939,197 shares of Common Stock.



    The Company plans to issue 2,890,218 shares at an assumed price of $13.00 per share, generating net proceeds of approximately $33,900, after deducting the estimated underwriting discount and offering expenses to be paid by the Company. The net proceeds will be used to repay obligations under

                     FINE HOST CORPORATION AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
          FOR THE THREE MONTHS ENDED MARCH 29, 1995 AND MARCH 27, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

6. STOCKHOLDERS' EQUITY--(CONTINUED)
the Amended Bank Agreement and the subordinated notes as well as the amount required to repurchase certain warrants. Any remaining funds will be used for general corporate purposes.

7. INCOME TAXES

    The income tax provision consists of the following:

                                                                             THREE MONTHS ENDED
                                                                           ----------------------
                                                                           MARCH 29,    MARCH 27,
                                                                             1995         1996
                                                                           ---------    ---------
Current:
  Federal...............................................................     $--          $--
  State and local.......................................................         3            1
                                                                           ---------    ---------
      Total current.....................................................         3            1
                                                                           ---------    ---------
Deferred:
  Federal...............................................................       113          124
  State and local.......................................................        24           43
                                                                           ---------    ---------
      Total deferred....................................................       137          167
                                                                           ---------    ---------
        Total...........................................................     $ 140        $ 168
                                                                           ---------    ---------
                                                                           ---------    ---------


    At March 27, 1996, the Company had, for Federal income tax reporting, an estimated net operating loss carryforward of approximately $2,900 that will begin to expire in 2008. Certain costs of acquisitions were charged to excess of cost over fair market value of assets acquired, which are deductible for tax purposes. At March 27, 1996, the net estimated tax effect of these costs ($679 for financial statement reporting) was recorded as a reduction of excess of cost over fair market value of assets acquired.

8. MAJOR CLIENT

    During the three months ended March 29, 1995 and March 27, 1996, one client represented 10.45% and 14.96% of net sales, respectively.

9. SUBSEQUENT EVENTS

    On April 17, 1996, the Company signed a letter of intent to acquire all the outstanding common stock of a food service provider with estimated annual revenue of $8,000 in the education market, primarily servicing school districts in the northeastern United States. The estimated purchase price is $3,400.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Sun West Services, Inc.
Phoenix, Arizona

    We have audited the accompanying balance sheets of Sun West Services, Inc. as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of Sun West Services, Inc. at December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Phoenix, Arizona
March 15, 1996 (March 25, 1996 as to the last paragraphs of Notes 3 and 9)

                            SUN WEST SERVICES, INC.
                                 BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                DECEMBER 31,
                                                                              ----------------
                                                                               1994      1995
                                                                              ------    ------
                                  ASSETS
Current assets:
  Cash and cash equivalents................................................   $  169    $  343
  Accounts receivable, net.................................................    2,367     2,285
  Inventories..............................................................      238       229
  Prepaid expenses and other current assets................................      102        69
  Deferred income taxes....................................................       39        83
                                                                              ------    ------
      Total current assets.................................................    2,915     3,009
Property and equipment, net................................................      225       203
Contract rights, net.......................................................       59        22
                                                                              ------    ------
      Total assets.........................................................   $3,199    $3,234
                                                                              ------    ------
                                                                              ------    ------

                   LIABILITIES AND STOCKHOLDERS' EQUITY
                           (CAPITAL DEFICIENCY)
Current liabilities:
  Accounts payable.........................................................   $1,723    $1,893
  Accrued expenses.........................................................      270       366
  Income taxes payable.....................................................       37      --
  Line of credit...........................................................      676       708
  Current portion of long-term debt and capital lease obligations..........       41        48
                                                                              ------    ------
      Total current liabilities............................................    2,747     3,015
                                                                              ------    ------
Long-term debt and capital lease obligations, net of current portion.......       62        28
Deferred income taxes......................................................       20        13
                                                                              ------    ------
      Total liabilities....................................................    2,829     3,056
                                                                              ------    ------
Commitments and contingencies (Notes 5 and 7)
Redeemable Class B Common Stock, $.01 par value, 200,000 shares authorized; 7,216 and 6,327 issued and outstanding at December 31, 1994
  and 1995, respectively...................................................      289       253
                                                                              ------    ------
Stockholders' equity (capital deficiency):
  Class A Common Stock, $.01 par value, 1,000,000 shares authorized;
    25,000 shares issued and outstanding,..................................     --        --
  Additional paid-in capital...............................................       75        75
  Retained earnings (deficit)..............................................        6      (150)
                                                                              ------    ------
      Total stockholders' equity (capital deficiency)......................       81       (75)
                                                                              ------    ------
          Total liabilities and stockholders' equity (capital
deficiency)................................................................   $3,199    $3,234
                                                                              ------    ------
                                                                              ------    ------

                See accompanying notes to financial statements.

                            SUN WEST SERVICES, INC.
                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1993        1994        1995
                                                                -------     -------     -------
Net sales...................................................    $12,696     $16,241     $17,043
Cost of sales...............................................     11,197      14,493      15,481
                                                                -------     -------     -------
Gross profit................................................      1,499       1,748       1,562
General and administrative expenses.........................      1,296       1,486       1,661
                                                                -------     -------     -------
Income (loss) from operations...............................        203         262         (99)
Interest expense............................................         84          89         115
                                                                -------     -------     -------
Income (loss) before tax provision (benefit)................        119         173        (214)
Tax provision (benefit).....................................         44          60         (58)
                                                                -------     -------     -------
Net income (loss)...........................................    $    75     $   113     $  (156)
                                                                -------     -------     -------
                                                                -------     -------     -------

                See accompanying notes to financial statements.

                            SUN WEST SERVICES, INC.
             STATEMENTS OF STOCKHOLDERS EQUITY (CAPITAL DEFICIENCY)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                       CLASS A
                                                    COMMON STOCK         ADDITIONAL    RETAINED
                                                ---------------------     PAID-IN      EARNINGS
                                                 SHARES     PAR VALUE     CAPITAL      (DEFICIT)    TOTAL
                                                --------    ---------    ----------    ---------    -----
Balance, January 1, 1993.....................     25,000     $    --        $ 75         $(182)     $(107)
  Net income.................................                                               75         75
                                                --------    ---------        ---       ---------    -----
Balance, December 31, 1993...................     25,000          --          75          (107)       (32)
  Net income.................................                                              113        113
                                                --------    ---------        ---       ---------    -----
Balance, December 31, 1994...................     25,000          --          75             6         81
  Net loss...................................                                             (156)      (156)
                                                --------    ---------        ---       ---------    -----
Balance, December 31, 1995...................     25,000     $    --        $ 75         $(150)     $ (75)
                                                --------    ---------        ---       ---------    -----
                                                --------    ---------        ---       ---------    -----


                See accompanying notes to financial statements.

                            SUN WEST SERVICES, INC.
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                          YEAR ENDED DECEMBER
                                                                                  31,
                                                                         ----------------------
                                                                         1993     1994    1995
                                                                         -----    ----    -----
Cash flows from operating activities:
  Net income (loss)...................................................   $  75    $113    $(156)
  Adjustments to reconcile net income (loss) to net cash (used in)
    provided by operating activities:
    Depreciation and amortization.....................................      43      77      117
    Deferred income tax provision.....................................      11      16      (58)
  Changes in operating assets and liabilities:
    Accounts receivable...............................................    (466)   (476)      82
    Inventories.......................................................     (20)    (87)       9
    Prepaid expenses and other current assets.........................     (30)     17       33
    Accounts payable..................................................     256     679      171
    Accrued expenses and other current liabilities....................     116      72       66
                                                                         -----    ----    -----
      Net cash (used in) provided by operating activities.............     (15)    411      264
                                                                         -----    ----    -----
Cash flows from investing activities:
  Increase in contract rights.........................................    --       (81)    --
  Purchases of property and equipment.................................    (103)    (43)     (37)
                                                                         -----    ----    -----
      Net cash used in operating activities...........................    (103)   (124)     (37)
                                                                         -----    ----    -----
Cash flows from financing activities:
  Net borrowings (repayments) on line of credit.......................     232    (165)      28
  Issuance of long-term debt..........................................    --       111     --
  Payments of long-term debt and capital lease obligations............      (5)    (36)     (46)
  Redemption of Class B Common Stock..................................     (30)    (33)     (35)
                                                                         -----    ----    -----
      Net cash provided by (used in) financing activities.............     197    (123)     (53)
                                                                         -----    ----    -----
Increase in cash and cash equivalents.................................      79     164      174
Cash and cash equivalents, beginning of year..........................     (74)      5      169
                                                                         -----    ----    -----
Cash and cash equivalents, end of year................................   $   5    $169    $ 343
                                                                         -----    ----    -----
                                                                         -----    ----    -----

                See accompanying notes to financial statements.

                            SUN WEST SERVICES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Business--Sun West Services, Inc. (the "Company") was incorporated in the State of New Mexico on August 28, 1981 to engage in providing contract food service management. The Company currently operates approximately 70 food service operations in the southwestern United States.

    Significant Accounting Policies--A summary of significant accounting policies follows:

        a. Cash and cash equivalents for the purposes of the balance sheet and statement of cash flows include cash on hand, cash in banks and money market accounts.

        b. Inventories are stated at the lower of cost determined on a first-in, first-out (FIFO) basis, or market and include food, beverages and food preparation supplies.

        c. Concentrations of Credit Risk--Accounts receivable are due from a limited number of customers that are both public and private entities. These customers are all located in the southwestern United States. The Company had an allowance for doubtful accounts of $19 at December 31, 1995.

        d. Property and equipment are recorded at cost and are depreciated using the straight line method based over the estimated useful lives of the related assets, which is primarily 5 years. Expenditures for maintenance and repairs are charged to expense as incurred.

        e. Contract Rights--Certain directly attributable costs incurred by the Company in obtaining contracts with clients are recorded as contract rights on the Company's balance sheet. Such costs are being amortized over the contract life. Accumulated amortization was $22 and $58 at December 31, 1994 and 1995, respectively. These costs are periodically reviewed for recoverability.

        f. Income Taxes--Deferred income tax assets and liabilities are recognized for the effects of temporary differences between the financial statement carrying amounts and the income tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. For income tax purposes, the Company utilizes a fiscal year of June 30.

        g. Financial Instruments--The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair values due to the short-term maturities of these instruments. Variable rate long-term debt instruments are estimated to approximate fair values.

        h. Sales revenues from food and beverage concession and catering contract food services are recognized as the services are provided. The Company generally enters into one of two types of contracts, profit and loss contracts or profit sharing contracts:

           1) Profit and Loss Contracts ("P&L")--Under P&Ls, the Company receives all the revenues and bears all the expenses of the operation. While the Company often benefits from greater upside potential with a P&L contract, it is responsible for the costs of running the food service operation and consequently bears greater risk than with a profit sharing contract. For the year ended December 31, 1995, approximately 49% of the Company's net sales were associated with P&L contracts.

                            SUN WEST SERVICES, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                 (IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
           2) Profit Sharing Contracts--Under profit sharing contracts, the Company receives a per meal charge plus a fixed monthly fee as an administrative fee. In addition, the Company is reimbursed for all on-site expenses incurred in the course of providing food and beverage services such as food and supply costs and employee wages. Under this type of contract, the Company does not bear responsibility for losses incurred, if any, other than for certain guaranteed returns under some of these contracts (see Note 6). For the year ended December 31, 1995, approximately 51% of the Company's net sales were associated with profit sharing contracts.

        Net sales is comprised of the following for the years ended December 31:

                                                  1993       1994       1995
                                                 -------    -------    -------
Profit and loss contract revenues.............   $ 5,152    $ 7,051    $ 8,106
Profit sharing contract revenues:
  Per meal and fixed fees.....................       805        927        808
  Reimbursed food and supply costs............     3,922      4,997      4,984
  Reimbursed employee wages and benefits......     2,817      3,266      3,145
                                                 -------    -------    -------
      Total...................................   $12,696    $16,241    $17,043
                                                 -------    -------    -------
                                                 -------    -------    -------

        i. Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        j. New Accounting Pronouncements--In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. SFAS No. 121 is required to be adopted in the first quarter of 1996. The Company has not completed the process of evaluating the impact that will result from adopting this Statement. However, management does not believe the adoption will have a significant impact on the Company's financial position and results of operations.

2. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following at December 31:

                                                                1994    1995
                                                                ----    ----
Leasehold improvements.......................................   $ 76    $ 76
Furniture, fixtures and equipment............................    280     368
                                                                ----    ----
                                                                 356     444
Less: accumulated depreciation and amortization..............    131     241
                                                                ----    ----
Property and equipment, net..................................   $225    $203
                                                                ----    ----
                                                                ----    ----

                            SUN WEST SERVICES, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                 (IN THOUSANDS)

2. PROPERTY AND EQUIPMENT--(CONTINUED)
    Assets acquired under capital leases totaled $19 and $22 during the years ended December 31, 1994 and 1995, respectively.

3. REVOLVING LINE OF CREDIT

    The Company has an $850 revolving bank line of credit. The outstanding balance of the line at December 31, 1994 and 1995 was $676 and $708, respectively. Outstanding amounts bear interest at prime (8.5% at December 31, 1995) plus 2%, are collateralized by substantially all assets of the Company, and are guaranteed by the Company's stockholders. The line of credit expires in September 1996 and requires the Company to maintain certain covenants, which the Company was not in compliance with at December 31, 1995.

    On March 25, 1996, in connection with the sale of all the outstanding stock of the Company as described in Note 9, the line of credit was repaid.

4. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

    Long-term debt and capital lease obligations at December 31 consists of the following:


                                                                  1994    1995
                                                                  ----    ----
Note payable to bank, interest at prime (8.5% at December 31,
  1995) plus 2%, payable in monthly installments of $2.2 plus interest, due February 1997, collateralized by all equipment,
guaranteed by the Company's stockholders.......................   $56     $29
Obligations under capital leases for a copy machine, a
  telephone system and various automobiles at interest rates ranging from 6.35% to 19.264%, maturing from December 1996
  through May 2000.............................................    16      26
Note payable to finance company, interest at 8.173%, payable in monthly installments of $0.5 including interest, due March
  1998, collateralized by an automobile........................    16      11
Note payable to finance company, interest at 9.75%, payable in monthly installments of $0.3 including interest, due November
1999, collateralized by an automobile..........................    11      10
Note payable to finance company, interest at 6.9%, payable in monthly installments of $0.5 including interest, due August
  1995, collateralized by an automobile........................     4     --
                                                                  ----    ----
                                                                  103      76
Less: current portion..........................................    41      48
                                                                  ----    ----
      Total....................................................   $62     $28
                                                                  ----    ----
                                                                  ----    ----

                            SUN WEST SERVICES, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                 (IN THOUSANDS)

4. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS--(CONTINUED)
    Maturities at December 31, 1995 are as follows:

1996.................................................................   $48
1997.................................................................    16
1998.................................................................     8
1999.................................................................     3
                                                                        ---
      Total..........................................................   $75
                                                                        ---
                                                                        ---


    Interest paid on the Company's line of credit and other debt was $84, $89 and $116 for the years ended December 31, 1993, 1994 and 1995, respectively.


5. INCOME TAXES

    The income tax provision (benefit) for the years ended December 31 is comprised of the following:

                                                            1993    1994    1995
                                                            ----    ----    ----
Current:
  Federal................................................   $25     $33     $--
  State..................................................     9      11      --
                                                            ----    ----    ----
      Total current......................................    34      44      --
                                                            ----    ----    ----
Deferred:
  Federal................................................     8      12      (44)
  State..................................................     2       4      (14)
                                                            ----    ----    ----
      Total deferred.....................................    10      16      (58)
                                                            ----    ----    ----
        Total............................................   $44     $60     $(58)
                                                            ----    ----    ----
                                                            ----    ----    ----

    A reconciliation of the difference between the income tax provision (benefit) and income taxes at the statutory United States Federal income tax rate for the years ended December 31 is as follows:

                                                          1993    1994    1995
                                                          ----    ----    ----
Income tax provision (benefit) at statutory United
  States Federal income tax rate.......................   $ 41    $ 59    $(73)
Increase (decrease) attributed to graduated tax
rates..................................................    (10)    (14)     17
Increase (decrease) attributed to state taxes, net.....      7      10      (9)
Other..................................................      6       5       7
                                                          ----    ----    ----
Income tax provision (benefit).........................   $ 44    $ 60    $(58)
                                                          ----    ----    ----
                                                          ----    ----    ----

    Income taxes paid were $19, $21 and $24 for the years ended December 31, 1993, 1994 and 1995, respectively.

                            SUN WEST SERVICES, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                 (IN THOUSANDS)

5. INCOME TAXES--(CONTINUED)
    Deferred income taxes are provided to reflect temporary differences in the basis of net assets for income tax and financial reporting purposes. The tax-effected temporary differences and net operating loss carryforwards which comprise deferred taxes at December 31 are as follows:

                                                                   1994                           1995
                                                       ----------------------------   ----------------------------
                                                       ASSETS   LIABILITIES   TOTAL   ASSETS   LIABILITIES   TOTAL
                                                       ------   -----------   -----   ------   -----------   -----
Allowance for doubtful accounts......................   $ 16       $--         $16     $  6       $--        $   6
Non-deductible contract guarantee accrual............   --         --          --        19       --            19
Accrued employee vacation............................     22                    22       20                     20
Net operating loss...................................   --         --          --        38       --            38
                                                       ------                 -----   ------                 -----
  Total current......................................     38       --           38       83       --            83
                                                       ------                 -----   ------                 -----
Accelerated tax depreciation.........................   --           (20)      (20)    --           (13)       (13)
                                                       ------      -----      -----   ------      -----      -----
  Total non-current..................................   --           (20)      (20)    --           (13)       (13)
                                                       ------      -----      -----   ------      -----      -----
      Total..........................................   $ 38       $ (20)      $18     $ 83       $ (13)     $  70
                                                       ------      -----      -----   ------      -----      -----
                                                       ------      -----      -----   ------      -----      -----

    The Company believes that realization of the net deferred tax asset is more likely than not, and therefore no valuation allowance is necessary.

6. COMMITMENTS AND CONTINGENCIES

    The Company leases certain equipment and automobiles under operating leases expiring on various dates through 1997. The following is a schedule, by year, of future minimum noncancelable operating lease payments due as of December 31, 1995:

1996.................................................................   $12
1997.................................................................   --
                                                                        ---
    Total............................................................   $12
                                                                        ---
                                                                        ---

    Rent expense for the above leases was $1, $7 and $17 for the years ended December 31, 1993, 1994 and 1995, respectively.

    The Company rents land and building space for its corporate office on a month-to-month basis for $6 per month from an Arizona limited liability corporation whose owners are both directors and stockholders of the Company. Rent expense for this facility for the years ended December 31, 1993, 1994 and 1995 was $0, $40 and $76, respectively.

    The Company has contracts with customers under which the Company guarantees that the customer will earn a specified minimum return. Payments by the Company under such guarantees were approximately $0, $0 and $153 for the years ended December 31, 1993, 1994 and 1995, respectively. Management estimates that it is probable that the Company will incur losses aggregating approximately $65 related to three such guarantees, all of which expire by December 31, 1996, during the year ending December 31, 1996; therefore, such amount has also been accrued as of December 31, 1995.

    Five former employees of the Company have filed charges of employment discrimination with the Equal Employment Opportunity Commission pertaining to their termination of employment. While the

                            SUN WEST SERVICES, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                 (IN THOUSANDS)

6. COMMITMENTS AND CONTINGENCIES--(CONTINUED)
Company is unable to predict the outcome of these uncertainties, it is management's opinion that the ultimate outcome will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

7. RELATED PARTY TRANSACTIONS

    Legal fees of approximately $4, $9 and $20 were paid to a related party who is both a director and stockholder of the Company for the years ended December 31, 1993, 1994 and 1995, respectively.

    As discussed in Note 6, the Company leases its corporate office space from a related party.

8. REDEEMABLE CLASS B COMMON STOCK

    The Company's redeemable Class B Common Stock was sold to a relative of an officer and stockholder of the Company in 1992 for $375 with the provision that one-half of such shares would be redeemed ratably over a five-year period at an aggregate price of $188 plus interest at 9.5%, with a balloon payment after five years for the remaining shares in 1996.

9. SUBSEQUENT EVENTS


    Effective January 1, 1996, the Company adopted a defined contribution 401(k) and profit sharing plan covering all employees who have 1,000 hours of service. Employees may elect to contribute up to 15% of their annual gross compensation. The Company shall contribute 10% of the amount contributed by employees, on the first 5% of the employee's contribution.


    On February 5, 1996, the Company signed a letter of intent, subject to certain closing conditions, with Fine Host Corporation whereby Fine Host Corporation was to purchase all of the Company's outstanding Class A and Class B Common Stock for $5,238, subject to certain adjustments set forth in the stock purchase agreement.

    On March 25, 1996, the transaction described in the preceding paragraph was consummated.

                            SUN WEST SERVICES, INC.
                                 BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                        DECEMBER 31,    MARCH 25,
                                                                            1995          1996
                                                                        ------------    ---------
                                                                                        (UNAUDITED)
                               ASSETS
Current assets:
  Cash and cash equivalents..........................................      $  343        $   114
  Accounts receivable, net...........................................       2,285          1,948
  Inventories........................................................         229            343
  Prepaid expenses and other current assets..........................          69             34
  Deferred income taxes..............................................          83             79
                                                                        ------------    ---------
      Total current assets...........................................       3,009          2,518
Property and equipment, net..........................................         203            213
Contract rights, net.................................................          22             21
                                                                        ------------    ---------
      Total assets...................................................      $3,234        $ 2,752
                                                                        ------------    ---------
                                                                        ------------    ---------

                 LIABILITIES AND CAPITAL DEFICIENCY
Current liabilities:
  Accounts payable...................................................      $1,893        $ 1,782
  Accrued expenses...................................................         366            596
  Line of credit.....................................................         708            140
  Current portion of long-term debt and capital lease obligations....          48             42
                                                                        ------------    ---------
      Total current liabilities......................................       3,015          2,560
                                                                        ------------    ---------
Long-term debt and capital lease obligations, net of current
portion..............................................................          28             21
Deferred income taxes................................................          13              9
                                                                        ------------    ---------
      Total liabilities..............................................       3,056          2,590
                                                                        ------------    ---------
Commitments and contingencies (Note 4)
Redeemable Class B Common Stock, $.01 par value, 200,000 shares authorized; 6,327 and 6,092 issued and outstanding at December 31,
1995 and March 25, 1996, respectively................................         253            243
                                                                        ------------    ---------
Capital deficiency:
  Class A Common Stock, $.01 par value, 1,000,000 shares authorized;
    25,000 shares issued and outstanding,............................      --              --
  Additional paid-in capital.........................................          75             75
  Deficit............................................................        (150)          (156)
                                                                        ------------    ---------
      Total capital deficiency.......................................         (75)           (81)
                                                                        ------------    ---------
          Total liabilities and capital deficiency...................      $3,234          2,752
                                                                        ------------    ---------
                                                                        ------------    ---------

           See accompanying notes to unaudited financial statements.

                            SUN WEST SERVICES, INC.
                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)



                                                                         THREE MONTHS ENDED
                                                                       ----------------------
                                                                       MARCH 31,    MARCH 25,
                                                                         1995         1996
                                                                       ---------    ---------
                                                                            (UNAUDITED)
Net sales...........................................................    $ 4,620      $ 4,041
Cost of sales.......................................................      4,373        3,637
                                                                       ---------    ---------
Gross profit........................................................        247          404
General and administrative expenses.................................        389          393
                                                                       ---------    ---------
Income (loss) from operations.......................................       (142)          11
Interest expense....................................................         23           17
                                                                       ---------    ---------
Loss before tax benefit.............................................       (165)          (6)
Tax benefit.........................................................         53           --
                                                                       ---------    ---------
Net loss............................................................    $  (112)     $    (6)
                                                                       ---------    ---------
                                                                       ---------    ---------


           See accompanying notes to unaudited financial statements.

                            SUN WEST SERVICES, INC.
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)



                                                                             THREE MONTHS ENDED
                                                                           ----------------------
                                                                           MARCH 31,    MARCH 25,
                                                                             1995         1996
                                                                           ---------    ---------
                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net loss..............................................................     $(112)       $  (6)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation and amortization.......................................        49           37
    Deferred income tax provision.......................................       (53)
  Changes in operating assets and liabilities:
    Accounts receivable.................................................      (189)         337
    Inventories.........................................................        15         (114)
    Prepaid expenses and other current assets...........................        81           35
    Accounts payable....................................................        97         (111)
    Accrued expenses and other current liabilities......................       (26)         230
                                                                           ---------    ---------
      Net cash (used in) provided by operating activities...............      (138)         408
                                                                           ---------    ---------
Cash flows from investing activities:
  Increase in contract rights...........................................     --              (7)
  Purchases of property and equipment...................................       (28)         (42)
  Proceeds from sale of property and equipment..........................     --               3
                                                                           ---------    ---------
      Net cash used in investing activities.............................       (28)         (46)
                                                                           ---------    ---------
Cash flows from financing activities:
  Net borrowings (repayments) on line of credit.........................       147         (568)
  Payments of long-term debt and capital lease obligations..............       (15)         (13)
  Redemption of Class B Common Stock....................................        (8)         (10)
                                                                           ---------    ---------
      Net cash provided by (used in) financing activities...............       124         (591)
                                                                           ---------    ---------
Decrease in cash and cash equivalents...................................       (42)        (229)
Cash and cash equivalents, beginning of period..........................       168          343
                                                                           ---------    ---------
Cash and cash equivalents, end of period................................     $ 126        $ 114
                                                                           ---------    ---------
                                                                           ---------    ---------


           See accompanying notes to unaudited financial statements.

                            SUN WEST SERVICES, INC.
                    NOTES TO UNAUDITED FINANCIAL STATEMENTS
          FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND MARCH 25, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The financial statements include all adjustments of a normal recurring nature which, in the opinion of management, are necessary for a fair presentation of the results of operations for the three months ended March 31, 1995 and March 25, 1996. The accompanying unaudited financial statements should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus for the fiscal year ended December 31, 1995.


2. SALE OF SUN WEST SERVICES, INC.

    On March 25, 1996, Fine Host Corporation ("Fine Host") acquired 100% of the outstanding Class A and Class B Common Stock of Sun West Services, Inc. The selling price was approximately $5,200 consisting of cash, five-year subordinated notes to the sellers with interest at 7% and 25,900 shares of Fine Host Common Stock.

3. INCOME TAXES

    A reconciliation of the difference between the income tax benefit and income taxes at the statutory United States Federal income tax rate is as follows:


                                                                         THREE MONTHS ENDED
                                                                  --------------------------------
                                                                  MARCH 31, 1995    MARCH 25, 1996
                                                                  --------------    --------------
Income tax benefit at statutory United States Federal income
  tax rate.....................................................         (56)             $ (3)
Decrease attributed to graduated tax rates.....................          13                 1
Increase attributed to state taxes, net........................          (9)               --
Other..........................................................          (1)                2
                                                                      -----             -----
Income tax benefit.............................................        $(53)             $ --
                                                                      -----             -----
                                                                      -----             -----


    Income taxes paid were $4 for the three months ended March 25, 1996.

                            SUN WEST SERVICES, INC.
              NOTES TO UNAUDITED FINANCIAL STATEMENTS--(CONTINUED)
          FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND MARCH 25, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)


3. INCOME TAXES--(CONTINUED)
    Deferred income taxes are provided to reflect temporary differences in the basis of net assets for income tax and financial reporting purposes. The tax-effected temporary differences and net operating loss carryforwards which comprise deferred taxes at March 25, 1996 are as follows:

                                                                        ASSETS    LIABILITIES    TOTAL
                                                                        ------    -----------    -----
Allowance for doubtful accounts......................................    $  6        $--          $ 6
Non-deductible contract guarantee accrual............................      23        --            23
Accrued employee vacation............................................      32                      32
Net operating loss...................................................    18          --            18
                                                                        ------                   -----
  Total current......................................................      79        --            79
                                                                        ------                   -----
Accelerated tax depreciation.........................................    --             (9)        (9)
                                                                        ------       -----       -----
  Total non-current..................................................    --             (9)        (9)
                                                                        ------       -----       -----
      Total..........................................................    $ 79        $  (9)       $70
                                                                        ------       -----       -----
                                                                        ------       -----       -----

    The Company believes that realization of the net deferred tax asset is more likely than not, and therefore no valuation allowance is necessary.

4. COMMITMENTS AND CONTINGENCIES

    The Company leases certain equipment and automobiles under operating leases expiring on various dates through 1998. The following is a schedule, by year, of future minimum noncancelable operating lease payments due as of March 25, 1996:

1997..................................................................   $ 6
1998..................................................................     1
                                                                         ---
    Total.............................................................   $ 7
                                                                         ---
                                                                         ---

    Rent expense for the above leases was $4 for the three months ended March 25, 1996.

    The Company rents land and building space for its corporate office on a month-to-month basis for $6 per month from an Arizona limited liability corporation whose owners are both directors and stockholders of the Company. Rent expense for this facility for the three months ended March 25, 1996 was $19.


    The Company has contracts with customers under which the Company guarantees that the customer will earn a specified minimum return. Payments by the Company under such guarantees were approximately $29 and $21 for the three months ended March 31, 1995 and March 25, 1996, respectively. Management estimates that it is probable that the Company will incur losses aggregating approximately $76 related to three such guarantees, all of which expire by December 31, 1996, during the remainder of the year ending December 31, 1996; therefore, such amount has also been accrued as of March 25, 1996.


    Four former employees of the Company have filed charges of employment discrimination with the Equal Employment Opportunity Commission pertaining to their termination of employment. One of the claimants has exercised her right to litigate and has filed a complaint in district court in Arizona. While the Company is unable to predict the outcome of these uncertainties, it is management's opinion that the ultimate outcome will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
Creative Food Management, Inc.
Toledo, Ohio



    We have audited the accompanying consolidated financial statements of Creative Food Management, Inc. (the "Company") as of December 31, 1993, and the related consolidated statements of operations and of cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



    In our opinion, such consolidated financial statements presents fairly, in all material respects, the financial position of the Company as of December 31, 1993 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP
July 29, 1994

                         CREATIVE FOOD MANAGEMENT, INC.
                           CONSOLIDATED BALANCE SHEET
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                                                  DECEMBER 31,
                                                                                      1993
                                                                                  ------------
                                    ASSETS
Current assets:
  Cash.........................................................................     $    176
  Accounts receivable..........................................................          718
  Inventories..................................................................          500
  Prepaid expenses and other current assets....................................           22
                                                                                  ------------
      Total current assets.....................................................        1,416
Fixtures and equipment, net....................................................        3,562
Assets held for sale...........................................................          327
Deferred costs.................................................................          224
  Other assets.................................................................          673
      Total assets.............................................................     $  6,202
                                                                                  ------------
                                                                                  ------------

               LIABILITIES AND STOCKHOLDERS' CAPITAL DEFICIENCY
Current liabilities:
  Accounts payable.............................................................     $  3,298
  Accrued expenses and other current liabilities...............................        1,385
  Current portion of long-term debt............................................          182
  Note payable.................................................................        1,807
                                                                                  ------------
      Total current liabilities................................................        6,672
Long-term debt.................................................................          421
Commitments
Stockholders' capital deficiency:
  Common stock, no par value, 100 shares authorized, 80 shares issued and
outstanding....................................................................          300
  Deficit......................................................................       (1,191)
                                                                                  ------------
      Total stockholders' capital deficiency...................................         (891)
                                                                                  ------------
          Total liabilities and stockholders' capital deficiency...............     $  6,202
                                                                                  ------------
                                                                                  ------------



          See accompanying notes to consolidated financial statements.

                         CREATIVE FOOD MANAGEMENT, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)



                                                                                  DECEMBER 31,
                                                                                      1993
                                                                                  ------------
Net sales......................................................................     $ 21,468
Cost of sales..................................................................       20,374
                                                                                  ------------
Gross profit...................................................................        1,094
General and administrative expenses............................................        1,731
                                                                                  ------------
Loss from operations...........................................................         (637)
Interest expense...............................................................          217
                                                                                  ------------
Net loss.......................................................................     $   (854)
                                                                                  ------------
                                                                                  ------------



          See accompanying notes to consolidated financial statements.

                         CREATIVE FOOD MANAGEMENT, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)



                                                                                  DECEMBER 31,
                                                                                      1993
                                                                                  ------------
Cash flows from operating activities:
  Net loss.....................................................................     $   (854)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation and amortization..............................................          561
  Changes in operating assets and liabilities:
    Accounts receivable........................................................          958
    Inventories................................................................          128
    Prepaid expenses and other current assets..................................          (64)
    Accounts payable...........................................................          (74)
    Accrued expenses and other current liabilities.............................         (199)
                                                                                  ------------
  Net cash provided by operating activities....................................          456
Cash flows from investing activities:
  Purchase of property and equipment...........................................       (1,304)
  Cash proceeds from sale of business units....................................        1,730
  Net cash provided by investing activities....................................          426
Cash flows from financing activities:
  Borrowings under notes payable...............................................        1,756
  Repayment of notes payable...................................................       (2,715)
                                                                                  ------------
  Net cash used in financing activities........................................         (959)
                                                                                  ------------
Decrease in cash...............................................................          (77)
Cash, beginning of year........................................................          253
                                                                                  ------------
Cash, end of year..............................................................     $    176
                                                                                  ------------
                                                                                  ------------



          See accompanying notes to consolidated financial statements.

                CREATIVE FOOD MANAGEMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)



1. SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES



    Business--Creative Food Management, Inc. (formerly VGE Acquisition Corp.) (the Company) was formed on July 13, 1992 for the purpose of acquiring the businesses of Canteen Service Co. of Toledo (Canteen), Satellite Refreshment Services, Inc. (Satellite), Fresh Express Commissary (Fresh), and Creative Food Management, Inc. (Creative) from V/Gladieux Enterprises, Inc. This transaction was completed on August 23, 1992 through the acquisition of the assets and liabilities of Canteen, Satellite and Fresh, and the purchase of the stock of Creative, and was accounted for using the purchase method of accounting.



    Also on August 23, 1992, the Company sold substantially all of the operating assets and the rights under existing contracts of the corrections division of Creative, which provided food services for various correctional facilities across the United States, for $3,042.



    Effective March 5, 1993, the Company sold all of the operating equipment and contract rights of Fresh, a wholesaler of vended food products, for $230.



    Effective June 18, 1993, the Company sold all of the assets of Satellite Vending, a division of Satellite, which operated vending machines at various industrial locations, for $1,400.



    Effective June 18, 1993 and December 10, 1993, the Company sold portions of the assets of Canteen, an operator of vending machines, for a total of $561.



    The results of operations of Creative, Fresh, Satellite and Canteen were accrued in the opening balance sheet of the Company and therefore are excluded from results of operations for the year ended December 31, 1993.



    The Company and its subsidiary continue to operate various types of food service businesses, principally vending, cafeterias and concessions. Operations serve industrial locations in Ohio and Michigan, and universities and sports complexes throughout the eastern United States.



    Basis of Presentation--The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated balance sheet, the Company has a deficit of $1,191, and the Company's current liabilities exceed its current assets by $5,256. In addition, the Company is in violation of certain restrictive covenants of its loan agreement (see Note 6).



    The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to comply with the terms and covenants of its financing agreement, to obtain additional financing or refinancing as may be required and ultimately to achieve profitable operations. Management has disposed of several business segments determined to be unprofitable. These sales have generated cash to reduce debt associated with the original acquisition of the businesses. On July 29, 1994, the Company signed a stock purchase agreement, subject to certain closing conditions, with Fine Host Corporation ("Fine Host") (see Note 10) whereby Fine Host will purchase all of the Company's outstanding stock.



    Principles of Consolidation -- The accompanying consolidated financial statements include the accounts of Creative Food Management, Inc. and its wholly-owned subsidiary. All material intercompany balances and transactions have been eliminated.

                CREATIVE FOOD MANAGEMENT, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                 (IN THOUSANDS)



1. SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


    Inventories -- Inventories are stated at the lower of cost, first-in, first-out method, or market.



    Property and Equipment -- Property and equipment recorded at cost. Depreciation is computed on the straight-line method based on the estimated useful lives of the related assets, which range from 7-10 years. Expenditures for maintenance and repairs are charged to expense as incurred.



    Deferred Costs -- Deferred costs represent organizational costs and financing fees which are being amortized over five years and the life of the related line of credit, respectively.



    Self-Insurance Programs -- The Company is self-insured for health care claims for eligible employees. Self-insured claims are accrued based upon the aggregate of the liability for reported claims subject to certain stop-loss provisions on a per claim basis and an estimated liability for claims incurred but not reported.



    Income Taxes -- The Company calculates its provision for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Certain items, such as depreciation and various accruals, are recognized for tax purposes in years other than the years in which they are reported in the financial statements. Deferred income taxes are reflected in the financial statements for those temporary differences.



    Pledges and Commitments -- The Company pledges financial support and commits to capital improvements at certain universities where it provides food service. The pledges are expensed and the improvements are capitalized.



2. ASSETS HELD FOR SALE



    Assets held for sale consist of property and equipment which was sold in April 1994 in connection with the sale of an insignificant portion of the Company's business.



3. PROPERTY AND EQUIPMENT



    Property and equipment consists of the following:



Leasehold improvements............................................   $  564
Furniture and equipment...........................................    2,379
Construction in progress..........................................    1,001
                                                                     ------
                                                                      3,944
Less accumulated depreciation.....................................      382
                                                                     ------
Net property and equipment........................................   $3,562
                                                                     ------
                                                                     ------



    The Company invests in fixtures and equipment at various locations. Upon termination of a contract, the client is generally required to purchase the assets from the Company at an amount equal to their undepreciated value.

                CREATIVE FOOD MANAGEMENT, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                 (IN THOUSANDS)


4. DEFERRED COSTS AND OTHER ASSETS


    Deferred costs consist of the following:


Organization costs..................................................   $240
Financing costs.....................................................     50
                                                                       ----
                                                                        290
Less accumulated amortization.......................................     66
                                                                       ----
  Total.............................................................   $224
                                                                       ----
                                                                       ----



    Other assets consist of the following:



Contracts, net accumulated amortization of $202.....................   $556
Non-compete agreements, net of accumulated amortization of $78......     42
Other...............................................................     75
                                                                       ----
  Total.............................................................   $673
                                                                       ----
                                                                       ----


    In connection with the acquisition of the business in 1992, the Company acquired the rights to the contract agreements held by the former owner to provide food services at various locations. The value assigned to those agreements was based on the estimated cash flows to be generated under the contracts, and is being amortized over five years.



    In addition, the Company paid $250 to the former owner for a three year non-compete agreement, which is being amortized over the life of the agreement. A portion of the non-compete agreement was allocated to the business segments sold, and were written off in connection with those sales.


5. LONG-TERM DEBT



    Long-term debt consists of the following:



Note issued to the seller, subordinated to the line of credit, bearing interest at 1% over the prime rate of the First National
  Bank of Chicago (7% at December 31, 1993). Monthly payments of
  principal and interest through September 1997.....................   $ 460
Installments notes secured by related equipment; payable monthly through 1995. The net book value of the equipment is approximately
equal to the amount of the debt.....................................     143
                                                                       -----
                                                                         603
Less current portion................................................     182
                                                                       -----
  Total long-term debt..............................................   $ 421
                                                                       -----
                                                                       -----



    Annual maturities of long-term debt are as follows:


1994................................................................   $ 182
1995................................................................   $ 162
1996................................................................   $ 154
1997................................................................   $ 105

                CREATIVE FOOD MANAGEMENT, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                 (IN THOUSANDS)



6. NOTE PAYABLE



    The Company has a line of credit agreement with a bank which expires August 1994 that provides for borrowings of up to $2,500 based on qualified accounts receivable and property and equipment. Interest is payable monthly based on the outstanding balance at 2% over the bank's prime rate (8% at December 31, 1993). Borrowings under this agreement were $1,807 at December 31, 1993. The line of credit is secured by accounts receivable, inventory and property and equipment of the Company. The line of credit is also personally guaranteed by the Company's shareholders and the outstanding stock of the Company has been pledged as additional collateral for the note.



    The credit agreement requires, among other things, minimum working capital and current ratios, minimum tangible net worth and other restrictive covenants. At December 31, 1993, the Company was in violation of these debt covenants which is an event of default that could accelerate the repayment of the note. As of July 29, 1994, the bank has not demanded repayment of the note and is negotiating the refinancing of the note payable with the purchaser noted in Note 9.



7. INCOME TAXES



    Deferred income taxes consist of the following:



Deferred asset:
  Vacation accrual.................................................   $  51
  Severance agreement..............................................      34
  Accrued pledged..................................................      32
  Bad debt allowance...............................................      21
  Inventory reserve................................................      21
  Other............................................................      72
  Net operating loss (expires beginning 2007)......................     291
                                                                      -----
                                                                        522
  Valuation allowance..............................................    (405)
                                                                      -----
                                                                        117

Deferred liability:
  Book basis of property in excess of tax basis....................    (117)
                                                                      -----
Net deferred taxes.................................................   $   0
                                                                      -----
                                                                      -----



    During 1993, the valuation allowance increased approximately $290.



8. COMMITMENTS



    The Company leases certain equipment, automobiles, office space and other facilities under various operating leases expiring on various dates through 1997. The rental payments on these leases are based

                CREATIVE FOOD MANAGEMENT, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                 (IN THOUSANDS)



8. COMMITMENTS--(CONTINUED)


on a minimum rental with certain leases providing for additional rentals based upon a percentage of sales or income as specified in the lease agreements.



    The following is a schedule, by year, of non-cancelable operating lease payments due as of December 31, 1993:



  1994..............................................................   $102
  1995..............................................................     44
  1996..............................................................     19
  1997..............................................................      4
                                                                       ----
  Total.............................................................   $169
                                                                       ----
                                                                       ----



    Rental expense was $200 for the year ended December 31, 1993.



    The Company pledges financial support and commits to providing capital improvements at certain universities where it provides food service. As of December 31, 1993, accrued expenses includes $93 for pledges made prior to August 2, 1992 to certain universities. There are no outstanding commitments for capital improvements as of December 31, 1993.



    In connection with the acquisition of the Company, the Company is obligated under an employment agreement of a former employee to pay $4 per month through January 1996, which is included in accrued expenses as of December 31, 1993.



9. RETIREMENT PLAN



    The Company has a defined contribution plan (401k plan) covering substantially all employees of the Canteen division. Employees may elect to contribute a percentage of compensation during the plan year. Employer contributions are based upon a specified percentage of the Company's profits. There were no employer contributions during 1993.



10. SUBSEQUENT EVENTS



    On July 29, 1994, the Company signed a stock purchase agreement, subject to certain closing conditions with Fine Host whereby Fine Host will purchase all of the Company's outstanding stock for $4,500, subject to certain adjustments as defined in the stock purchase agreement.

========================================  ======================================
- ----------------------------------------  --------------------------------------

  No dealer, salesman or other person is
authorized to give any information or
to make any representation in connection with this offering not contained in this

                                                     4,030,000 SHARES

Prospectus, and any information or
representation not contained herein must
not be relied upon as having been
authorized by the Company or the
Underwriters. This Prospectus does not
constitute an offer to sell or a
solicitation of an offer to buy any
securities other than the shares of                       [LOGO]
Common Stock to which it relates, or
an offer to, or solicitation of, any
person in any jurisdiction where such
offer or solicitation would be unlawful.
Neither the delivery of this Prospectus
nor any sale made hereunder shall, under
any circumstances, create an implication
that there has been no change in the
affairs of the Company or that
information contained herein is correct
as of any time subsequent to the date
hereof.                                            FINE HOST CORPORATION
         ---------------------
           TABLE OF CONTENTS
         ---------------------
                                  Page
                                  ----
Prospectus Summary..............     3                 COMMON STOCK
Risk Factors....................     6
Use of Proceeds.................    10
Dividend Policy.................    10
Capitalization..................    11
Dilution........................    12
Selected Consolidated
Financial Data..................    13               ----------------
Unaudited Pro Forma
 Consolidated Financial Data....    15                  PROSPECTUS
Management's Discussion
 and Analysis of Financial                           ----------------
 Condition and Results
 of Operations..................    21
Business........................    29
Management......................    40
Certain Transactions............    45
Principal and Selling
 Stockholders...................    48
Description of Capital Stock....    50
Shares Eligible for Future Sale.    54             MONTGOMERY SECURITIES
Underwriting....................    56
Legal Matters...................    57             OPPENHEIMER & CO., INC.
Experts.........................    57
Additional Information..........    58
Index to Financial Statements...   F-1

     ----------------------------

    Until           , 1996 (25 days after
the date of this Prospectus), all dealers
effecting transactions in the Common
Stock, whether or not participating
in this distribution, may be required to
deliver a Prospectus.                                         , 1996
This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

- -----------------------------------------  -------------------------------------
=========================================  =====================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered which will be paid solely by the Company. All the amounts shown are estimates, except the SEC registration fee, the NASD filing fee and the NASDAQ National Market listing fee:


                                                                    AMOUNT
                                                                  ----------
SEC registration fee...........................................   $   22,754
NASD filing fee................................................        7,099
NASDAQ listing fee.............................................       32,584
Transfer agent and registrar fees and expenses.................       15,000
Printing and engraving expenses................................      125,000
Legal fees and expenses........................................      550,000
Accounting fees and expenses...................................      250,000
Blue Sky fees and expenses.....................................       15,000
Miscellaneous expenses.........................................       32,563
                                                                  ----------
    Total......................................................   $1,050,000
                                                                  ----------
                                                                  ----------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Restated Certificate of Incorporation (the "Restated Certificate") provides that the Company shall indemnify each person who is or was a director, officer or employee of the Company to the fullest extent permitted under Section 145 of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer or director in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

    A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's bylaw, agreement, vote or otherwise.

    The Restated Certificate provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemption, or (iv) for any transaction from which the director derived an improper personal benefit.

    While the Restated Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Restated Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Restated Certificate described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

    Reference is made to Section 11 of the Underwriting Agreement (Exhibit 1) which provides for indemnification of the Company, its directors, officers and controlling persons.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The Company has issued the following securities within the past three years (as adjusted to reflect a 7-for-1 stock split):

    On April 29, 1993, the Company issued a warrant to Continental Bank N.A. to purchase up to 454,657 of Non-Voting Common Stock, par value $0.01 per share, at an exercise price of $4.93 per share.

    On April 29, 1993, the Company issued a warrant to Continental Bank N.A. to purchase up to 190,792 of Non-Voting Common Stock, par value $0.01 per share, at an exercise price of $4.93 per share.

    On April 29, 1993, the Company issued a warrant to Continental Bank N.A. to purchase up to 117,712 of Non-Voting Common Stock, par value $0.01 per share, at an exercise price of $0.01 per share.

    Each of the issuances described in the previous three paragraphs was made in connection with the purchase by Continental Bank N.A. of $8,500,000 principal amount of variable rate subordinated notes of the Company.

    On April 29, 1993, the Company issued 86,942 shares of Series A Convertible Preferred Stock, par value $0.01 per share, to GRD Corporation, together with the warrants described in the following two paragraphs, for $2,999,499.

    On April 29, 1993, the Company issued a warrant to GRD Corporation to purchase up to 118,307 shares of Common Stock, par value $0.01 per share, at an exercise price of $4.93 per share.

    On April 29, 1993, the Company issued a warrant to GRD Corporation to purchase up to 453,432 shares of Common Stock, par value $0.01 per share, at an exercise price of $0.01 per share.

    On April 29, 1993, the Company issued 15,650 shares of Series A Convertible Preferred Stock, par value $0.01 per share, to The Berkley Family Limited Partnership, together with the warrants described in the following two paragraphs, in consideration for the cancellation of $539,925 in principal amount of a certain Promissory Note, dated March 2, 1992, made by the Company and payable to the order of The Berkley Family Limited Partnership.

    On April 29, 1993, the Company issued a warrant to William R. Berkley to purchase up to 81,613 shares of Common Stock, par value $0.01 per share, at an exercise price of $0.01 per share.

    On April 29, 1993, the Company issued a warrant to William R. Berkley to purchase up to 21,294 shares of Common Stock, par value $0.01 per share, an exercise price of $4.93 per share.

    On April 29, 1993, the Company issued options to Gerald Moses to purchase up to 27,944 shares of Common Stock, par value $.01 per share, at an exercise price of $4.93 per share in connection with the acquisition of Fanfare by the Company.

    On April 29, 1993, the Company issued a subordinated promissory note, due April 29, 1996, to Gerald Moses, in the aggregate principal amount of $1,125,000, in connection with the acquisition of Fanfare.

    On September 9, 1994, the Company issued a subordinated promissory note, due September 9, 1998, to James E. Kern, in the aggregate principal amount of $1,450,000, in connection with the acquisition of Creative.

    On September 9, 1994, the Company issued a subordinated promissory note, due September 9, 1998, to John F. Kusner, in the aggregate principal amount of $1,005,000, in connection with the acquisition of Creative.

    On September 9, 1994, the Company issued a subordinated promissory note, due September 9, 1998, to John C. Hjalmarson, in the aggregate principal amount of $97,000, in connection with the acquisition of Creative.

    On September 9, 1994, the Company issued a convertible subordinated promissory note, due September 9, 2000, to James E. Kern, in the aggregate principal amount of $655,000, in connection with the acquisition of Creative.

    On September 9, 1994, the Company issued a convertible subordinated promissory note, due September 9, 2000, to John F. Kusner, in the aggregate principal amount of $200,000, in connection with the acquisition of Creative.

    On November 1, 1994, the Company issued options to purchase up to 105,000 shares of Common Stock, par value $.01 per share, to various employees of the Company in consideration of services rendered.

    On April 24, 1995, the Company issued 31,579 shares of Series A Convertible Preferred Stock, par value $0.01 per share, to Interlaken Investment Partners, L.P., for a cash purchase price of $47.50 per share.

    On September 28, 1995, the Company issued options to Robert Barney to purchase up to 7,000 shares of Common Stock, par value $.01 per share, at an exercise price of $7.14 per share in consideration of services rendered.

    On September 28, 1995, the Company issued options to William Mahone, Martin O'Connell and Charles Martin to purchase up to 1,169 shares, 1,169 shares and 1,162 shares, respectively, of Common Stock, par value $.01 per share, at an exercise price of $7.14 per share in consideration of services rendered.

    On June 30, 1995, the Company issued a subordinated promissory note, due June 30, 2001, to Robert F. Barney, for the aggregate principal amount of $1,350,000, in connection with the acquisition of Northwest.

    On March 25, 1996, the Company issued 17,500 shares of Common Stock, par value $.01 per share, to William C. Smitherman and Joann McBride Smitherman jointly, at a value of $14.29 per share, in connection with the acquisition of Sun West.

    On March 25, 1996, the Company issued 8,400 shares of Common Stock, par value $.01 per share, to James E. McBride, at a value of $14.29 per share, in connection with the acquisition of Sun West.

    On March 25, 1996, the Company issued a note, due April 25, 2000, to William
C. Smitherman and Joann M. Smitherman, in the aggregate principal amount of $1,350,000, in connection with the acquisition of Sun West.

    On March 25, 1996, the Company issued a note, due April 25, 1999, to Edward
G. Enos, in the aggregate principal amount of $637,500, in connection with the acquisition of Sun West.

    The above transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act, pursuant to Section 4(2) thereof. The sale of securities was without the use of an underwriter, and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


EXHIBIT NO.                                      DESCRIPTION
- -----------   ---------------------------------------------------------------------------------

     1        Form of Underwriting Agreement

    *2        Stock Purchase Agreement, dated as of March 25, 1996, by and among the Company,
              William C. Smitherman, Jo Ann McBride Smitherman, James E. McBride and Edward G.
              Enos.

    *3.1      Restated Certificate of Incorporation

    *3.2      Form of Restated Certificate of Incorporation

    *3.3      By-Laws

    *3.4      Form of Restated By-Laws

    *4        Specimen of Registrant's Common Stock certificate

    *5        Opinion of Willkie Farr & Gallagher as to the legality of the Common Stock

   *10.1      Subscription Agreement, dated as of April 29, 1993, by and among the Company, GRD
              Corporation, The Berkley Family Limited Partnership and William R. Berkley.

   *10.2      Registration Rights Agreement, dated as of April 29, 1993, by and among the
              Company, Continental Bank N.A., GRD Corporation and William R. Berkley.

   *10.3      Warrant, dated April 29, 1993, issued to GRD Corporation, to purchase up to
              118,307 shares of Common Stock, par value $0.01 per share, at a price of $4.93 per share.

   *10.4      Warrant, dated April 29, 1993, issued to GRD Corporation, to purchase up to
              453,432 shares of Common Stock, par value $0.01 per share, at a price of $0.01 per share.

   *10.5      Warrant, dated April 29, 1993, issued to William R. Berkley, to purchase up to
              21,294 shares of Common Stock, par value $0.01 per share, at a price of $4.93 per share.

   *10.6      Warrant, dated April 29, 1993, issued to William R. Berkley, to purchase up to
              81,613 shares of Common Stock, par value $0.01 per share, at a price of $0.01 per share.

   *10.7      Note Purchase Agreement, dated as of April 29, 1993, between the Company and
              Continental Bank N.A.

EXHIBIT NO.                                      DESCRIPTION
- -----------   ---------------------------------------------------------------------------------
   *10.8      Amendment No. 1 to the Note Purchase Agreement, dated as of June 7, 1994, between the Company and Bank of America Illinois, formerly known as Continental Bank N.A.

   *10.9      Amendment No. 2 to the Note Purchase Agreement, dated as of April 24, 1995, between the Company and Bank of America Illinois, formerly known as Continental
              Bank N.A.

   *10.10     Combined Warrant, dated as of April 24, 1995, issued to Bank of America Illinois, formerly known as Continental Bank N.A., to purchase up to 113,113 shares of
              Non-Voting Common Stock, par value $0.01 per share, at a price of $4.93 per share.

   *10.11     Combined Warrant, dated as of April 24, 1995, issued to Bank of America Illinois, formerly known as Continental Bank N.A., to purchase up to 379,694 shares of
              Non-Voting Common Stock, par value $0.01 per share, at a price of $4.93 per share.

   *10.12     Warrant, dated as of April 29, 1993, issued to Bank of America Illinois, formerly known as Continental Bank N.A., to purchase up to 117,712 shares of Non-Voting
              Common Stock, par value $0.01 per share, at a price of $0.01 per share.

   *10.13     Second Amended and Restated Loan Agreement, dated as of April 24, 1995, as amended, among the Company, as borrower, its Subsidiaries and USTrust, The Daiwa
              Bank Limited, NBD Bank and State Street Bank and Trust Company.

   *10.14     Subscription Agreement, dated as of April 24, 1995, by and among the Company and
              Interlaken Investment Partners, L.P.

   *10.15     Registration Rights Agreement, dated as of April 24, 1995, between the Company and Interlaken Investment Partners, L.P.

   *10.16     Advisory Services Agreement, dated as of March 25, 1996, between the Company and
              Interlaken Capital, Inc.

   *10.17     Form of 1994 Stock Option Plan, as amended

   *10.18     Form of 1996 Non-Employee Director Stock Option Plan

   *10.19     Employment Agreement, dated as of June 30, 1995, by and among the Company,
              Northwest Food Service, Inc. and Robert F. Barney.

   *10.20     Lease, dated as of January 31, 1994, as amended, between the Company and Fawn
              Associates Limited Partnership, in regard to 3 Greenwich Office Park, Greenwich,
              Connecticut.

   *10.21     Commercial Lease Agreement, dated as of January 1, 1991, as amended, between
              Robert F. Barney and Northwest Food Service, Inc., in regard to certain parcel of real property located in Boise, Idaho.

   *10.22     Business Property Lease, dated as of October 27, 1995, between Telegraph Ind.
              Plaza Ltd. and Creative Food Management, Inc., in regard to 6061 Telegraph Road,
              Toledo, Ohio.

   *10.23     Lease, dated March 22, 1996, between 19 West Alameda, LLC and Sun West Services,
              Inc., in regard to Suite 101, 19 West Alameda Drive, Tempe, Arizona.

    10.24     Form of Promissory Note from Richard E. Kerley to the Company.

    10.25     Form of Promissory Note from Randy B. Spector to the Company.

    10.26     Form of Promissory Note from Douglas M. Stabler to Interlaken Capital Partners
              Limited Partnership.

    10.27     Form of Promissory Notes from Randall K. Ziegler to the Company and Interlaken
              Capital Partners Limited Partnership.

    10.28     Form of Registration Rights Agreement by and among the Company and Messrs.
              Kerley, Spector, Ziegler and Stabler.

    11        Computations of Per Share Earnings

   *21        Subsidiaries

   *23.1      Consent of Willkie Farr & Gallagher (included in their opinion filed as Exhibit
              5.1)

    23.2      Consents of Deloitte & Touche LLP

EXHIBIT NO.                                      DESCRIPTION
- -----------   ---------------------------------------------------------------------------------
   *24        Power of Attorney

    27        Financial Data Schedule

   *99.1      Consent of Ronald E. Blaylock to being named as a director.

   *99.2      Consent of Jack H. Nusbaum to being named as a director.


- ------------

 * Previously filed.

    (b) Financial Statement Schedules

    None.

ITEM 17. UNDERTAKINGS

    (1) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Restated Certificate, Bylaws, the Underwriting Agreement or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (3) The Registrant hereby undertakes that:

        (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

        (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in New York, New York on May 29, 1996.


                                          FINE HOST CORPORATION

                                          By: /s/ RICHARD E. KERLEY
                                              ..................................

                                              Name: Richard E. Kerley
                                             Title: President and Chief
                                                    Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                               TITLE                        DATE
- ------------------------------------  ------------------------------------   ---------------

                          *           President and Chief Executive           May 29, 1996
 ....................................    Officer and Director (Principal
         Richard E. Kerley              Executive Officer)

        /s/ NELSON A. BARBER          Senior Vice President and Chief         May 29, 1996
 ....................................    Financial Officer (Principal
          Nelson A. Barber              Financial and Accounting Officer)

                          *           Executive Vice President and            May 29, 1996
 ....................................    Director
         Randall K. Ziegler

                          *           Chairman of the Board of Directors      May 29, 1996
 ....................................
         William R. Berkley

                          *           Director                                May 29, 1996
 ....................................
          Andrew M. Bursky

                          *           Director                                May 29, 1996
 ....................................
         Catherine B. James

                          *           Director                                May 29, 1996
 ....................................
          Joshua A. Polan

* By:
          /s/ NELSON A. BARBER
 ....................................
          Nelson A. Barber
          Attorney-in-Fact

                                   APPENDIX A

    This Registration Statement contains spaces for the following graphic and image materials:

        (1) The front cover will be folded. The inside front cover contains a map of the United States showing the locations of the Company's facilities.


        (2) The fold-out portion of the front cover contains 7 photographs of Company employees and facilities.



        (3) The inside back cover contains 10 logos of certain education and corporate dining clients served by the Company.

                                 EXHIBIT INDEX


EXHIBIT NO.                                DESCRIPTION                                 PAGE NO.
- -----------   ----------------------------------------------------------------------   --------

     1        Form of Underwriting Agreement

    *2        Stock Purchase Agreement, dated as of March 25, 1996, by and among the
              Company, William C. Smitherman, Jo Ann McBride Smitherman, James E.
              McBride and Edward G. Enos.

    *3.1      Restated Certificate of Incorporation

    *3.2      Form of Restated Certificate of Incorporation

    *3.3      By-Laws

    *3.4      Form of Restated By-Laws

    *4        Specimen of Registrant's Common Stock certificate

    *5        Opinion of Willkie Farr & Gallagher as to the legality of the Common
              Stock

   *10.1 Subscription Agreement, dated as of April 29, 1993, by and among the Company, GRD Corporation, The Berkley Family Limited Partnership and
              William R. Berkley.

   *10.2      Registration Rights Agreement, dated as of April 29, 1993, by and among the Company, Continental Bank N.A., GRD Corporation and William
              R. Berkley.

   *10.3      Warrant, dated April 29, 1993, issued to GRD Corporation, to purchase up to 118,307 shares of Common Stock, par value $0.01 per share, at a price of $4.93 per share.

   *10.4      Warrant, dated April 29, 1993, issued to GRD Corporation, to purchase up to 453,432 shares of Common Stock, par value $0.01 per share, at a price of $0.01 per share.

   *10.5 Warrant, dated April 29, 1993, issued to William R. Berkley, to purchase up to 21,294 shares of Common Stock, par value $0.01 per share, at a price of $4.93 per share.

   *10.6 Warrant, dated April 29, 1993, issued to William R. Berkley, to purchase up to 81,613 shares of Common Stock, par value $0.01 per share, at a price of $0.01 per share.

   *10.7      Note Purchase Agreement, dated as of April 29, 1993, between the
              Company and Continental Bank N.A.

   *10.8      Amendment No. 1 to the Note Purchase Agreement, dated as of June 7,
              1994, between the Company and Bank of America Illinois, formerly known as Continental Bank N.A.

   *10.9      Amendment No. 2 to the Note Purchase Agreement, dated as of April 24,
              1995, between the Company and Bank of America Illinois, formerly known as Continental Bank N.A.

   *10.10     Combined Warrant, dated as of April 24, 1995, issued to Bank of
              America Illinois, formerly known as Continental Bank N.A., to purchase up to 113,113 shares of Non-Voting Common Stock, par value $0.01 per share, at a price of $4.93 per share.

   *10.11     Combined Warrant, dated as of April 24, 1995, issued to Bank of
              America Illinois, formerly known as Continental Bank N.A., to purchase up to 379,694 shares of Non-Voting Common Stock, par value $0.01 per share, at a price of $4.93 per share.

   *10.12     Warrant, dated as of April 29, 1993, issued to Bank of America
              Illinois, formerly known as Continental Bank N.A., to purchase up to
              117,712 shares of Non-Voting Common Stock, par value $0.01 per share, at a price of $0.01 per share.

EXHIBIT NO.                                DESCRIPTION                                 PAGE NO.
- -----------   ----------------------------------------------------------------------   --------
   *10.13     Second Amended and Restated Loan Agreement, dated as of April 24,
              1995, as amended, among the Company, as borrower, its Subsidiaries and
              USTrust, The Daiwa Bank Limited, NBD Bank and State Street Bank and
              Trust Company.

   *10.14 Subscription Agreement, dated as of April 24, 1995, by and among the Company and Interlaken Investment Partners, L.P.

   *10.15     Registration Rights Agreement, dated as of April 24, 1995, between the
              Company and Interlaken Investment Partners, L.P.

   *10.16     Advisory Services Agreement, dated as of March 25, 1996, between the
              Company and Interlaken Capital, Inc.

   *10.17     Form of 1994 Stock Option Plan, as amended

   *10.18     Form of 1996 Non-Employee Director Stock Option Plan

   *10.19 Employment Agreement, dated as of June 30, 1995, by and among the Company, Northwest Food Service, Inc. and Robert F. Barney.

   *10.20 Lease, dated as of January 31, 1994, as amended, between the Company and Fawn Associates Limited Partnership, in regard to 3 Greenwich
              Office Park, Greenwich, Connecticut.

   *10.21 Commercial Lease Agreement, dated as of January 1, 1991, as amended, between Robert F. Barney and Northwest Food Service, Inc., in regard to certain parcel of real property located in Boise, Idaho.

   *10.22     Business Property Lease, dated as of October 27, 1995, between
              Telegraph Ind. Plaza Ltd. and Creative Food Management, Inc., in regard to 6061 Telegraph Road, Toledo, Ohio.

   *10.23     Lease, dated March 22, 1996, between 19 West Alameda, LLC and Sun West
              Services, Inc., in regard to Suite 101, 19 West Alameda Drive, Tempe,
              Arizona.

    10.24     Form of Promissory Note from Richard E. Kerley to the Company.

    10.25     Form of Promissory Note from Randy B. Spector to the Company.

    10.26     Form of Promissory Note from Douglas M. Stabler to Interlaken Capital
              Partners Limited Partnership.

    10.27     Form of Promissory Notes from Randall K. Ziegler to the Company and
              Interlaken Capital Partners Limited Partnership.

    10.28 Form of Registration Rights Agreement by and among the Company and Messrs. Kerley, Spector, Ziegler and Stabler.

    11        Computations of Per Share Earnings

   *21        Subsidiaries

   *23.1 Consent of Willkie Farr & Gallagher (included in their opinion filed as Exhibit 5.1)

    23.2      Consents of Deloitte & Touche LLP

   *24        Power of Attorney

    27        Financial Data Schedule

   *99.1      Consent of Ronald E. Blaylock to being named as a director.

   *99.2      Consent of Jack H. Nusbaum to being named as a director.


- ------------

* Previously filed.